UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RED LION HOTELS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:

As of January 20, 2021, (a) 25,501,255 shares of common stock issued and outstanding (to be canceled in exchange for a cash payment of $3.50 per share upon consummation of the merger described in this proxy statement), (b) 221,076 shares of common stock underlying outstanding vested and unvested restricted stock units (“RSUs”) (to be canceled in exchange for a cash payment of $3.50 per RSU (the “cashed-out RSUs”)), and (c) 15,603 shares of common stock underlying issued and outstanding performance stock units, whether vested or unvested, assuming achievement of the applicable performance goals at the target level of attainment (“PSUs”) (to be canceled in exchange for a cash payment of $3.50 per share (the “cashed-out PSUs”)).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated based on the sum of (a) 25,501,255 shares of common stock issued and outstanding multiplied by $3.50, (b) 221,076 cashed-out RSUs multiplied by $3.50 and (c) 15,603 cashed-out PSUs multiplied by $3.50. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001091 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:

$90,082,769.00

	(5)	Total fee paid:

$9,828.04

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JANUARY 26, 2021

RED LION HOTELS CORPORATION

1550 Market St. #425

Denver, Colorado 80202

[●], 2021

To Our Shareholders:

Your vote is important. The failure of any shareholder to vote will have the same effect as a vote against the proposal to approve the merger agreement.

You are cordially invited to attend a special meeting of shareholders (the “special meeting”) of Red Lion Hotels Corporation, a Washington corporation (the “Company”). The special meeting will be held via live webcast on [●], at [●]. The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual special meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (COVID-19).

On December 30, 2020, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”) with Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), and Roar Merger Sub Inc., a newly formed Washington corporation and a wholly owned subsidiary of Parent (“merger sub”), providing for, subject to the satisfaction or waiver of specified conditions set forth therein, the acquisition of the Company by Parent. Subject to the terms and conditions of the merger agreement, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve the merger agreement (Proposal 1);

•

a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (Proposal 2); and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such special meeting to approve such proposal (Proposal 3).

If the merger is completed, the holders of the common stock, par value $0.01 per share, of the Company (the “common stock”) will receive $3.50 in cash, without interest, less any applicable withholding taxes, for each share of common stock that they own immediately prior to the time the merger becomes effective (the “effective time”), other than shares owned, directly or indirectly, by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time, and other than holders who are entitled to demand and properly demand dissenters’ rights under the Washington Business Corporation Act of the State of Washington.

The Board of Directors of the Company (the “Company Board”) reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. After consideration, the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted, approved and confirmed the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the merger be submitted to the Company’s shareholders for approval at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s shareholders vote in favor of the approval of the merger agreement and the merger. Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

The accompanying proxy statement provides you with more specific information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about the Company from the documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”), including those incorporated by reference into the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the merger is approved by holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the meeting. The failure of any shareholder to vote will have the same effect as a vote against the merger agreement. Accordingly, whether or not you plan to attend the virtual special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the envelope provided or by voting over the telephone or over the internet as instructed in these materials.

Thank you for your cooperation and continued support.

Very truly yours,

R. Carter Pate

Chairman of the Company Board

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED [●], 2021 AND IS FIRST BEING MAILED

TO SHAREHOLDERS OF THE COMPANY ON OR ABOUT [●], 2021.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JANUARY 26, 2021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [●], 2021

To Our Shareholders:

A special meeting of shareholders (the “special meeting”) of Red Lion Hotels Corporation, a Washington corporation (the “Company”), will be held via live webcast on [●], at [●]. The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote online. You will need your 16-digit control number, provided on your proxy card, to join the special meeting. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (COVID-19). We encourage you to allow ample time for online check-in, which will open at [●]. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting for the following purposes:

1.

Approval of the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 30, 2020, among the Company, Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), and Roar Merger Sub Inc., a newly formed Washington corporation and a wholly owned subsidiary of Parent (“merger sub”) (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”);

2.

Non-Binding Named Executive Officer Merger-Related Compensation Proposal. To consider and vote on a proposal to approve, on a non-binding advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (such proposal, the “non-binding named executive officer merger-related compensation proposal”); and

3.

Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”).

The Board of Directors of the Company unanimously recommends that the shareholders of the Company vote “FOR” the merger agreement proposal, “FOR” the non-binding named executive officer merger-related compensation proposal and “FOR” the adjournment proposal, each as described in greater detail in the accompanying proxy statement.

Only shareholders of record at the close of business on [●], 2021 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting in accordance with the merger agreement.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

To ensure your representation at the special meeting, regardless of whether you plan to attend the virtual special meeting, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy or voting instruction card as promptly as possible in the postage-paid envelope enclosed. Alternatively, you may vote by telephone or over the internet as instructed in these materials. If you are voting by telephone or over the internet, then your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting. Your proxy is being solicited by the Board of Directors of the Company.

A shareholder who does not vote in favor of the merger agreement proposal will have the right to seek payment of the fair value of the shareholder’s shares if the merger is completed, but only if such shareholder, before the vote is taken on the merger agreement proposal, delivers written notice to the Company of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed merger is effected and complies with all other requirements of Chapter 23B.13 of the Washington Business Corporation Act of the State of Washington (the “WBCA”). A copy of Chapter 23B.13 of the WBCA is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Dissenters’ Rights” in the accompanying proxy statement.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock, par value $0.01 per share, of the Company entitled to vote at the meeting. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal.

By Order of the Board of Directors,

Gary Kohn
Executive Vice President Chief Financial Officer, Secretary and Treasurer

Denver, Colorado

[●], 2021

Please Vote—Your Vote is Important

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you are a shareholder of record, voting online during the special meeting will revoke any proxy that you previously submitted. The shareholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders and the “street name” shareholders who beneficially owned shares of our common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned 16-digit control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank broker or other nominee for instructions. If you are a shareholder of record and you fail to (1) return your proxy, (2) grant your proxy or provide voting instructions electronically over the internet or by telephone or (3) attend and vote at the virtual special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal.

If you hold your shares in “street name,” you will need to instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card provided by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you fail to return your voting instruction card or otherwise properly instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents referred to or incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders: (877) 800-5194

Banks and Brokers: (212) 750-5833

SUMMARY TERM SHEET

This Summary Term Sheet, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 10, summarizes certain of the material information set forth or incorporated by reference in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 80 for additional information regarding the documents incorporated by reference in this proxy statement. In this proxy statement, the terms “the Company,” “we,” “our” and “us” refer to Red Lion Hotels Corporation and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Merger (page 17)

The Company is primarily engaged in the franchising and ownership of upscale, midscale and economy hotels in the U.S. and Canada under the following proprietary brands: Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse Extended Stay, Americas Best Value Inn, Canadas Best Value Inn, Signature Inn and Knights Inn, and their respective brand extensions. Established in 1959, the Company currently owns, franchises, licenses, or provides connectivity services to approximately 950 hotels representing approximately 58,638 available rooms system wide.

Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), is one of the fastest growing hospitality companies in the United States, with seven brands that, collectively, operate across the globe, including the United States, Canada, Chile, Colombia, Ecuador, Egypt, Peru and St. Maarten.

Roar Merger Sub Inc., a Washington corporation (“merger sub”), is a wholly owned subsidiary of Parent formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger, merger sub will be merged with and into the Company, and merger sub will cease to exist.

The Merger (page 22)

You are being asked to approve the Agreement and Plan of Merger, dated as of December 30, 2020, among the Company, Parent and merger sub (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which, subject to the terms and conditions set forth therein, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, the Company will cease to be a publicly traded company, and you will cease to have any rights in the Company as a shareholder except the right to receive the merger consideration.

Consideration to Be Received in the Merger (page 49)

If the merger is completed, each share of the Company’s common stock, par value $0.01 per share (the “common stock”), other than as provided below, will be converted into the right to receive $3.50 in cash, without interest, less any applicable withholding taxes (the “merger consideration”). Only the following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger: (i) shares owned, directly or indirectly, by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time (as defined below) and (ii) shares for which the holder, who is entitled to demand, and properly and timely demands, dissenters’ rights in the manner required under Chapter 23B.13 of the Washington Business Corporation Act of the State of Washington (the “WBCA”).

Treatment of RSUs, PSUs and the Company ESPP (pages 50, 50 and 55, respectively)

Treatment of RSUs

Subject to the terms of the merger agreement, time-based restricted stock unit awards covering shares of common stock (the “Company RSUs”) will be treated as follows: at the time the merger shall become effective as set forth in the Articles of Merger filed with the Secretary of the State of Washington in accordance with the merger agreement (the “effective time”), the Company RSUs that are outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company RSU. For more information, see “The Merger Agreement—Treatment of RSUs.”

Treatment of PSUs

Subject to the terms of the merger agreement, at the effective time, performance-based restricted stock unit awards covering shares of common stock (the “Company PSUs”) that are outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company PSU, provided that the number of shares subject to such Company PSU will be determined as though the applicable performance goals under such Company PSU were satisfied at the applicable “target level” of performance and will be prorated based on the portion of the applicable performance period up to and including the effective time. For more information, see “The Merger Agreement—Treatment of PSUs.”

Treatment of the Company ESPP

The merger agreement provides that, with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”), the Company will not start any new offering periods under the Company ESPP prior to the earlier of the effective time or the termination of the merger agreement. For more information, see “The Merger Agreement—Conduct of Business Pending the Merger.”

When the Merger Is Expected to Be Completed

The Company currently anticipates that the merger will be completed in the first half of 2021. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the first half of 2021.

The Special Meeting (pages 10 and 18)

A special meeting of our shareholders will be held via live webcast on [●], at [●] (the “special meeting”). The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote online. You will need your 16-digit control number, provided on your proxy card, to join the virtual special meeting. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to, among other things, vote for the merger agreement proposal. See “Questions and Answers About the Special Meeting and Merger” and “The Special Meeting of the Company’s Shareholders.”

Record Date and Quorum (page 18)

Only holders of record of common stock, as of the close of business on [●], 2021, the date established by the Board of Directors of the Company (the “Company Board”) as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were [●] shares of common stock outstanding.

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting, present virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. For more information, see “The Special Meeting of the Company’s Shareholders—Who Can Vote at the Special Meeting” and “The Special Meeting of the Company’s Shareholders—Quorum for the Special Meeting.”

Votes Required (page 18)

Adoption and approval of the merger agreement (the “merger agreement proposal”) requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the meeting.

Approval of the specified compensation that may become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the “non-binding named executive officer merger-related compensation proposal”), requires the votes cast favoring such proposal to exceed the votes cast opposing such proposal.

Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”) requires the affirmative vote of the holders of at least a majority of the shares of common stock represented virtually or by proxy at the special meeting, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement proposal, but will not affect the outcome of the non-binding named executive officer merger-related compensation proposal. Abstentions and broker non-votes will have the same effect as a vote against the adjournment proposal; failures to vote will not affect the outcome of the adjournment proposal.

Recommendation of the Company Board (page 31)

After consideration of various factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted, approved and confirmed the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the merger be submitted to the Company’s shareholders for approval at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s shareholders vote in favor of the approval of the merger agreement and the merger (the “recommendation of the Company Board”).

Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of the Company Board, you should be aware that some of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests include, among others:

•

accelerated vesting of the Company RSUs and the Company PSUs (determined as though the applicable performance goals under such Company PSUs were satisfied at the applicable “target level” of performance and applying proration based on the portion of the applicable performance period) held by executive officers and other employees, in each case, in connection with the consummation of the merger;

•	with respect to certain executive officers and other key employees, the opportunity to receive cash severance payments and benefits; and

•	continued indemnification and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.

The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the merger agreement to the Company’s shareholders. For more information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Voting Agreement (page 48)

Concurrently with the execution of the merger agreement, Parent and each of the directors and executive officers of the Company who hold common stock (who collectively beneficially owned approximately 1.9% of the outstanding common stock as of the date of the merger agreement), entered into a voting agreement pursuant to which they have agreed, among other things and subject to the terms and conditions of the voting agreement, to vote each of the shares they beneficially own as of the record date established by the Company Board for the special meeting, in favor of the merger agreement proposal and any other matters necessary for the consummation of the merger and other transactions contemplated by the merger agreement, including the non-binding named executive officer merger-related compensation proposal and the adjournment proposal.

The obligations of the Company’s directors and executive officers who hold common stock under the voting agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the merger, (ii) the date on which the merger agreement is validly terminated in accordance with its terms, (iii) the change of recommendation of the Company Board in favor of the transaction prior to obtaining shareholder approval, (iv) the completion of the special meeting and the inspectors’ certification of the voting results (regardless of whether the merger agreement is approved or not) and (v) written notice of the termination of the voting agreement by Parent to the directors and executive officers of the Company who hold common stock.

Opinion of Financial Advisor to the Company (page 33 and Annex B)

The Company has retained Jefferies LLC (“Jefferies”) as its lead financial advisor in connection with a possible sale, disposition or other business combination involving the Company. In connection with this engagement, the Company Board requested that Jefferies evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement. At a meeting of the Company Board held on December 30, 2020 to evaluate the merger, Jefferies rendered its opinion to the Company Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion, dated as of December 30, 2020, was provided for the use and benefit of the Company Board (in its capacity as such) in its consideration of the merger and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement (other than the merger consideration to the extent expressly specified therein) or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of common stock should vote on the merger or any matter related thereto. See “The Merger—Opinion of Financial Advisor to the Company” beginning on page 33.

Certain U.S. Federal Income Tax Consequences (page 46)

The exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger”) of common stock who exchanges shares of common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

No Solicitation; Recommendations of the Merger (page 58)

In the merger agreement, the Company has agreed that the Company will not, and will cause each of its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”), or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data in furtherance of, any acquisition proposal or any inquiry, proposal or offer that would be reasonably likely to lead to any acquisition proposal; (iii) enter into any agreement or contract relating to any acquisition proposal (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement); (iv) grant any waiver, amendment or release under, or fail to enforce any standstill or confidentiality agreement (other than to permit the submission of a confidential acquisition proposal to the extent the Company Board determines in good faith (after consultation without outside legal counsel), that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law) or grant any waiver or approval under any takeover law with respect to any acquisition proposal or (v) propose publicly to do any of the foregoing. However, the merger agreement allows the Company to furnish non-public information or data and participate in discussions or negotiations under certain circumstances prior to obtaining the requisite approval of the Company’s shareholders.

In the merger agreement, the Company has also agreed that the Company Board, subject to certain exceptions contained in the merger agreement, will not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent, or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the recommendation of the Company Board, (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable, or propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any acquisition proposal, (iii) fail to include the recommendation of the Company Board in whole or in part in this proxy statement or any filing or amendment or supplement relating hereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within the earlier of three business days of the special meeting and 10 business days after it is announced or (v) fail, within the earlier of three business days of the special meeting and 10 business days of a request by Parent following the public announcement of an acquisition proposal, to reaffirm the recommendation of the Company Board.

However, at any time prior to obtaining shareholder approval, upon the occurrence of an intervening event (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”), the Company may make an adverse recommendation change (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) if (i) the Company has (A) provided to Parent three business days’ prior written notice setting forth in reasonable detail information describing the intervening event and expressly stating that the Company Board has determined to make an adverse recommendation change and (B) prior to making such an adverse recommendation change, negotiated with Parent in good faith (to the extent Parent wishes to negotiate) during such three day period to make adjustments to the terms and conditions of the merger agreement such that the failure of the Company Board to make an adverse recommendation change in response to the intervening event would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, at any time prior to obtaining shareholder approval, in response to a bona fide written acquisition proposal that did not result from a material breach of the non-solicitation covenants of the merger agreement, if the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) and that the failure to take such action would reasonably be expected to be inconsistent with the exercise of the Company Board’s fiduciary duties under applicable law, then the Company Board may make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive written acquisition agreement with respect to the superior proposal.

The Company must comply with certain provisions of the merger agreement related to Parent (including with respect to notifying Parent and negotiating in good faith with Parent) before making an adverse recommendation change or terminating the merger agreement to enter into a definitive written agreement with respect to a superior proposal.

Conditions to the Completion of the Merger (page 65)

The completion of the merger is subject to, among other things, the following conditions:

•	the approval of the merger agreement at the special meeting by the holders of at least two-thirds of the outstanding shares of common stock;

•	the absence of any legal orders, actions or restraints that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•

each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date, or with respect to certain representations and warranties, as of a time otherwise specified, in the manner described in “The Merger Agreement—Conditions to Completion of the Merger;” subject to certain materiality or material adverse effect qualifiers;

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the effective time of the merger; and

•	the absence of any, with respect to the Company, material adverse effect, in the manner described in “The Merger Agreement—Representations and Warranties.”

Financing (page 69)

The merger agreement does not contain any financing-related closing condition. Parent has represented that it and merger sub will have, as of the effective time of the merger, cash sufficient to consummate the merger and other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated therein, including to pay the merger consideration for all of the shares of common stock, to make all payments in respect of the Company RSUs and the Company PSUs as contemplated in the merger agreement, and to pay all related fees and expenses required to be paid by Parent in connection with the transactions contemplated by the merger agreement. Concurrently with the signing of the merger agreement, Parent executed and delivered an equity commitment letter with ABP Trust, a Maryland statutory trust, pursuant to which ABP Trust has committed, subject to satisfaction in full or due waiver of all of the closing conditions in the merger agreement, to contribute an aggregate of approximately $90 million in cash to Parent, in order to enable Parent to pay the merger consideration and other amounts due under the merger agreement.

Termination of the Merger Agreement (page 66)

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time, whether before or after shareholder approval:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

the merger has not been completed on or before September 30, 2021 (the “outside date”), except that neither party will have the right to terminate the merger agreement pursuant to the foregoing if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party as set forth in the merger agreement shall have been the cause of, or resulted, in the failure of the merger to be consummated by the outside date and such action or failure to perform constitutes a breach of the merger agreement;

•

any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, ruling, writ, decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such judgment, order, injunction, ruling, writ, decree or other action has become final and non-appealable, except that the party seeking to terminate the merger agreement pursuant to the foregoing must have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, ruling, writ, decree or other action pursuant to the terms of the merger agreement; or

•	the shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken;

•	by the Company:

•

if Parent or merger sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform or to be true (A) would result in the failure of one of the Company’s closing conditions and (B) cannot be cured by the outside date; or

•

prior to obtaining shareholder approval, in order to enter into a transaction that is a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) if the Company Board has received a superior proposal, the Company has complied with its obligations with respect thereto under the merger agreement and the Company reimburses Parent for certain expenses, up to a maximum amount of $750,000;

•	by Parent:

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform or to be true (A) would result in the failure of one of Parent’s closing conditions and (B) cannot be cured by the outside date; or

•	prior to obtaining shareholder approval, if the Company Board has effected an adverse recommendation change.

Termination Fees and Expenses (page 68)

Upon termination of the merger agreement under specified circumstances (including (i) upon termination by Parent after the Company has made an adverse recommendation change or (ii) a termination at the outside date or upon a material breach by the Company, followed by the Company entering into or consummating an alternative acquisition proposal within 12 months of such termination), the Company will be required to pay to Parent a termination fee of $2.5 million. In addition, pursuant to the merger agreement, the Company has agreed to reimburse Parent, merger sub and their respective affiliates for certain expenses incurred in connection with the merger agreement up to a maximum of amount of $750,000 in the event the Company terminates the merger agreement to enter into a transaction that is a superior proposal.

Specific Performance (page 69)

Each of the parties to the merger agreement is entitled to specific performance of the terms of the merger agreement, in addition to any other remedy at law or equity.

Litigation Related to the Merger (page 48)

As of the date of this proxy statement, no shareholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

Dissenters’ Rights (page 76)

Under the WBCA, a shareholder who does not vote in favor of the merger agreement proposal will have the right to dissent and demand payment of the fair value of such shareholder’s shares of common stock if the merger is completed, but only if such shareholder complies with all requirements of the WBCA for exercising dissenters’ rights, including Chapter 23B.13 of the WBCA. This fair value amount could be more than, the same as or less than the merger consideration. Any shareholder intending to exercise dissenters’ rights must, among other things, deliver to the Company before the vote on the merger agreement proposal at the special meeting written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is completed, not vote in favor of the merger agreement proposal, and, subsequently, after receiving notice from the Company that the merger has been effected, demand payment, certify that the shareholder acquired shares of the Company’s common stock before December 30, 2020, and deposit the shareholder’s share certificates, if any, with the Company. Failure to follow exactly the procedures specified under the WBCA will result in the loss of dissenters’ rights. The requirements of the WBCA for exercising dissenters’ rights are summarized in this proxy statement, including Chapter 23B.13 of the WBCA, the text of which can be found in Annex C to this proxy statement.

Market Price of the Common Stock

The closing trading price of a share of common stock on the New York Stock Exchange (“NYSE”) on December 30, 2020, the last trading day before the merger agreement was approved by the Company Board, was $2.70. On [●], 2021, which is the latest practicable trading day before this proxy statement was printed, the closing price of a share of common stock on the NYSE was $[●]. You are encouraged to obtain current market quotations for the common stock in connection with voting your shares of common stock.

Additional Information (page 80)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because on December 30, 2020 the Company entered into the merger agreement with Parent and merger sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the merger agreement proposal. The merger agreement is attached as Annex A to this proxy statement. The description of the merger agreement in this proxy statement is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.

Q:	What will the Company’s shareholders receive in the merger?

A:

If the merger is completed, each holder of common stock will receive the merger consideration of $3.50 in cash, without interest, less any applicable withholding taxes, for each share of the common stock that such shareholder owns immediately prior to the effective time, unless such shareholder properly exercises such shareholder’s dissenters’ rights under the WBCA.

Q:	When and where is the special meeting?

A:

The special meeting of Company shareholders will be held via live webcast on [●], at [●]. The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote online. You will need your 16-digit control number, provided on your proxy card, to join the special meeting. We encourage you to allow ample time for online check-in, which will open at [●]. Please note that you will not be able to attend the virtual special meeting in person.

Q:	Who is eligible to vote?

A:

Holders of record of the common stock as of the close of business on [●], 2021, the record date established by the Company Board for the special meeting, are eligible to vote. Holders of the common stock are entitled to one vote for each share of the common stock that such holder owned at the close of business on the record date for the special meeting.

Q:	What vote of the Company’s shareholders is required to approve the merger agreement proposal?

A:

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the meeting. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement proposal.

Q:	What vote of the Company’s shareholders is required to approve the other proposals to be considered at the special meeting?

A:

Approval of the non-binding named executive officer merger-related compensation proposal requires the votes cast favoring such proposal to exceed the votes cast opposing such proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of common stock represented virtually or by proxy at the special meeting, whether or not a quorum is present. Abstentions and broker-non votes will have the same effect as a vote against the adjournment proposal, but will not affect the non-binding named executive officer merger-related compensation proposal; failures to vote will not affect the outcome of either the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

Q:	How does the Company Board recommend that I vote?

A:

After consideration of various factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted, approved and confirmed the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the merger be submitted to the Company’s shareholders for approval at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s shareholders vote in favor of the approval of the merger agreement and the merger. Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

You should be aware that some of the Company’s directors and executive officers are subject to plans, agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of the Company’s shareholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance covering the Company’s executive officers; and indemnification of the Company’s directors and officers by the surviving corporation following the merger. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What do I need to do now?

A:

Please read this proxy statement carefully in its entirety, including its annexes and the documents referred to or incorporated by reference herein, to consider how the merger would affect you. After you read these materials, you should complete, sign and date your proxy or voting instruction card and mail it in the enclosed return envelope or submit your vote over the telephone or over the internet as soon as possible so that your shares can be voted at the special meeting. If you are a shareholder of record and you sign, date and mail your proxy card or otherwise submit your proxy without indicating how you wish to vote, your shares will be voted “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal.

Q:	Do I need to attend the special meeting virtually?

A:

No. It is not necessary for you to attend the special meeting virtually in order to vote your common stock. If you are a shareholder of record as of the record date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of common stock, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares of common stock to be voted at the special meeting, as described in more detail below.

Q:	How do I vote if I am a shareholder of record?

A:	If you are a shareholder of record, you may vote:

•	by proxy by returning the enclosed proxy card in the enclosed return envelope;

•	by proxy over the telephone using the telephone number printed on each proxy card you receive;

•	by proxy through the internet voting instructions printed on each proxy card you receive; or

•

by casting your vote at the special meeting via the virtual meeting website. Any shareholder of record can attend the special meeting by visiting [●], where shareholders will be able to listen to the meeting live and vote online. The special meeting starts at [●]. We encourage you to allow ample time for online check-in, which will open at [●]. You will need your 16-digit control number, found on your proxy card, to join the special meeting. Instructions on who can attend and participate via internet, including how to demonstrate proof of stock ownership, will be posted at www.proxyvote.com.

Whether or not you plan to attend the virtual special meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy. If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares of common stock with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What happens if I do not return a proxy card, voting instruction card or otherwise vote or vote to abstain?

A:

If you are a holder of record, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares are held in “street name” and you do not return your voting instruction card or otherwise instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal and the adjournment proposal.

A vote to abstain will have the same effect as voting against the merger proposal and the adjournment proposal, but it will not affect the non-binding named executive officer merger-related compensation proposal.

See “The Special Meeting of the Company’s Shareholders—Treatment of Abstentions and Broker Non-Votes.”

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy or voting instruction cards that you receive, or vote all of your shares over the telephone or over the internet in accordance with the applicable instructions, in order to vote all of the shares you own. Any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, and therefore any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Each set of proxy materials you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy or voting instruction card in the return envelope that accompanies that proxy or voting instruction card, and if you vote by telephone or over the internet, use the control number(s) on each proxy or voting instruction card, as applicable.

Q:	Why am I being asked to consider and vote on the non-binding named executive officer merger-related compensation proposal?

A:

SEC rules require the Company to seek approval on a non-binding advisory basis with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger. Approval of the non-binding named executive officer merger-related compensation proposal is not required to complete the merger.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of the merger. If you own shares of common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares immediately prior to the effective time of the merger.

Q:	Am I entitled to dissenters’ rights?

A:

Yes. Under Chapter 23B.13 of the WBCA, a shareholder who does not vote in favor of the merger agreement proposal will be entitled to dissent and to demand payment of the fair value of such shareholder’s shares only if certain requirements are satisfied. See the section entitled “Dissenters’ Rights” and Annex C of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?

A:

The exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of common stock who exchanges shares of common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

For a more detailed description of certain U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 46.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Q:	When do you expect the merger to be completed?

A:

The Company and Parent are working to be in a position to complete the merger as quickly as possible after the special meeting. The Company anticipates that the merger will be completed in the first half of 2021. In order to complete the merger, we must obtain the required shareholder approval and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What happens if the merger is not completed?

A:

In the event that the merger agreement proposal does not receive the required approvals of the shareholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today, and the Company will remain an independent public company, the common stock will continue to be listed and traded on the NYSE, the common stock will continue to be registered under the Exchange Act, and the Company’s shareholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock. Under certain circumstances, if the merger is not completed, the Company may be obligated to reimburse Parent for its transaction expenses or pay to Parent a termination fee.

Q:	Should I send in my stock certificates now?

A:

No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Parent’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR OTHERWISE SEND THEM TO THE COMPANY, PARENT OR THE PROXY SOLICITATION AGENT.

If you are a beneficial owner of shares of common stock, you will receive instructions from your broker, bank or other nominee as to how to surrender your shares and receive the merger consideration for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:

The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents referred to or incorporated by reference herein. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders: (877) 800-5194

Banks and Brokers: (212) 750-5833

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. The safe harbor provisions in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which may be referenced in the periodic reports incorporated by reference into this proxy statement, do not apply to any forward-looking statements made in connection with the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and Merger,” “The Merger—Certain Effects of the Merger,” “The Merger—Recommendation of the Company Board,” “The Merger—Opinion of Financial Advisor to the Company,” “The Merger—Certain Company Forecasts” and “The Merger Agreement,” and in statements containing the words “projects,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “should,” “would,” “could,” “potentially,” “will,” “may” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. There can be no assurances that the actual results or developments described in such forward-looking statements will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or the completion of the merger. The statements made in this proxy statement are current as of the date of this proxy statement only. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. In addition to other factors and matters contained or incorporated in this proxy statement, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the inability to complete timely, if at all, the merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions precedent to the completion of the merger;

•	the financial performance of the Company through the completion of the merger;

•	the risk that the proposed merger disrupts the Company’s current operations;

•	risks related to the disruption of management’s attention from ongoing operations due to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement;

•	limitations placed on the Company’s ability to operate its business under the merger agreement;

•

the occurrence of any event that could give rise to the termination of the merger agreement, including under circumstances that require the Company to reimburse Parent for its transaction expenses or to pay Parent a termination fee;

•	the risk that shareholder litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability;

•

the effect of the announcement or pendency of the merger on the Company’s ability to retain and hire key personnel and other employees or the Company’s business relationships (including customers and suppliers), operating results and business generally;

•	the effects of the COVID-19 pandemic;

•	economic cycles;

•	changes in future demand and supply for hotel rooms;

•	competitive conditions in the lodging industry;

•	relationships with franchisees and property owners;

•	relationships with joint venture partners;

•	the impact of government regulations;

•	the ability to obtain financing;

•	changes in energy, healthcare, insurance and other operating expenses;

•	the ability to locate lessees for rental property;

•	the Company’s dependence upon the ability and experience of our executive officers and the Company’s ability to retain or replace them;

•	the Company’s cash needs;

•	the Company’s financial performance; and

•

the other factors that are described from time to time in the Company’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2020, June 30, 2020 and September 30, 2020, respectively. See the section entitled “Where You Can Find More Information” for documents incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGER

Red Lion Hotels Corporation

The Company is primarily engaged in the franchising and ownership of upscale, midscale and economy hotels in the U.S. and Canada under the following proprietary brands: Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse Extended Stay, Americas Best Value Inn, Canadas Best Value Inn, Signature Inn and Knights Inn, and their respective brand extensions. Established in 1959, the Company currently owns, franchises, licenses, or provides connectivity services to approximately 950 hotels representing approximately 58,638 available rooms system wide. The Company was incorporated in the state of Washington on April 25, 1978. The Company’s principal executive offices are located at 1550 Market St. #425, Denver, Colorado 80202. The Company’s telephone number is (509) 459-6100. For additional information about the Company, see “Where You Can Find More Information” or visit the Company’s website at http://www.redlion.com/. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Sonesta International Hotels Corporation

Sonesta International Hotels Corporation, a Maryland corporation, which we refer to as Parent, is one of the fastest growing hospitality companies in the United States, with seven brands that, collectively, operate across the globe, including the United States, Canada, Chile, Colombia, Ecuador, Egypt, Peru and St. Maarten. Parent’s principal executive offices are located at 255 Washington Street, Newton, Massachusetts 02458. Parent’s telephone number is (800) 766-3782. Parent’s website address is https://www.sonesta.com/. The information provided on Parent’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Roar Merger Sub Inc.

Roar Merger Sub Inc., which we refer to as merger sub, is a wholly owned subsidiary of Parent, whose principal executive offices are located at 255 Washington Street, Newton, Massachusetts 02458. Merger sub’s telephone number is (800) 766-3782. Merger sub was formed solely for the purpose of facilitating Parent’s acquisition of the Company.

THE SPECIAL MEETING OF THE COMPANY’S SHAREHOLDERS

We are furnishing this proxy statement as part of the solicitation of proxies by the Company Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Time, Place and Purpose of the Special Meeting

The Company will hold the special meeting via live webcast on [●] at [●]. The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at [●]. Please note that you will not be able to attend the virtual special meeting in person.

Who Can Vote at the Special Meeting

Only holders of record of the common stock, as of the close of business on [●], 2021, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that person how to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. As of the close of business on the record date, there were [●] shares of common stock outstanding.

Quorum for the Special Meeting

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting, present virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions, but not broker non-votes, are counted as present for the purpose of determining the presence of a quorum. As of the close of business on the record date, there were [●] shares of the common stock outstanding. Accordingly, [●] shares of the common stock must be present virtually or by proxy at the special meeting to constitute a quorum.

If you are a Company shareholder of record and you vote by mail, by telephone or through the internet or at the special meeting via the virtual meeting website, then your shares of common stock will be counted as part of the quorum. If you are a “street name” holder of shares of common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares of common stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares of common stock will not be counted in determining the presence of a quorum.

Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Votes Required; Treatment of Abstentions and Broker Non-Votes

Merger Agreement Proposal. Approval of the merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the meeting. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement proposal.

Non-Binding Named Executive Officer Merger-Related Compensation Proposal. Approval of the non-binding named executive officer merger-related compensation proposal requires the votes cast favoring such proposal to exceed the votes cast opposing such proposal. Failures to vote, abstentions and broker non-votes will not affect the outcome of the non-binding named executive officer merger-related compensation proposal.

Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of common stock represented virtually or by proxy at the special meeting, whether or not a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the adjournment proposal; failures to vote will not affect the outcome of the adjournment proposal.

A broker non-vote occurs when shares of common stock held by a broker or other nominee are represented at the meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares of common stock on a particular proposal but has discretionary voting power or received instructions from the beneficial owner on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares of common stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of common stock (which we refer to as a “broker non-vote”), and your shares of common stock will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the merger agreement proposal requires the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote at the meeting, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger agreement proposal. If you do not give instructions to your broker or other nominee on any of the proposals, your shares will not be voted on any proposal or be deemed present at the special meeting.

How to Vote

Shareholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time on the day before the special meeting.

If you are a holder of record and sign and return a proxy card but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of common stock will be voted in favor of that proposal.

If you wish to vote by proxy and your shares of common stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

The shareholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, and the “street name” shareholders who beneficially owned shares of common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned 16-digit control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank, broker or other nominee for instructions.

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 800-5194 for shareholders or (212) 750-5833 for banks and brokers.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares or book-entry shares will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;

•

delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Red Lion Hotels Corporation, 1550 Market St., #425, Denver, Colorado 80202, stating that the proxy is revoked;

•	submitting a later-dated proxy card relating to the same shares of common stock; or

•

attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments

Although it is not currently expected, the special meeting may be adjourned one or more times in accordance with the merger agreement to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the merger agreement proposal. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. If a quorum is not present or the Company has not received proxies representing a number of shares sufficient to obtain shareholder approval of the merger agreement proposal, the officer presiding or acting as a secretary at the special meeting may adjourn the special meeting in accordance with the merger agreement as reasonably necessary to obtain such additional proxies and votes required to obtain shareholder approval of the merger agreement proposal. If the special meeting is adjourned, shareholders who have already submitted their proxies or voting instructions will be able to revoke them at any time prior to the final vote on the proposals. If you are a holder of record and return a proxy without indicating how you wish to vote on the adjournment proposal, your shares will have the same effect as a vote “FOR” the adjournment proposal.

Householding

Certain shareholders of the Company who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions.

Upon the written request of a shareholder of the Company at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of such document to the requesting shareholder. Written requests can be addressed to Red Lion Hotels Corporation, Attn: Investor Relations, 1550 Market St. #425, Denver, Colorado 80202 or emailed to the Company’s Investor Relations at investorrelations@rlhco.com. Shareholders may also call the Company at (303) 459-4268.

The shareholders of the Company sharing an address who are receiving multiple copies of these proxy materials or the Company’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by emailing the Company at the address above.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Company Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $15,000, plus reimbursement of out-of-pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, NY 10022. You can call Innisfree toll-free at (877) 800-5194 or collect at (212) 750-5833.

Recommendation of the Company Board

After consideration of various factors including the factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted, approved and confirmed the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the merger be submitted to the Company’s shareholders for approval at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s shareholders vote in favor of the approval of the merger agreement and the merger.

Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote “AGAINST” the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

THE MERGER (PROPOSAL 1)

The discussion of the merger and the merger agreement in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully in its entirety.

Background of the Merger

The Company Board, together with senior management, regularly reviews and assesses, and engages with the Company’s shareholders regarding, the Company’s performance, strategic direction, competitive position and business plans with a view towards strengthening the Company’s business and identifying opportunities to increase shareholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the Company Board and senior management have reviewed potential strategic alternatives, including strategic acquisitions and divestitures, in order to complement and expand the Company’s existing business and operations.

In April 2019, senior management of Party A, a foreign domiciled industry participant, approached members of the Company’s senior management team to discuss potential ways to collaborate and enhance value for their respective shareholders (including potential joint ventures and a possible business combination transaction).

On May 15, 2019, the Company and Party A executed a confidentiality agreement.

On July 2, 2019, the Company received a preliminary indication of interest from Party A to acquire the Company in an all-cash transaction at $8.60 per share (representing a 20% premium to the 10-day volume-weighted average price of the Company as of July 1, 2019), subject to continued due diligence.

On July 9, 2019, the Company Board, together with members of senior management of the Company, met to discuss the proposal from Party A. Also attending the meeting were representatives of CS Capital Advisors, LLC (“CSCA”), a financial advisory firm with a long-standing relationship with the Company, and representatives of Jefferies, who had been invited upon the recommendation of a member of the Company Board based upon Jefferies’ expertise in transactions similar to the transaction proposed by Party A.

Following discussion, the Company Board directed the Company and its advisors to indicate to Party A that the Company was willing to engage in further discussions but that the initial price from Party A was too low. At the request of the Company Board, representatives of Jefferies and CSCA subsequently delivered the message to Party A. Over the next several weeks, the Company allowed Party A to continue to conduct due diligence.

On July 12, 2019, the Company engaged CSCA as one of the Company’s financial advisors.

On August 28 and 29, 2019, the Company Board held its regularly scheduled quarterly board meeting, together with members of senior management of the Company and representatives of CSCA, Jefferies and Fox Rothschild LLP (“Fox Rothschild”), the Company’s outside legal counsel. During the meetings, the Company Board and its advisors discussed the status of discussions regarding a potential transaction with Party A as well as various potential transaction terms and negotiation strategies to improve value and certainty of any potential strategic transaction with Party A. The Company Board also discussed various strategic alternatives, including maintaining the status quo and share repurchases. The Company Board also noted the benefits of forming a strategic transaction committee of the Company Board (the “transaction committee”), with a mandate to review, assess and negotiate the terms of a potential transaction with Party A with the advice of advisors and to make recommendations to the Company Board regarding a transaction, with any potential transaction subject to final approval by the Company Board and the Company’s shareholders. Mr. Robert Wolfe (the then-current Chairman of the Company Board), Mr. Frederick Brace (a member of the Company Board), Mr. Carter Pate (a member of the Company Board) and Ms. Amy Humphreys (a member of the Company Board) were selected to serve on the transaction committee in light of their financial and business knowledge and transactional experience. The Company Board’s decision to form the transaction committee was based on considerations of efficiency. The Company Board, upon recommendation of the Compensation Committee, also approved a fee of $15,000 to be paid to each member of the transaction committee in consideration for service on the transaction committee.

On September 9, 2019, the Company engaged Jefferies as one of the Company’s financial advisors.

In September 2019, representatives of Party B, a privately-held industry participant, approached the Company regarding a potential business combination transaction. On September 14, 2019, the Company and Party B executed a confidentiality agreement.

On September 20, 2019, members of the Company’s senior management met in Denver with representatives of Party A in order for Party A to conduct additional due diligence. Party A proceeded to conduct due diligence with respect to the Company over the next several weeks.

On September 25, 2019, Party B submitted a non-binding term sheet for an all-stock reverse merger transaction pursuant to which Company B would merge with a subsidiary of the Company and the equityholders of Party B would receive approximately 70% of shares of the Company, which would remain publicly traded but controlled by the equityholders of Party B. The non-binding term sheet attributed an enterprise valuation of $550 million to Party B, plus an additional $100 million of common stock options triggered at escalating pro forma share prices.

On September 26, 2019, the Company Board, together with representatives of senior management, Fox Rothschild, Jefferies and CSCA, met to discuss the status of the due diligence efforts by Party A and the potential transaction with Party B. After discussion, the Company Board directed Jefferies and CSCA to continue to analyze the proposed transaction structure with Party B and report back to the transaction committee.

In October 2019, after conducting several weeks of financial due diligence, discussions between Party A and the Company regarding a potential transaction ceased as a result of Party A’s concerns that the Company would not meet its 2020 financial forecast.

On October 18, 2019, the Company Board, together with members of senior management and representatives of Fox Rothschild, Jefferies and CSCA, met and discussed the potential business combination transaction involving Party B.

On October 31, 2019, the Company sent a letter to Party A requesting the return or destruction of all confidential information of the Company provided to Party A in connection with its due diligence relating to the potential transaction.

On November 8, 2019, the Company announced that its then-current President and Chief Executive Officer (“CEO”) resigned from his position with the Company. On the same day, the Company reported its earnings for the third quarter of 2019 and lowered 2019 guidance for Adjusted EBITDA from a range of $20.5 - $22.5 million to $11.5 - $13.5 million. The Company’s stock price dropped from $6.46 on November 7, 2019 to $2.86 at the close of trading on November 8, 2019.

On November 11, 2019, Mr. Wolfe, who was the then-current chairman of the Company Board and a member of the transaction committee, met in Phoenix with representatives of Jefferies and the chief investment officer of Party B to discuss the potential business combination transaction, including the strategy for the pro forma company.

On November 18, 2019, the Company and Party B agreed to cease further discussions regarding a business combination transaction as a result of the Company’s concerns with Party B’s financial projections and valuation multiples.

On December 3, 2019, the Company announced that John Russell had been appointed as its interim CEO.

On December 26, 2019, the Company announced that Mr. Wolfe had provided notice of his intent to retire from the Company Board, effective December 31, 2019, and that the Company Board had appointed independent director Mr. Pate, to replace Mr. Wolfe as the Chairman of the Company Board.

During the remainder of 2019 and continuing in 2020, at the direction of the Company Board and the transaction committee, representatives of Jefferies and CSCA continued contacting and responding to inquiries from potential transaction counterparties.

On January 14, 2020, in connection with an unsolicited inquiry received by representatives of the Company on January 13, 2020, members of senior management of the Company and representatives of the Company’s financial advisors met with a financial sponsor that the Company had previously had strategic discussions with regarding a potential transaction. On January 21, 2020, the Company entered into a confidentiality agreement with such financial sponsor that contained a customary one-year standstill provision. After conducting due diligence, the financial sponsor did not submit an offer to acquire the Company.

During the first quarter of 2020, the Company and Party B re-engaged in discussions regarding a potential business combination and Party B engaged its own financial advisor with respect to a potential transaction. On January 27, 2020, the Company and Party B executed a new confidentiality agreement that contained a customary standstill provision with respect to a potential transaction that terminated upon the signing of a prospective merger agreement with a third party. Party B submitted several proposals for a reverse merger transaction with the Company over the next several weeks, culminating with a non-binding proposal made by Party B on February 18, 2020, pursuant to which existing Company shareholders would receive a $3.00 per share cash dividend and approximately 15% of the shares of the pro forma combined company, representing total implied consideration per share of approximately $5.25 assuming a 9.0x multiple of Enterprise Value / 2020 Estimated Adjusted EBITDA. The February 18, 2020 proposal from Party B was subject to Party B raising $50 million of cash from third parties.

On February 24, 2020, the Company Board, together with members of senior management and representatives of Fox Rothschild, Jefferies and CSCA, met and discussed the proposal from Party B. After the Company’s advisors provided a summary of the key terms of the updated proposal and ensuing discussion, the Company Board authorized the transaction committee, then consisting of Mr. Pate, Ms. Humphreys and Mr. Brace, to lead discussions with Party B.

On February 27, 2020, the Company reported fourth quarter and year-end 2019 results and issued a press release noting that the Company Board was committed to improving shareholder value by supporting the initiatives the management team is pursuing for franchise system stability and other opportunities that may become available.

In early March 2020, an industry consultant contacted the Company about the potential to arrange a take-private transaction. The Company entered into a confidentiality agreement with the consultant and, over the course of the remainder of 2020, the consultant arranged for certain financing sources to conduct due diligence on the Company, which never led to a proposal for a transaction.

On March 6, 2020, the Company Board, together with members of senior management of the Company and representatives of Fox Rothschild, Jefferies and CSCA, met to discuss the proposal from Party B. At such meeting, the Company Board determined to retain Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as the Company’s M&A counsel for the transaction. The Company Board formally re-established a temporary transaction committee comprised of Mr. Pate (Chair), Ms. Humphreys and Mr. Brace for purpose of leading negotiations with Party B and evaluating and responding to any other offers that may arise. The transaction committee was empowered to review, assess and negotiate the terms of a potential transaction with Party B with the advice of advisors and make recommendations to the Company Board regarding such a transaction, with any potential transaction subject to final approval by the Company Board. The Company Board also approved compensation to the transaction committee of $15,000 to the Chair (Mr. Pate) and $5,000 for each other member and a per month fee of $2,500.

On March 9, 2020, members of senior management of the Company and representatives of CSCA and Jefferies met in New York with Party B’s management and representatives of Party B’s financial advisor to discuss due diligence and the potential transaction.

On March 12, 2020, Party B withdrew its proposal for a transaction with the Company, citing uncertain and worsening operating, financial and economic conditions resulting from the COVID-19 pandemic as the basis for such withdrawal.

On March 15, 2020, after re-engaging in discussions regarding a potential transaction, the Company and Party A executed another confidentiality agreement with respect to a potential transaction which contained a customary one-year standstill provision expiring on March 11, 2021. The standstill provision restricts Party A’s ability to request or propose that the Company amend or waive any of the terms of the standstill provision. On March 20, 2020, at the direction of the Company Board, a draft merger agreement prepared by Gibson Dunn was transmitted to Party A. Party A did not submit a markup of the draft merger agreement.

On March 20, 2020, the Company executed a confidentiality agreement with a financial sponsor. The financial sponsor did not submit an offer to acquire the Company.

Also on March 20, 2020, the Company Board, together with representatives of senior management of the Company, Fox Rothschild, Jefferies and CSCA, met to receive an update on the decision of Party B to cease discussions with the Company. Representatives of Jefferies and CSCA also updated the Company Board on discussions with other parties that have executed or were negotiating confidentiality agreements with the Company.

On March 23, 2020, the Company announced that Ms. Amy Humphreys had informed the Company that she would not be seeking re-election to the Company Board at the 2020 annual meeting.

On March 25, 2020, the Company Board, together with members of senior management of the Company and representatives of Fox Rothschild, Jefferies and CSCA, met to receive an update on the re-engagement of Party A regarding a potential transaction and noted that there had been no further discussions with Party B. Representatives of Jefferies and CSCA also updated the Company Board on discussions with other parties that have executed or were negotiating confidentiality agreements with the Company.

On April 2, 2020, the Company announced the departure of its then-current Chief Financial Officer (“CFO”), Julie Shiflett, effective March 31, 2020. Nate Troup was announced as Ms. Shiflett’s replacement on the same day.

On April 9, 2020, the Company entered into a confidentiality agreement with Party C that contained a customary standstill provision that terminated upon the signing of a prospective merger agreement with a third party.

On April 27, 2020, Party C, a privately-held industry participant submitted a non-binding indication of interest to acquire the Company in an all-cash transaction for $2.50 per share and requested 90 days of exclusivity. Following discussions with representatives of Jefferies and CSCA on May 1, 2020, Party C revised its proposed purchase price from $2.50 per share to a range of $3.00 to $3.25 per share and reiterated the request for 90 days of exclusivity.

On May 12, 2020, the Company executed a confidentiality agreement with a financial sponsor. The financial sponsor did not submit an offer to acquire the Company.

In early May 2020, Party B re-engaged with the Company and its advisors. On May 13, 2020, Party B submitted a new proposal regarding a reverse merger transaction, pursuant to which existing Company shareholders would receive $0.75 per share in cash and 22.5% of the shares of the pro forma combined company, representing total implied consideration per share of approximately $3.51 assuming a 8.0x multiple of Enterprise Value / 2021 Estimated Adjusted EBITDA for the pro forma combined company. Over the course of May, June and July of 2020, the Company and Party B engaged third party advisors to conduct in-depth due diligence and negotiate transaction documentation.

On May 15, 2020, the Company announced the departure of its then-current CFO Nate Troup, and that it had engaged Gary Kohn, a financial consultant, to support the Company during its search for and transition to a new permanent CFO.

On May 19, 2020, the Company Board met together with members of senior management and representatives of the Company, CSCA, Jefferies and Gibson Dunn. At such meeting, representatives of CSCA and Jefferies provided an update on recent discussions with potential business combination counterparties and reviewed the status of discussions with Party A, Party B and Party C. Representatives of Jefferies and CSCA noted that any transaction with Party A, a foreign domiciled industry participant, could entail the risk of not obtaining certain foreign regulatory approvals that would be required, and that Party C had not obtained committed third party financing that it would require to consummate a transaction. Representatives of Gibson Dunn also discussed the potential transaction structure of a reverse merger with Party B and potential terms of a merger agreement with Party B. Following the meeting, at the direction of the Company Board, a draft merger agreement was transmitted to Party B.

After multiple weeks of discussions with potential equity financial sources, Party C communicated its inability to raise the capital needed to fund its proposal, and the Company terminated discussions with Party C.

On May 20, 2020, the Company executed a confidentiality agreement with a financial sponsor. The financial sponsor did not submit an offer to acquire the Company.

On June 1, 2020, the Company announced the appointment of Mr. Kohn as its permanent CFO, effective May 29, 2020.

On June 9, 2020, the Company announced the appointment of Mr. Russell as its permanent CEO.

On June 10, 2020, the Company and Party B agreed to revise the potential terms of a transaction to provide existing Company shareholders with $0.50 per share in cash and 25% of the pro forma combined company because of the Company’s cash position and Party B’s inability to raise third party funding to pay the cash portion of the merger consideration. As part of such proposal and in order to provide more certainty to Company shareholders, Party B would not have the right to terminate the proposed merger agreement or reduce the cash portion of the merger consideration if the Company did not have sufficient cash on hand at closing to pay the cash portion of the merger consideration.

On June 16, 2020, the Company Board, together with representatives of Jefferies, CSCA, Gibson Dunn and Fox Rothschild, met to discuss the updated potential transaction terms and timing.

Between June 16, 2020 and July 10, 2020, representatives of Gibson Dunn and legal counsel for Party B continued to negotiate definitive transaction documents.

On July 22, 2020, the Company Board, together with members of senior management and representatives of Jefferies, CSCA, Gibson Dunn and Fox Rothschild, met to discuss finalization of the proposed merger agreement with Party B with a goal to announce a transaction on July 27, 2020.

On July 27, 2020, Party B informed the Company that it was unable to obtain required approvals from a necessary stakeholder and thus would not proceed with the proposed transaction.

At the request of the Company Board, representatives of Jefferies and CSCA continued reaching out to potential counterparties regarding a business combination transaction.

On August 3, 2020, representatives of Jefferies and CSCA discussed on behalf of the Company a potential business combination with representatives of Party C, including requesting an update regarding potential equity commitments.

On August 5, 2020, the Company announced its results for the second quarter of 2020 and issued a press release noting that transaction costs for the quarter were $1.0 million comprised of fees paid to advisors engaged to review and respond to bona fide inquiries received from parties considering an investment in or acquisition of the Company. The press release further noted that the Company Board remained committed to evaluating strategic alternatives that are in the best interest of shareholders.

On August 7, 2020, the Company and Party D, a privately-held industry participant, executed a confidentiality agreement that contained a customary one-year standstill provision, and the Company and Party D began conducting reciprocal due diligence.

Also on August 7, 2020, the Company entered into a confidentiality agreement with an investment entity that did not submit an offer to acquire the Company.

On August 8, 2020, the Company executed a confidentiality agreement with a financial sponsor. The financial sponsor did not submit an offer to acquire the Company.

On August 22, 2020, the Company executed a confidentiality agreement with a financial sponsor. The financial sponsor did not submit an offer to acquire the Company. On the same day, the Company entered into a confidentiality agreement with a privately-held industry participant that did not submit an offer to acquire the Company.

On August 24, 2020, the Company entered into a confidentiality agreement with a publicly-traded industry participant. Such industry participant did not submit an offer to acquire the Company.

On August 24, 2020, the Company entered into a confidentiality agreement with a privately-held industry participant. Such industry participant did not submit an offer to acquire the Company.

On August 26, 2020, the Chairman of the Company Board spoke with the CEO of Party D regarding a potential business combination transaction.

On August 28, 2020, the Company Board expanded the mandate of the transaction committee beyond a transaction with Party B to transactions with third parties generally, such that the transaction committee was authorized and directed to lead negotiations pertaining to one or more potential transactions with such third parties as may reasonably be considered, and to respond to any offers relating to transactions with the Company that might arise.

On August 29, 2020, the Company transmitted a draft merger agreement to Party D.

On September 4, 2020, Party D submitted a preliminary, non-binding written indication of interest to combine with the Company in a reverse merger transaction pursuant to which existing Company shareholders would receive $0.50 per share in cash and 12.5% of the pro forma combined company, representing an implied total per share price for Company shareholders in the range of $2.36 to $2.75, based on an 18.0x to 20.0x multiple of 2021 Estimated EBITDA for the pro forma combined company.

In response to Party D’s indication of interest, at the request of the transaction committee, representatives of Jefferies and CSCA continued to engage with Party D to obtain a proposal that provided additional value for Company shareholders. On September 6, 2020, Party D submitted a revised preliminary, non-binding written indication of interest providing Company shareholders with $0.50 per share in cash and 15.0% of the pro forma combined company and on September 8, 2020, verbally conveyed alternative proposals whereby existing Company shareholders would either receive $0.75 per share in cash and 17.0% of the pro forma combined company (representing implied total per share consideration in the range of $3.04 to $3.59 at a 17.0x to 19.0x multiple of 2021 Estimated EBITDA for the pro forma combined company) or $1.00 per share in cash and 15.0% of the pro forma combined company.

On September 9, 2020, the transaction committee, together with representatives of Jefferies, CSCA and Gibson Dunn, met to discuss the revised proposal from Party D. At the conclusion of such meeting, the transaction committee authorized the Company to continue discussions and due diligence with Party D in an effort to reach terms that could be presented to the Company Board for consideration.

On September 11, 2020, the Company entered into a confidentiality agreement with Party E, a foreign domiciled privately-held industry participant, that contained a customary two-year standstill provision.

On September 15, 2020, the Company entered into a confidentiality agreement with an industry participant. Such industry participant did not submit an offer to acquire the Company.

On September 28, 2020, the Company executed a confidentiality agreement with Party F, a privately-held industry participant, that contained a customary standstill provision that terminated upon the execution of a prospective merger agreement with a third party.

Also on September 28, 2020, the Company entered into a confidentiality agreement with an investment entity that did not submit an offer to acquire the Company.

On October 4, 2020, the Company Board, together with representatives of Jefferies, CSCA and Gibson Dunn, met to discuss the status of the Company’s discussions with Party D.

On October 5, 2020, a related party of Parent signed a joinder to a confidentiality agreement with the Company relating to a potential transaction.

On October 17, 2020, due to concerns about the Company’s cash flows and Party D’s inability to guarantee payment of the cash portion of the merger consideration, the Company and Party D discussed a revised proposal, whereby existing Company shareholders would receive $0.50 per share in cash and 18.0% of the pro forma combined company.

On October 27, 2020, representatives of Parent met with representatives of CSCA and Jefferies to discuss a potential transaction and due diligence with respect to the Company. On October 29, 2020, representatives of Parent met with members of Company management to discuss a potential transaction and due diligence.

On October 30, 2020, Party F submitted a proposal to acquire the Company in an all-cash transaction for a total purchase price in the range of $81.5 million to $91.5 million, representing approximately $3.20 per share to $3.60 per share, less applicable transaction expenses, which Party F estimated to be $10 million in aggregate (approximately $0.40 per share).

On October 31, 2020, Party E submitted a proposal to acquire all of the equity interests of the Company in an all-cash transaction with a total purchase price between $70 million and $75 million (representing approximately $2.70 to $2.90 per share).

On November 1, 2020, representatives of the Company delivered a draft merger agreement to representatives of Party F.

On November 4, 2020, the Company announced its third quarter results and issued a press release noting that the Company had engaged advisors to review and respond to bona fide inquiries received from parties considering an investment in or acquisition of the Company. The press release further noted that the Company Board remained committed to evaluating strategic alternatives that it believed were in the best interest of shareholders, particularly as the Company had attracted attention from those who recognize that its portfolio of franchised hotels are located in areas that are less impacted by a reduction in leisure travel, and are well positioned to respond quickly to upticks in travel, especially drive-to travel.

On November 6, 2020, Parent submitted a preliminary non-binding indication of interest letter to acquire the Company in an all-cash transaction for $3.00 per share.

On November 9, 2020, representatives of the Company sent a first draft of the merger agreement to Parent.

Also on November 9, 2020, Party D informed the Company that it no longer intended to proceed with a transaction as a result of Company D’s inability to obtain the requisite approvals from its stakeholders.

Following discussions with representatives of Jefferies and CSCA, on November 13, 2020, Parent submitted a revised proposal to acquire the Company in an all-cash transaction for $3.35 per share. Representatives of Jefferies and CSCA subsequently discussed Parent’s revised proposal with the transaction committee.

On November 15, 2020, representatives of Gibson Dunn discussed the draft merger agreement with legal counsel to Party F.

Following discussions with representatives of Jefferies and CSCA, on November 18, 2020, Parent submitted a “best and final” proposal to acquire the Company in an all-cash transaction for $3.50 per share. Among other terms, Parent’s non-binding proposal provided that (1) Parent would not require any breakup fee as part of a definitive merger agreement, other than reimbursement of reasonable third-party costs up to a maximum amount to be agreed upon, in connection with a superior proposal, and (2) the Company must enter into an exclusivity arrangement with Parent through December 31, 2020, to allow Parent to conclude its due diligence review and negotiate definitive transaction documents.    On the same day, Party E verbally communicated a revised offer to acquire the Company for $3.35 per share in cash, subject to receipt of equity financing from a third party.

On November 19, 2020, the Company Board, together with representatives from Jefferies, CSCA and Gibson Dunn, met and reviewed the proposals recently received from Parent, Party E and Party F. At such meeting, the Company Board, together with its advisors, assessed the value, timing and certainty presented by each proposal. The Company Board discussed Parent’s indication that it would use cash on hand or funds from its well-capitalized owners to fund the purchase of the Company. The Company Board also noted that Parent would not require any breakup fee as part of a definitive merger agreement, other than reimbursement of reasonable third-party costs up to an agreed maximum amount. The Company Board noted that, subject to Parent’s request that the Company enter into an exclusivity arrangement with Parent, Parent had committed to providing a markup of the draft merger agreement no later than the week of November 30, 2020, while Party F had not provided a markup of the merger agreement and would not commit to providing a markup. Representatives of CSCA and Jefferies also provided an overview of the more than 30 parties who had submitted inquiries or had been contacted by CSCA and Jefferies in connection with a potential transaction and the current status of work being performed by each potential counterparty. After discussion, the Company Board determined Parent’s proposal was most likely to maximize shareholder value as compared to the proposals from Party E and Party F and agreed to grant Parent exclusivity through December 31, 2020 (so long as Parent complied with certain milestones during the exclusivity period), most notably because Parent’s proposal included the highest price per share, committed equity financing for the entire purchase price, a definitive timeline to signing transaction documentation and no breakup fee in the event of a termination for a superior proposal.

On November 21, 2020, the Company and Parent entered into an exclusivity agreement. The exclusivity agreement included an initial exclusivity period through December 10, 2020 that would terminate earlier if Parent failed to negotiate in good faith with respect to a transaction on economic and other terms described in the exclusivity agreement, including: (1) representations and warranties substantially consistent with those contained in the draft merger agreement delivered on November 9, 2020; (2) no financing contingency and Parent delivering an equity commitment letter from its owners representing the entire purchase price; (3) a customary window shop that would allow the Company to respond to unsolicited acquisition proposals and terminate the merger agreement to enter into a superior proposal transaction, subject to customary matching rights in favor of Parent and no termination fee owed to Parent, but reimbursement of up to $750,000 for reasonable and documented third-party costs; and (4) the only conditions to closing being customary public company transaction conditions. The exclusivity agreement provided that, if on December 10, 2020, Parent had been negotiating a draft merger agreement in good faith and consistent with the economic and other agreed terms, then the exclusivity period would extend until December 31, 2020.

Beginning in late November 2020 and continuing through December 2020, Parent conducted its due diligence review of the Company, and representatives of Parent met with representatives of the Company’s management and advisors to discuss the potential transaction.

On December 2, 2020, Hunton Andrews Kurth LLP (“Hunton”), the outside legal counsel to Parent, delivered a revised version of the merger agreement to Gibson Dunn and the Company. Parent also requested that the Company’s directors and executive officers enter into a voting agreement pursuant to which they would agree to vote their common stock in favor of the merger agreement. The parties and their advisors proceeded to negotiate the terms of the merger agreement, the voting agreement and related documentation over the remainder of December 2020.

On December 10, 2020, Parent delivered the necessary certification to extend the exclusivity period until December 31, 2020.

On December 22, 2020, the Company Board, together with members of senior management and representatives of Jefferies, CSCA and Gibson Dunn, met to receive an update on the status of discussions with Parent and to review the terms of the latest draft of the merger agreement. At the meeting, representatives of Jefferies provided a presentation on the key financial terms of the merger agreement and Parent’s offer and representatives of Jefferies and Gibson Dunn responded to questions from directors.

On the evening of December 30, 2020, the Company Board, together with members of senior management and representatives of Jefferies, CSCA, Gibson Dunn and Fox Rothschild, met to discuss the final version of the merger agreement. A representative of Fox Rothschild reviewed the applicable fiduciary duties of the Company Board under state law and a representative of Gibson Dunn reviewed the material terms of the merger agreement. Representatives of Jefferies then reviewed with the Company Board the Company Board’s consideration of strategic alternatives over the prior 18 months, and Jefferies’ financial analysis of the merger consideration. The Company Board then discussed the terms of the merger agreement, including the ability of the Company to respond to certain unsolicited proposals, the Company’s right to terminate the merger agreement in certain circumstances, the expense reimbursement and termination fee, provisions affecting certainty of closing, and conduct of the Company’s business during the period of time between signing and closing. Following the Company Board’s review of the terms of the final draft of the merger agreement, Jefferies rendered its opinion to the Company Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of shares of common stock of the Company pursuant to the merger agreement was fair, from a financial point of view, to such holders. Please see the section of this proxy statement entitled “The Merger—Opinion of Financial Advisor to the Company” beginning on page 33 for further description of the opinion and analysis of the financial advisor. Thereafter, the Company Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and its shareholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by the Company’s shareholders. For a description of the various factors considered by the Company Board, see the section entitled “The Merger—Recommendation of the Company Board.”

Following the Company Board meeting on the evening of December 30, 2020, the Company, Parent and Merger Sub executed and delivered the merger agreement and issued press releases announcing the execution of the merger agreement.

Recommendation of the Company Board

The Company Board, at a meeting held on December 30, 2020, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted, approved and confirmed the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the merger be submitted to the Company’s shareholders for approval at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s shareholders vote in favor of the adoption and approval of the merger agreement and the merger. Later that day, the Company executed the merger agreement, and the Company issued a press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company Board consulted with the Company’s senior management team, as well as the Company’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not necessarily listed in order of relative importance):

•

that the all-cash per share merger consideration will provide our shareholders with immediate fair value, in cash, for their shares of common stock, while avoiding the long-term business risk of retaining their shares of common stock, and while also providing such shareholders with certainty of value for their shares of common stock;

•

that the per share merger consideration represents a premium of approximately 30% to the closing share price of common stock on December 30, 2020, the last trading day prior to the Company’s press release announcing a potential transaction between the parties, and a premium of approximately 88% to the November 4, 2020 closing share price, the last trading date before the Company had most recently provided an update on its strategic alternatives;

•

the Company Board’s belief that the merger is more favorable to the shareholders than the alternatives to the merger, including remaining a stand-alone company, which belief was formed based on the Company Board’s review, with the assistance of our senior management and advisors, of potential strategic alternatives available to the Company;

•

the Company Board’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent publicly traded entity and its stand-alone operating plan;

•

the financial analysis reviewed by Jefferies with the Company Board as well as the opinion of Jefferies rendered to the Company Board to the effect that, as of December 30, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in the opinion, the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger—Opinion of Financial Advisor to the Company” beginning on page 33;

•

the Company Board’s view that the merger consideration to be paid by Parent was the result of an arm’s-length negotiation and belief that the merger consideration of $3.50 per share represented Parent’s best and final offer;

•	the likelihood that the merger would be completed based on, among other things (not necessarily listed in order of relative importance):

•	Parent’s ability to complete acquisition transactions and its familiarity with the Company;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	the fact that Parent received an equity commitment letter; and

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and merger sub and to enforce specifically the terms of the merger agreement;

•

the Company’s ability, prior to the time our shareholders approve the merger agreement, to furnish non-public information or data to, and participate in discussions or negotiations with, a person making a bona fide written acquisition proposal if the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent the Company Board’s fiduciary duties under applicable law;

•

the Company’s ability, under certain circumstances and subject to the terms and conditions set forth in the merger agreement, to make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive written acquisition agreement with respect to a superior proposal if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that (i) the Company has complied with its obligations to provide timely written notice to Parent of its intention to take such actions, (ii) prior to taking such actions, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement such that the superior proposal will no longer constitute a superior proposal and (iii) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after giving effect to any adjustments proposed by Parent in writing) that such acquisition proposal continues to constitute a superior proposal and that the failure to make an adverse recommendation change or terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law;

•

the Company’s ability, under certain circumstances, to withdraw, qualify or modify the recommendation of the Company Board, subject to Parent’s subsequent right to terminate the merger agreement and receive the $2.5 million termination fee from the Company;

•

the availability of dissenters’ rights under the WBCA to a holder of common stock that complies with all of the required procedures under the WBCA, which allows such holder to seek payment of the fair value of its shares of common stock; and

•	that the outside date under the merger agreement allows for sufficient time to complete the merger.

The Company Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not necessarily listed in any relative order of importance):

•	that the merger would preclude our shareholders from having the opportunity to participate in the future performance of our assets, earnings growth and appreciation of the value of common stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•

the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action the Company would otherwise take with respect to our operations absent the pending completion of the merger;

•

that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and franchisees and may divert management and employee attention away from the day-to-day operation of our business and may result in shareholder litigation;

•

the possibility that the expense reimbursement of up to $750,000 or the $2.5 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing acquisition proposal to acquire the Company;

•	the risk that Parent’s matching rights might discourage third parties from submitting a competing acquisition proposal;

•	that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be consummated;

•	that an all-cash transaction would be taxable to our shareholders that are U.S. holders for U.S. federal income tax purposes; and

•

that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

After consideration of the foregoing factors, the Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Company Board based its recommendation on the totality of the information presented.

In considering the recommendation of the Company Board with respect to the merger agreement proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement proposal be approved by the shareholders of the Company. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 42.

Opinion of Financial Advisor to the Company

The Company has retained Jefferies as its lead financial advisor in connection with a possible sale, disposition or other business combination involving the Company. In connection with this engagement, the Company Board requested that Jefferies evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement. At a meeting of the Company Board held on December 30, 2020 to evaluate the merger, Jefferies rendered its opinion to the Company Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion, dated as of December 30, 2020, was provided for the use and benefit of the Company Board (in its capacity as such) in its consideration of the merger and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement (other than the merger consideration to the extent expressly specified therein) or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of common stock should vote on the merger or any matter related thereto. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated December 30, 2020 of the merger agreement;

•	reviewed certain publicly available financial and other information about the Company;

•

reviewed certain information furnished to Jefferies and approved for its use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

•	held discussions with members of senior management of the Company concerning the matters described in the two bullets immediately above;

•	reviewed the share trading price history and valuation multiples for the common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and the Company Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Company and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of shares of common stock. Jefferies assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements and that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company.

Jefferies’ opinion was for the use and benefit of the Company Board (in its capacity as such) in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of common stock should vote on the merger or any matter related thereto. In addition, Jefferies’ opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of common stock. Jefferies expressed no opinion as to the price at which shares of common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of shares of common stock or otherwise. Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Company Board, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock pursuant to the merger agreement.

The terms of the merger were determined through negotiations between the Company and Parent, and the decision by the Company to enter into the merger agreement was solely that of the Company Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Company Board and should not be viewed as determinative of the views of the Company Board with respect to the merger or the consideration payable in the merger.

Financial Analyses

The following is a summary of the material financial and comparative analyses reviewed with the Company Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 30, 2020 and is not necessarily indicative of current or future market conditions. For purposes of the analyses summarized below, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items, and for the Company is equivalent to “EBITDA” for calendar years 2021 through 2024 as set forth in the section below entitled “The Merger—Certain Company Forecasts.”

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2021 through December 31, 2024, and the present value of the terminal value of the Company, using the forecasts provided by management of the Company. The implied terminal value of the Company was derived by applying a selected range of terminal multiples of 14.0x to 16.0x to the Company’s estimated calendar year 2024 Adjusted EBITDA. The present values (as of December 31, 2020) of the cash flows and terminal values were then calculated using a selected discount rate range of 13.5% to 15.0%, which was based on the Company’s estimated weighted average cost of capital, to derive a range of implied enterprise values for the Company. Jefferies then added the Company’s net cash as of December 31, 2020 to the range of implied enterprise values, and divided the result by the number of fully diluted shares of common stock, each as provided or based upon information furnished to Jefferies by Company management, to derive a range of implied equity values per share of common stock. This analysis indicated a range of implied equity values per share of common stock of approximately $3.03 to $3.38, as compared to the merger consideration of $3.50 per share.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following selected publicly traded companies in the real estate and lodging industry that Jefferies considered generally relevant for purposes of its analysis. These companies included:

•	Choice Hotels International, Inc.;

•	Hilton Worldwide Holdings Inc.;

•	Hyatt Hotels Corporation;

•	Marriott International, Inc.; and

•	Wyndham Hotels & Resorts, Inc.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the selected public companies, calculated as fully diluted equity values based on closing stock prices on December 30, 2020, plus total debt and preferred equity (as applicable) less cash and cash equivalents and short-term investments, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the calendar years 2021, 2022 and 2023, respectively. Financial data of the selected public companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on the financial projections provided by Company management.

The low, high, mean and median enterprise value to estimated EBITDA multiples for the selected public companies were as follows:

Enterprise Value Multiples

Financial Metric	Low	High	Mean	Median
2021E EBITDA	16.5x	40.7x	25.4x	24.2x
2022E EBITDA	13.8x	17.9x	16.7x	17.3x
2023E EBITDA	12.7x	16.7x	14.6x	14.4x

Jefferies applied selected ranges of enterprise value to estimated EBITDA multiples set forth in the table below derived from the selected public companies analysis to the estimated Adjusted EBITDA of the Company for the calendar years 2021, 2022 and 2023, respectively, to determine a range of implied enterprise values for the Company. Jefferies then added the Company’s net cash as of December 31, 2020 to the range of implied enterprise values, and divided the result by the number of fully diluted shares of common stock, each as provided or based upon information furnished to Jefferies by Company management, to derive a range of implied equity values per share of common stock. This analysis indicated a range of implied equity values per share of common stock set forth in the table below, as compared to the merger consideration of $3.50 per share.

Selected Public Companies Analysis

Financial Metric	Selected Multiple Range	Implied Equity Value Per Share
2021E Adjusted EBITDA	23.0x - 25.0x	$0.91 - $1.09
2022E Adjusted EBITDA	17.0x - 19.0x	$0.64 - $0.86
2023E Adjusted EBITDA	14.0x - 16.0x	$1.27 - $1.62

No company utilized in the selected public company analysis is identical to the Company. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control.

Selected Transactions Analysis. Jefferies noted that it did not perform a selected transactions analysis due to the non-material nature of the Company’s historical and near-term Adjusted EBITDA.

Other Factors

Premiums Paid Analysis. Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid in 96 selected all-cash acquisition transactions involving publicly traded U.S. companies with equity values ranging from $50 million to $500 million completed since January 1, 2016.

The 25th percentile, median, mean and 75th percentile of the premiums paid to the closing stock prices of the target companies involved in the selected all-cash acquisition transactions one trading day and one month prior to public announcement of such transactions, respectively, were as follows:

Premiums Paid

Premium Paid to Closing Stock Price of	25th Percentile	Median	Mean	75th Percentile
One Trading Day Prior	24%	38%	57%	57%
One Month Prior	23%	39%	57%	65%

Applying a selected range of implied premiums of 24% to 57% and 23% to 65% (reflecting the 25th and 75th percentile implied premiums paid derived from the analysis of the selected all-cash acquisition transactions) to the closing price of shares of common stock on November 4, 2020, the last trading day prior to the Company’s public update on its review of strategic alternatives, indicated a range of implied equity values per share of common stock of approximately $2.32 to $2.92 and $2.29 to $3.07, respectively.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of $2.5 million, $1.0 million of which was payable upon delivery of Jefferies’ opinion to the Company Board, and the remaining balance of which is contingent upon the consummation of the merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

During the two years prior to the date of its opinion, Jefferies did not receive any fees from the Company or Parent for financial advisory or financing services. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company and/or its affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments. Jefferies may seek to, in the future, provide financial advisory and financing services to the Company or Parent, or entities that are affiliated with the Company or Parent, for which it would expect to receive compensation.

Jefferies was selected as the lead financial advisor to the Company in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Company Forecasts

The Company does not, as a matter of course, prepare or publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided certain non-public forecasts that were prepared by our management to Parent and to Jefferies in its capacity as financial advisor to the Company, which we refer to as the “Company forecasts.”

A summary of the Company forecasts is not being included in this document to influence your decision whether to vote for or against the merger agreement proposal, but is being included because the Company forecasts were made available to Parent and Jefferies. The inclusion of this information should not be regarded as an indication that the Company Board or its advisors or any other person considered, or now considers, the Company forecasts to be material or to be necessarily predictive of actual future results, and the Company forecasts should not be relied upon as such. The Company forecasts are subjective in many respects. There can be no assurance that the Company forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. Because the Company forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year.

In addition, the Company forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as “GAAP,” the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company forecasts include non-GAAP financial measures, including non-GAAP revenue, EBITDA and unlevered free cash flow, because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Company forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. The Company forecasts were prepared on the basis that the Company remained an independent, stand-alone public company, and do not contemplate the merger. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared the Company forecasts, given the information our management had at the time. Important factors that may affect actual results and cause the Company forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, the impact of the COVID-19 pandemic, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement. In addition, the Company forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company forecasts were prepared. Accordingly, there can be no assurance that the Company forecasts will be realized or that the Company’s future financial results will not materially vary from the Company forecasts.

No one has made or makes any representation to any shareholder regarding the information included in the Company forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the projected financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the Company forecasts were made. We have not updated and do not intend to update, or otherwise revise, the Company forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Company forecasts were based are shown to be in error. We have made no representation to Jefferies, Parent or merger sub in the merger agreement concerning the Company forecasts.

The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 15.

The following is a summary of the Company forecasts prepared by the Company’s management and provided to the Company Board and its advisors:

	Twelve Months Ended December 31
$ in Millions	2020E	2021E	2022E	2023E	2024E
Revenue(1)	$37.1	$35.4	$39.6	$45.1	$50.1
EBITDA(2)	$0.2	$2.3	$2.8	$4.5	$5.6
Unlevered Free Cash Flow(3)	($0.5)	($0.0)	$0.4	$1.8	$2.5

(1)	Includes revenue from royalties of select service brands (SSB) and mid-scale and upscale Brands (USB), marketing, reservations and reimbursables (MRR) and other franchises.
(2)

EBITDA represents the Company’s revenue, less marketing, reservations and reimbursibles expense, less selling, general, administrative and other expenses, plus separation costs, plus interest and other income, plus EBITDA from licenses of its technology platform, Canvas, plus EBITDA from Company operated hotels, and excludes both bad debt expense and non-cash compensation. The 2020 forecasted EBITDA excludes an estimated $11.5 million of bad debt expense, which, if included, would have the effect of reducing 2020 forecasted EBITDA. The 2020 forecasted EBITDA also does not reflect temporary, non-recurring reductions in fourth quarter marketing expenses and general and administrative expenses.

(3)

Unlevered free cash flow represents EBITDA plus sale of hotel assets, less certain California wage dispute settlement reserves, plus/(less) change in net working capital, less capital expenditures, less sales tax impact, less key money, less separation costs, less interest expense, plus/(less) non-cash adjustments consisting of ASC606 for commissions expense, key money amortization and bad debt.

Financing of the Merger

We estimate that the aggregate amount of cash required to consummate the merger will consist of approximately $90 million required to pay (i) the merger consideration and to make all payments in respect of the Company RSUs and the Company PSUs (each as defined under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”) and (ii) related fees and expenses. The merger agreement does not contain any financing-related closing condition. Parent has represented that it and merger sub will have, as of the effective time of the merger, cash sufficient to consummate the merger and other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated therein, including to pay the merger consideration for all of the shares of common stock, to make all payments in respect of the Company RSUs and the Company PSUs as contemplated in the merger agreement, and to pay all related fees and expenses required to be paid by Parent in connection with the transactions contemplated by the merger agreement. Concurrently with the signing of the merger agreement, Parent executed and delivered an equity commitment letter with ABP Trust, a Maryland statutory trust, pursuant to which ABP Trust has committed, subject to satisfaction in full or due waiver of all of the closing conditions in the merger agreement, to contribute an aggregate of approximately $90 million in cash to Parent, in order to enable Parent to pay the merger consideration and other amounts due under the merger agreement.

Certain Effects of the Merger

If the merger agreement proposal receives the required approvals of the shareholders described elsewhere in this proxy statement and the other conditions to the closing of the merger are either satisfied or waived and the merger agreement is not otherwise terminated in accordance with its terms, merger sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

The Company’s Amended and Restated Articles of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “ Company Bylaws”) will be amended as a result of the merger to be substantially the same as those of merger sub immediately prior to the effective time of the merger (except that the name of merger sub in its articles of incorporation and bylaws will be changed to that of the Company and such articles of incorporation and bylaws will include provisions related to indemnification, exculpation and advancement of expenses substantially similar to those set forth in the Company Charter and the Company Bylaws), and the articles of incorporation and bylaws of the Company as so amended will be the articles of incorporation and bylaws of the surviving corporation.

Following the merger, all of the common stock of the Company will be owned, beneficially and as of record, by Parent, and none of the current shareholders of the Company’s common stock will, by virtue of the merger, have any direct ownership interest in, or be a shareholder of, the Company, the surviving corporation, Parent or merger sub. As a result, the holders of the common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time and dissenting shares, as defined in “The Merger Agreement—Consideration to Be Received in the Merger”) will be converted automatically into the right to receive the merger consideration, and all shares of common stock so converted will, at the effective time, no longer be outstanding and will automatically be canceled and cease to exist. Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to Be Received in the Merger.”

For information regarding the effects of the merger on the Company’s outstanding equity awards and the employee stock purchase plan, please see the sections entitled “The Merger Agreement—Treatment of RSUs,” “The Merger Agreement—Treatment of PSUs,” “The Merger Agreement—Conduct of Business Pending the Merger” and “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

The Company’s common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “RLH.” Following the consummation of the merger, shares of the Company’s common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of the common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock or otherwise. Following termination of registration of the common stock under the Exchange Act, the Company will no longer be required to furnish certain information about the Company to the Company’s shareholders and the SEC, and the provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, will become inapplicable to the Company. Parent will become the beneficiary of the cost savings associated with the Company’s no longer being subject to the reporting requirements under the federal securities laws.

Effects on the Company if the Merger Is Not Completed

In the event that the merger agreement proposal does not receive the required approvals of the shareholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today and the Company will remain an independent public company, the common stock will continue to be listed and traded on the NYSE, the common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.

If the merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of common stock, including the risk that the market price of the common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there can be no assurances that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted or that shareholders will ever receive a control premium for their shares. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”

Under certain circumstances, if the merger is not completed, the Company may be obligated to reimburse Parent for certain expenses or to pay to Parent a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees and Expenses.”

Fees Payable to Financial Advisors

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of $2.5 million, $1.0 million of which was payable upon delivery of Jefferies’ opinion to the Company Board, and the remaining balance of which is contingent upon the consummation of the merger.

Pursuant to the Company’s agreement with CSCA, the Company agreed to pay CSCA (i) a non-refundable retainer fee of $150,000, of which $75,000 was paid upon execution of the engagement agreement, and $75,000 was paid upon the signing of the merger agreement, and (ii) a success fee equal to $1,250,000 contingent upon consummation of the merger. In addition, the Company agreed to reimburse CSCA for certain expenses, including certain fees and expenses of counsel, incurred in connection with CSCA’s engagement and to indemnify CSCA and related parties against liabilities arising out of or in connection with the services rendered and to be rendered by CSCA under its engagement.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of other shareholders. The Company Board was aware of and considered these interests , among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the approval of the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal to the Company’s shareholders. These interests are described in further detail below.

Certain of the Company’s named executive officers hold Company RSUs. For details on these holdings, see the “Named Executive Officer Merger-Related Compensation” table below.

Treatment of RSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, at the effective time, each Company RSU that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for the right to receive a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company RSU.

As of December 30, 2020, the Company’s named executive officers held an aggregate of 147,251 Company RSUs.

Treatment of PSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, at the effective time, each Company PSU that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for the right to receive a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company PSU, provided that the number of shares subject to such Company PSU will be determined as though the applicable performance goals under such Company PSU were satisfied at the applicable “target level” of performance and will be prorated based on the portion of the applicable performance period up to and including the effective time.

As of December 30, 2020, the Company’s executive officers held an aggregate of 15,603 Company PSUs.

Estimate of Amounts Payable for the Company RSU Cash Out Amount

If the effective time occurred on December 30, 2020, the aggregate Company RSU cash out amount that would be payable to the Company’s named executive officers would have been $515,379. For information on the amounts that would have been payable to each of the Company’s named executive officers in respect of their Company RSUs, see the “Named Executive Officer Merger-Related Compensation” table below.

Executive Severance in Connection with the Merger

The Company maintains employment offer letters pursuant to which certain of the Company’s executive officers are entitled to certain payments in the event of their termination without cause or in connection with a constructive termination within 12 months of a change in control.

The employment offer letters define “cause” as an executive’s: (i) willful and intentional failure or refusal to perform or observe any of their material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to the executive by the Company, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act by the executive involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) the executive’s conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

The employment offer letters define “constructive termination” as the Company terminating the executive’s employment without cause, or if the executive voluntarily elects to terminate the executive’s employment within 30 days after any of the following events occurring without the executive’s consent: (i) there is a significant reduction in the executive’s overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility, notwithstanding that the executive may not retain as senior a position overall within the larger combined company as the executive’s prior position within the Company); (ii) there is a reduction of more than 20% of the executive’s base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company); or (iii) the executive is required to relocate from the employee’s present residence as a condition of the employee’s continuing employment.

In the event that an executive officer were to be terminated without cause or in connection with a constructive termination within 12 months following the closing of the merger, the executive officer would be entitled to receive the following severance payments and benefits depending on the executive officer:

•	a lump sum payment or salary continuation payments equal to the executive’s base annual salary for the then current fiscal year;

•

accelerated vesting on any portion of any equity grant previously made to the executive under the Company’s 2015 Stock Incentive Plan, or any successor plan, that would otherwise have vested within 12 months after such termination;

•	termination of any restrictions under any vested restricted stock, restricted stock unit or other similar equity-based awards granted to the executive by the Company; and

•	eligibility to continue health care coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Board of Directors and Management Following the Merger

At the effective time, the directors of merger sub immediately prior to the effective time will be the directors of the surviving corporation and the officers of merger sub immediately prior to the effective time will be the officers of the surviving corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, subject to the surviving corporation’s articles of incorporation and bylaws and the WBCA.

Director Compensation

Under the merger agreement, the Company is permitted to issue vested shares of common stock to the non-employee members of the Company Board with a value not to exceed $17,500 per quarter per member of the Company Board pursuant to the Company’s stock plan in the ordinary course of business.

Indemnification, Exculpation and Insurance

Under the merger agreement, the Company and Parent agreed that, for a period of six years following the effective time, Parent will, or will cause the surviving corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all claims arising out of (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the effective time, and to advance expenses in respect of the same, to the same extent the Company would be required to do so under applicable law and the Company Charter and Company Bylaws as in effect as of the date of the merger agreement.

In addition, for a period of six years following the effective time, Parent will either maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries, or provide substitute policies or purchase or cause the surviving corporation to purchase a “tail policy” providing such liability insurance, in either case with terms no less favorable than those of the Company’s existing policy. At the Company’s option and in lieu of the foregoing obligations of Parent, the Company may purchase, prior to the effective time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the Company’s and its subsidiaries’ existing policies, with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement. However, neither Parent nor the Company will be required to pay for such policies more than 300% of the last aggregate annual premium paid by the Company prior to the date of the merger agreement for its existing policies, and will instead purchase only as much coverage as can be obtained for such amount. For more information, see “The Merger Agreement—Indemnification, Exculpation and Insurance.”

New Arrangements

As of the date of this proxy statement, none of the Company’s directors or executive officers have entered into any amendments or modifications to their existing or any new employment, compensation or other agreements or arrangements with the Company in connection with the merger, nor have they entered into any such agreements or arrangements with Parent or its affiliates (other than the voting agreement). The merger is not conditioned upon any director or executive officer of the Company entering into any such agreements or arrangements.

It is possible that the Company’s employees, including executive officers, will enter into new compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment or the right to receive retention awards. As of the date of this proxy statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established or discussed with any of the Company’s employees.

Post-Closing Compensation and Employee Benefits

The merger agreement provides that Parent will provide, or cause the surviving corporation to maintain, for the continuing Company employees (i) for the period commencing on the effective time and ending 90 days thereafter, cash compensation levels that in the aggregate are not less favorable to Company employees than the overall cash compensation levels maintained for and provided to such Company employees immediately prior to the effective time and (ii) for the period commencing at the effective time and ending on the first anniversary of the closing, benefits that are comparable to the benefits provided to similarly situated employees of Parent. Please see “The Merger Agreement—Employment and Employee Benefits Matters; Other Plans” for a more detailed description of the post-closing compensation and employee benefits provided.

Named Executive Officer Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The individuals disclosed within this section and referred to as the “named executive officers” are the Company’s current principal executive officer and its current principal financial officer.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

The table below assumes that (i) the effective time will occur on January 20, 2021, (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the executive’s employment offer letter, (iii) the named executive officer’s base salary remains unchanged from those in place as of December 30, 2020, (iv) no named executive officer receives any additional equity grants, of any kind and (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the full “Interests of the Company’s Directors and Executive Officers in the Merger” section. Our named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other perquisites/benefits in connection with the merger.

Potential Change in Control Payments to Named Executive Officers

Name	Severance Payment(1)	Accelerated Company Restricted Stock Units (RSUs)(2)	Accelerated Company Performance Stock Units (PSUs)	Total
John J. Russell, Jr.	$400,000	$200,379	—	$600,379
Gary Kohn	$350,000	$315,000	—	$665,000

(1)

Reflects double trigger cash severance payments that the executive would be entitled to receive upon a Constructive Termination of the executive’s employment without Cause within 12 months following the closing of the merger pursuant to the offer letters described under “Executive Severance in Connection with the Merger” above.

(2)

Reflects the gross amount of single trigger payments to be made in connection with the cancellation of outstanding unvested RSUs held by each executive as of the effective time as described under “Treatment of RSUs” above.

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Code (as defined below) may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of common stock who hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, which we refer to as the “Code.” This summary is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the “Treasury Regulations,” and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service, which we refer to as the “IRS,” or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” means a beneficial owner of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of common stock who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities or currencies, insurance companies, tax-exempt entities, governments or agencies or instrumentalities thereof, real estate investment trusts, personal holding companies, regulated investment companies, holders who use the mark-to-market method of accounting, non-U.S. holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger), 5% or more of the outstanding common stock of the Company, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, holders that are “controlled foreign corporations” or “passive foreign investment companies,” as those terms are defined in the Code, former long-term residents of the United States, holders who acquired common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who acquired common stock pursuant to a non-taxable distribution of stock under Section 305(a) of the Code, holders who acquired common stock by gift, inheritance or other tax-free transaction and holders who hold common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. This summary also does not address U.S. federal income tax considerations applicable to a holder of common stock who exercises dissenters’ rights under WBCA. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws, or the Foreign Account Tax Compliance Act of 2010), or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger in their specific circumstances.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the U.S. holder’s adjusted tax basis in its common stock exchanged therefor.

A U.S. holder’s adjusted tax basis in its shares of common stock will generally equal the price the U.S. holder paid for such shares. If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will generally be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Tax Consequences to Non-U.S. Holders

Payments made to a non-U.S. holder in exchange for shares of common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares of common stock is effectively connected with a trade or business of the non-U.S. holder in the United States (“ECI”) (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States) in which case such gain will generally be subject to U.S. federal income tax at rates applicable to U.S. holders and, if such non-U.S. holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which case the gain, if any, on such shares of common stock will be subject to tax at a rate of 30% (or lower applicable treaty rate) and such gain may be offset by U.S. source capital losses recognized by the non-U.S. holder in the same taxable year; or

•

(i) the Company is or has been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code at any time during the shorter of the five-year period ending on the closing date or the period that the non-U.S. holder held shares of common stock, and, (ii) if the common stock of the Company is considered “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, the non-U.S. holder has owned, directly or constructively, more than 5% of the Company’s common stock at any time within the shorter of the five-year period preceding the closing date or such non-U.S. holder’s holding period for the shares of common stock, in which case gain from the exchange of shares of common stock for the merger consideration will generally be treated as ECI and taxed as described above (in the first bullet point), except that the branch profits tax will not apply. Further, a tax equal to 15% of the amount realized by the non-U.S. holder on the exchange will generally be required to be withheld. The amount of any such withholding would be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder properly and timely files a tax return with the IRS. There can be no guarantee that the Company is not and has not been a U.S. real property holding corporation during the relevant testing period.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder completes and returns IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding, and otherwise complies with all applicable requirements of the backup withholding rules. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Voting Agreement

Concurrently with the execution of the merger agreement, Parent and each of the directors and executive officers of the Company who hold common stock (who collectively beneficially owned approximately 1.9% of the outstanding common stock as of the date of the merger agreement), entered into a voting agreement pursuant to which they have agreed, among other things and subject to the terms and conditions of the voting agreement, to vote each of the shares they beneficially own as of the record date established by the Company Board for the special meeting, in favor of the merger agreement proposal and any other matters necessary for the consummation of the merger and other transactions contemplated by the merger agreement, including the non-binding named executive officer merger-related compensation proposal and the adjournment proposal.

The obligations of the Company’s directors and executive officers who hold common stock under the voting agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the merger, (ii) the date on which the merger agreement is validly terminated in accordance with its terms, (iii) the change of recommendation of the Company Board in favor of the transaction prior to obtaining shareholder approval, (iv) the completion of the special meeting and the inspectors’ certification of the voting results (regardless of whether the merger agreement is approved or not) and (v) written notice of the termination of the voting agreement by Parent to the directors and executive officers of the Company who hold common stock.

Litigation Related to the Merger

As of the date of this proxy statement, no shareholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are urged to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Upon the terms and conditions of the merger agreement and in accordance with the WBCA, at the effective time, merger sub will be merged with and into the Company. Following the merger, the separate corporate existence of merger sub will cease, and the Company will continue as the surviving corporation in the merger as a wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the merger will occur at 10:00 a.m., Eastern Time, on the third business day following the satisfaction or waiver, to the extent permitted by applicable law, of all of the conditions described under “The Merger Agreement—Conditions to Completion of the Merger” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver, to the extent permitted by applicable law, of such conditions), or at such other date or time as may be agreed to in writing by Parent and the Company. The date on which the closing actually occurs is referred to in this proxy statement as the “closing date.” The merger will become effective at such time as the parties file articles of merger with the Secretary of State of the State of Washington (or at such later time as Parent and the Company may agree as set forth in the articles of merger).

Directors and Officers

At the effective time, the directors of merger sub immediately prior to the effective time will be the directors of the surviving corporation and the officers of merger sub immediately prior to the effective time will be the officers of the surviving corporation, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, subject to the surviving corporation’s articles of incorporation and bylaws and the WBCA.

Consideration to Be Received in the Merger

Common Stock. At the effective time, each share of common stock issued and outstanding immediately prior to the effective time (other than (i) shares of common stock owned, directly or indirectly, by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time (collectively, the “excluded shares”) and (ii) shares of common stock that are held by any holder who is entitled to demand and properly demands dissenters’ rights with respect to such common stock in the manner required by Chapter 23B.13 of the WBCA (the “dissenting shares”)) will be converted automatically into and represent the right to receive $3.50 in cash, without interest, less any applicable withholding taxes (the “merger consideration”). As of the effective time, all shares of common stock will no longer be outstanding and will automatically be canceled and cease to exist, and will only represent the right to receive the merger consideration. All excluded shares will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor. Additionally, any share of common stock, par value of $0.01 per share, of merger sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value of $0.01 per share, of the surviving corporation.

Dissenting Shares. A holder of common stock may demand dissenters’ rights available under Chapter 23B.13 of the WBCA, which is included with this proxy statement as Annex C. The shares of common stock held by holders who have properly demanded dissenters’ rights will not be converted into the right to receive the merger consideration, but will instead be entitled to such rights as are granted by Chapter 23B.13 of the WBCA, unless and until such holders have failed to perfect, or have effectively withdrawn or lost, such holders’ rights to dissenters’ rights under the WBCA.

Treatment of RSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, at the effective time, each Company RSU that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for the right to receive a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company RSU.

Treatment of PSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, at the effective time, each Company PSU that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for the right to receive a cash payment of $3.50, less any applicable withholding or payroll taxes, per share of common stock subject to such Company PSU, provided that the number of shares subject to such Company PSU will be determined as though the applicable performance goals under such Company PSU were satisfied at the applicable “target level” of performance and will be prorated based on the portion of the applicable performance period up to and including the effective time.

Payment for the Common Stock

Prior to the effective time, Parent will designate a bank or trust company that is approved by the Company to act as agent for the shareholders of the Company in connection with the merger (the “paying agent”) to receive the merger consideration the shareholders will become entitled to under the merger agreement. At or prior to the effective time, Parent will deposit cash with the paying agent in an amount sufficient to pay the aggregate merger consideration (the “payment fund”).

If your shares of common stock are held in “street name” in an account at a broker, in nominee name or otherwise, shortly after the effective time, you will receive instructions from your broker or other nominee as to how to effect the surrender of such shares in exchange for the merger consideration.

If you are a holder of record of common stock, you will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificates to the paying agent.

Promptly after the effective time, but no later than three business days after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“certificates”) that immediately prior to the effective time represented outstanding shares of common stock that were converted into the right to receive the merger consideration, (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of such certificates in exchange for the merger consideration. Upon surrender of a certificate to the paying agent with a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration in exchange for each share of common stock formerly represented by such certificate, and the surrendered certificate will be canceled.

Promptly after the effective time, but no later than three business days after the effective time, the paying agent will issue and deliver to each holder of uncertificated shares of common stock represented by book entry (“book-entry shares”) a check or wire transfer for the merger consideration the holder is entitled to receive in exchange for such book-entry shares, and the book-entry shares of common stock will then be canceled.

No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares on the merger consideration.

If the merger consideration is to be paid to someone other than the person in whose name the surrendered certificate or book-entry share is registered, such certificate must be properly endorsed or otherwise in proper form for transfer or such book-entry share must be properly transferred, and all applicable transfer or other taxes required by the payment of the merger consideration must be paid by the person requesting payment.

Until surrendered in the manner described above, each certificate or book-entry share will represent only the right to receive the merger consideration, without interest.

With respect to shares of common stock held by The Depository Trust Company (“DTC”), if the closing of the merger occurs at or prior to 11:30 a.m., Eastern Time, on the closing date, the paying agent will transmit to DTC or its nominees on the closing date an amount in cash in immediately available funds equal to the number of shares of common stock held of record by DTC or such nominee immediately prior to the effective time multiplied by the merger consideration (the “DTC payment”). If the closing of the merger occurs after 11:30 a.m., Eastern Time, on the closing date, the paying agent will transmit to DTC or its nominee on the first business day after the closing date an amount in cash in immediately available funds equal to the DTC payment.

All cash paid upon the surrender of certificates or book-entry share in accordance with the above will be deemed to have been paid in full satisfaction of all rights pertaining to the shares formerly represented by such certificates or book-entry shares.

At the effective time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of the shares of common stock that were outstanding prior to the effective time. No dividends or other distributions with respect to capital stock of the surviving corporation with a record date on or after the closing date will be paid to the holder of any certificates or book-entry shares. If, after the effective time, certificates are presented to the surviving corporation or the paying agent for transfer or transfer is sought for book-entry shares, such certificates or book-entry shares will be canceled and exchanged in accordance with the procedures described above, subject to applicable law in the case of dissenting shares.

The paying agent will invest any cash included in the payment fund as directed by Parent, provided that any investment must be in certain short-term obligations backed by the United States or certain commercial paper obligations. If, for any reason, the cash deposited in the payment fund will not fully satisfy all of the payment obligations to be made by the paying agent, Parent will promptly deposit cash into the payment fund to satisfy such cash payment obligations. Any interest or other income resulting from such investments will be paid to Parent or the surviving company, as directed by Parent.

For a period of 12 months after the effective time, the surviving corporation will be entitled to require the paying agent to deliver to Parent or the surviving corporation, as directed by Parent, any portion of the payment fund that has not been disbursed to holders of certificates or book-entry shares. Such holders may look to Parent and the surviving corporation only as general creditors with respect to the payment of the merger consideration (subject to abandoned property, escheat or other similar laws). Any amounts remaining unclaimed by holders of any such certificates or book-entry shares five years after the effective time, or at such earlier date immediately prior to the time at which such amounts would otherwise escheat to any governmental entity, will become the property of the surviving corporation free and clear of any claims or interest of any such holders previously entitled thereto (to the fullest extent permitted by applicable law).

Lost, Stolen or Destroyed Certificates

If a certificate has been lost, stolen or destroyed, the paying agent may still deliver merger consideration to the holder claiming such certificate to be lost, stolen or destroyed, if such holder complies with the replacement requirements established by the paying agent, including, if necessary, the posting by such holder of a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and merger sub and representations and warranties made by Parent and merger sub to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement (and solely for the benefit of the parties thereto), were not made to shareholders of the Company, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in the Company’s representations and warranties are qualified by information contained in a confidential disclosure letter that the Company provided to Parent and merger sub in connection with the merger agreement (the “disclosure letter”), were made for the purpose of allocating contractual risk between the parties instead of establishing matters of facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. None of the representations and warranties of the parties in the merger agreement will survive the effective time. Additionally, certain of the assertions embodied in the Company’s representations and warranties are qualified by certain information disclosed in documents publicly filed by the Company with the SEC after January 1, 2019. Accordingly, the Company’s shareholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of fact. This description of the representations and warranties is included to provide the Company shareholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings the parties publicly file with the SEC. See the section entitled “Where You Can Find More Information.”

In the merger agreement, the Company, Parent and merger sub made a number of representations and warranties to each other. The parties each made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing, qualification, and corporate power to carry on their businesses as conducted;

•	compliance with their organizational documents;

•

corporate power and authority to execute, deliver and perform such party’s obligations under the merger agreement and, subject to the receipt of the requisite shareholder approvals, to consummate the transactions contemplated thereby;

•

the absence of any conflict with or violation of such party’s organizational documents, contracts or applicable laws, rules or regulations as a result of entering into the merger agreement, entering into related agreements and consummating the merger;

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the absence of consent, approval, or authorization of, action by, filing with or notice to governmental entities, subject to certain exceptions, including this proxy statement, such filings and reports as may be required under the federal securities laws or state securities, takeover and “blue sky” laws, the filing of the articles of merger with the Secretary of State of the State of Washington and any required NYSE filings or approvals;

•	this proxy statement and the accuracy of information contained herein;

•	the absence of undisclosed brokers’ and financial advisors’ fees related to the merger; and

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acknowledging the absence of other representations and warranties from the other party outside of the representations and warranties contained in the merger agreement and in any certificate delivered pursuant to the merger agreement.

In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Parent and merger sub, including regarding:

•	the Company’s organization, capitalization, equity awards, capital structure and subsidiaries;

•	the shareholder approvals required to consummate the merger and the recommendation of the Company Board;

•	the absence of consents and approvals related to the merger and conflicts;

•	documents filed by the Company with the SEC since January 1, 2018 and the Company’s financial statements, disclosure controls and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•

the absence, since September 30, 2020 through December 30, 2020, of (i) any failure to conduct the business of the Company or its subsidiaries, in all material respects, in the ordinary course, except with respect to any actions taken relating to the COVID-19 pandemic and/or compliance with any changes in law or guidance from governmental entities with respect thereto, (ii) any action that would constitute a breach of certain interim operating covenants of the Company in the merger agreement if such actions were taken following the execution of the merger agreement or (iii) any event, change, occurrence or effect that, individually or in the aggregate, has had a material adverse effect (as defined in the merger agreement) on the Company;

•	litigation and legal proceedings;

•	compliance with applicable laws and possession of necessary permits, licenses, exemptions, authorizations, franchises, registrations, consents and approvals of any governmental entity;

•	employment, benefits and labor matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	tax matters;

•	disclosure of, and matters with respect to, certain material contracts;

•	insurance matters;

•	matters related to property, leases and assets, including certain current and former joint venture properties;

•	franchise matters and agreements;

•	intellectual property matters and matters related to privacy and data security;

•	the inapplicability of certain state takeover statutes to the merger;

•	affiliate transactions; and

•	receipt by the Company of a fairness opinion from Jefferies.

In addition, the merger agreement contains representations and warranties made by Parent and merger sub to the Company regarding Parent’s organization and authority, the absence of consents and approvals related to the merger and conflicts, litigation matters, the availability of sufficient funds to consummate the transactions contemplated by the merger agreement and the equity commitment letter related thereto, the solvency of the surviving corporation following the merger, the vote or consent of Parent as the sole shareholder of merger sub, the absence of ownership of the common stock, the absence of broker’s fees and Parent’s and merger sub’s access to, and investigation of, certain confidential information of the Company.

A “material adverse effect” is defined with respect to the Company as any event, change, occurrence or effect that would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the merger agreement or to consummate the merger.

Clause (i) of the definition of “material adverse effect” immediately above excludes any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination:

•	changes in general economic conditions or financial markets;

•	general changes or developments in any of the industries in which the Company or its subsidiaries operate;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretation thereof, first proposed after December 30, 2020;

•

any change in the price or trading volume of the Company’s stock, in and of itself (except that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

•

any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (except that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus);

•	the announcement of the merger agreement and the transactions contemplated thereby;

•	any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is required by the merger agreement; or

•	any actions taken (or omitted to be taken) at the written request of Parent.

The exclusions described in the first three bullets and the sixth bullet in the immediately preceding list will be taken into account in determining the occurrence of a material adverse effect to the extent they materially, adversely and disproportionately impact the Company and its subsidiaries relative to other companies operating in any industry in which the Company and its subsidiaries operate.

A “material adverse effect” is defined with respect to Parent as any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or merger sub of its obligations under the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

From the date of the merger agreement until the earlier of the effective time and the date of the termination of the merger agreement, except as previously consented to in writing in advance by Parent or as otherwise required by the merger agreement or applicable law, the Company has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business, and preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with governmental entities, franchisees, landlords, lenders, customers, suppliers, licensors, licensees, distributors and others with which it has business dealings. Notwithstanding the previous sentence, and provided that the Company gives prior notice to, and reasonably consults with, Parent before taking any such actions (and to the extent such actions require Parent’s written consent pursuant to the terms of the merger agreement, obtains Parent’s written consent), the Company and its subsidiaries may take any commercially reasonable actions that the Company reasonably determines are necessary or prudent for it to take or not take, including any actions substantially consistent with actions taken by Parent or any of its affiliates or others in the industries or geographic regions in which the affected businesses of the Company or any of its subsidiaries operate, in each case, in connection with or in response to the COVID-19 pandemic or any other related global or regional health event or circumstance, provided that the Company gives prior notice to, and reasonably consults with, Parent before taking any such actions (and to the extent such actions require Parent’s prior written consent pursuant to the terms of the merger agreement, obtains Parent’s written consent).

In addition, during such period, except as required by the merger agreement or applicable law, the Company will not, and the Company will cause its subsidiaries not to, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

•

issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, equity interests or voting securities of the Company or any of its subsidiaries, company equity awards, options, restricted stock or restricted stock units, performance stock units, warrants, convertible securities or other rights exercisable or convertible into shares of capital stock or any equity equivalent or equity-based awards or rights, or grant to any person any other right to acquire any shares of its capital stock, equity interests or voting securities of the Company or its subsidiaries, other than (A) issuances of vested shares to non-employee members of the Company Board, with a value not to exceed $17,500 per quarter per member of the Company Board pursuant to certain Company stock plans in the ordinary course of business and (B) issuances of shares of common stock in connection with the vesting of the Company RSUs outstanding as of the date of the merger agreement;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (A) any dividend or distribution by a wholly owned subsidiary of the Company to the Company or to other wholly owned subsidiaries and (B) any dividend distribution by RL Venture, LLC to the Company or any of the Company’s wholly owned subsidiaries);

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercise or similar transactions pursuant to settlement of other awards or obligations outstanding as of the date of the merger agreement or permitted to be granted after the date of the merger agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, except for forfeitures of company equity awards in accordance with the terms of certain company stock plans;

•	allow for the commencement of any new offering periods under the Company ESPP;

•

(A) acquire any hotel or any real property, whether through purchase, lease, sublease or otherwise, (B) sell or otherwise dispose of any hotel or any real property, whether through purchase, transfer, abandonment, foreclosure, lease, sublease or otherwise, (C) amend, modify, terminate, extend the term for performance under or waive any right under any contract relating to any pending acquisition or disposition of any hotel or any real property or (D) enter into any agreement providing for the acquisition or disposition of any hotel or any real property;

•

(A) enter into any material strategic alliance, material collaboration, material co-promotion, material co-marketing or similar arrangement or (B) enter into or amend or modify the terms of any joint venture;

•

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other immaterial or obsolete assets in the ordinary course of business;

•

(A) sell, lease, permit to lapse or become abandoned (other than the expiration of any intellectual property in accordance with its maximum statutory term), license, transfer or otherwise dispose of or encumber any material intellectual property (except for licenses granted under franchise agreements and licenses granted to vendors in the ordinary course of business) or (B) disclose any material trade secrets (other than in the ordinary course of business and subject to confidentiality restrictions);

•

authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

materially amend, terminate, renew or waive any material right under any material contract, or enter into any contract that would be a material contract if it existed as of the date of the merger agreement, other than (A) an automatic renewal of any such material contract, but only after providing prior written notice to, and reasonably consulting with, Parent if the Company or its applicable subsidiary has the right to terminate such material contract on the date such material contract otherwise would be renewed, (B) the renewal of any material contracts (other than any contract regarding the operation or management of any hotel) on substantially similar terms, but only after providing prior written notice to, and reasonably consulting with, Parent, or (C) immaterial amendments of material contracts, in each case in the ordinary course of business consistent with past practice; provided, that if the Company proposes to materially amend, terminate, renew or waive any material right under, any material contract or proposes to enter into any contract that would be a material contract if it existed as of the date of the merger agreement and will have provided to Parent a substantially final version of such agreement and information regarding such agreement as is reasonably requested in writing by Parent and Parent does not respond to a written request by the Company to consent to any such amendment, termination, waiver, renewal or contract within five business days, Parent will be deemed to have consented to such amendment, termination, waiver, renewal or contract (except that this proviso will not apply to contracts that are the subject of restrictions set forth in any other of the bullets in this list);

•	enter into, amend, terminate, renew or waive any material right under any contract primarily related to the Company’s or any of its subsidiaries’ central reservation system software;

•

incur any capital expenditures or any obligations or liabilities in respect thereof, except capital expenditures (A) contemplated by the capital expenditure budget set forth in the relevant section of the disclosure letter, (B) any unbudgeted capital expenditures not to exceed $100,000 individually or $250,000 in the aggregate and (C) emergency capital expenditures that are necessary to maintain the operations of the Company’s businesses and properties as currently conducted, but only after providing prior written notice to, and reasonably consulting with, Parent;

•

(A) incur, assume or suffer to exist any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except for loans or advances by the Company to or from its subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of the Company or direct or indirect wholly owned subsidiaries of the Company; or (C) amend or modify the terms of, repay in full or allow a material default to occur with respect to any indebtedness relating to any real property, including entering into a deed in lieu of foreclosure or other similar action;

•

except to the extent required by applicable law or the terms of any Company plan (as defined in “The Merger Agreement—Employment and Employee Benefits Matters; Other Plans”) in effect as of the date of the merger agreement and listed on the relevant section of the disclosure letter, (A) grant or increase the rate, terms, or level of cash compensation, compensation opportunities or benefits

(including severance, retention, incentive, termination or change of control pay) of any director, officer, employee or independent contractor of the Company or any subsidiary of the Company (other than annual salary increases in the ordinary course of business consistent with past practice for employees earning less than $150,000 in total cash compensation per year); (B) terminate, materially amend or adopt any Company plan, or any new compensation or benefits plan, policy or program, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit of any employees, officers, directors or independent contractors of the Company or any of its subsidiaries, including any such plan, policy or program that would constitute a Company plan if it had been in effect as of the date of the merger agreement; (C) accelerate or agree to accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefit under any Company plan or other contract; (D) grant any severance, change in control or termination pay to any current, former or prospective director, officer, employee or independent contractor of the Company or any subsidiary of the Company; (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards) other than as permitted by the second bullet in this list; (F) enter into, adopt or engage in negotiations regarding any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, other than in connection with the amendment, modification or extension of any of the existing collective bargaining agreements as required by the terms thereof, but only after providing prior written notice to, and reasonably consulting with, Parent; (G) hire any individual (other than any replacement hire of a person earning total annual cash compensation less than or equal to $150,000 per year, at substantially the same level of compensation); (H) enter into any employment agreement; (I) terminate other than for cause the employment of any employee or other individual service provider earning total annual cash compensation greater than or equal to $150,000 per year; (J) terminate employees in such numbers as would trigger any liability under applicable law; (K) fund any payments or benefits that are payable or to be provided under any Company plan prior to such time as such amounts are payable pursuant to the terms of the applicable Company plan; or (L) make any loan to any present or former director, officer, employee or independent contractor of the Company or its subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practice);

•

implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

compromise, settle or agree to settle any legal action (including any legal action relating to the merger agreement or its related transactions), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business (other than with respect to any legal action relating to the merger agreement or its related transactions) that involve only the payment of money damages by the Company or any of its subsidiaries (A) covered fully by an insurance policy of the Company or its subsidiaries or (B) consistent with the reserves reflected in the Company’s balance sheet at September 30, 2020;

•

make, change or revoke any material tax election, settle or compromise any tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material taxes, make any material change to any method of tax accounting, amend any material tax return, enter into any closing agreement with any governmental entity regarding material taxes or surrender any claim for a refund of material taxes;

•	enter into a new line of business;

•

except as required by any contract entered into, and made available to Parent prior to the date of the merger agreement, offer or sell any franchise in a country other than the United States or Canada;

•

make any material change to the terms of the Company’s or any of its subsidiaries’ policies or programs applicable generally to their current or prospective franchisees, including (A) any material change to the terms of policies relating to franchisee rent, royalty or advertising funds, (B) any material change to any franchise operations manual or (C) any material modification to any existing program providing any franchisee incentives or economic assistance, other than in the ordinary course of business;

•	implement any brand or franchise discounts, waiver of receivables or similar actions, other than in the ordinary course of business not to exceed one year; or

•	agree to take any of the actions described above.

No Solicitation; Recommendations of the Merger

In the merger agreement, the Company has agreed that the Company will not, and will cause each of its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any “acquisition proposal,” as defined below, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data in furtherance of, any acquisition proposal or any inquiry, proposal or offer that would be reasonably likely to lead to any acquisition proposal (in each case other than in response to an inquiry that did not result from or arise in connection with a breach of the no solicitation terms in this bullet list);

•	enter into any agreement or contract relating to any acquisition proposal (other than an acceptable confidentiality agreement (as defined below) in accordance with the terms of the merger agreement);

•

grant any waiver, amendment or release under, or fail to enforce, any standstill or confidentiality agreement (other than to permit the submission of a confidential acquisition proposal to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law) or grant any waiver or approval under any takeover law with respect to any acquisition proposal; or

•	propose publicly to do any of the foregoing.

The Company has agreed further that the Company will, and will cause each of its subsidiaries and its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to (i) terminate all existing negotiations with any person and its representatives (other than Parent and its representatives) with respect to any acquisition proposal, (ii) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the fourth bullet in the immediately preceding list of bullets) to which the Company or any of its subsidiaries is a party or beneficiary with respect to any acquisition proposal, (iii) cease providing any person or its representatives (other than Parent and its representatives) with any further information, data or access with respect to the Company, its subsidiaries or any acquisition proposal, (iv) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data furnished prior to the date of the merger agreement to any such person and its representatives with respect to any acquisition proposal and (v) immediately terminate all physical and electronic data room access granted prior to the date of the merger agreement to any such person, its subsidiaries or any of their respective representatives with respect to any acquisition proposal.

If at any time following the date of the merger agreement and prior to obtaining the shareholder approval, the Company receives a bona fide written acquisition proposal that did not result from a material breach of the non-solicitation covenants described above, and the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below) and that failing to take action would be inconsistent with the Company Board’s fiduciary duties under applicable law, the Company may:

•

furnish non-public information or data with respect to the Company and its subsidiaries to the person making the acquisition proposal and its representatives pursuant to a confidentiality agreement with terms not materially less restrictive than those contained in the Company’s confidentiality agreement with a party related to Parent (except that no such confidentiality agreement will be required to include a standstill provision) (an “acceptable confidentiality agreement”), and;

•	participate in discussions and negotiations with such person and its representatives regarding the acquisition proposal.

After the date of the merger agreement and prior to the earlier of the closing or the termination of the merger agreement in accordance with its terms, the merger agreement requires the Company to promptly (and in any event within 24 hours of receipt) give Parent written notice of the receipt by the Company, its subsidiaries or any of their respective representatives of any acquisition proposal, any indication that a person intends to make an acquisition proposal or any inquiry or request for information or data relating to the Company or any of its subsidiaries, or for access to the business, books or records of the Company or any of its subsidiaries that would reasonably be expected to result in an acquisition proposal. Following such acquisition proposal, inquiry or request, the Company will identify to Parent such person making the acquisition proposal, inquiry or request and provide Parent with copies of any proposed documents and agreements, and written summaries of any material terms not proposed in writing with respect to such acquisition proposal, inquiry or request (including any material changes to any such documents, agreements or written summaries). In addition, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such acquisition proposal, indication or request (including any changes thereto).

In the merger agreement, the Company, subject to certain exceptions, has also agreed that the Company Board will not: (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent, or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the recommendation of the Company Board, (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable, or propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any acquisition proposal, (iii) fail to include the recommendation of the Company Board in whole or in part in this proxy statement or any filing or amendment or supplement relating hereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within the earlier of three business days of the special meeting and 10 business days after it is announced or (v) fail, within the earlier of three business days of the special meeting and 10 business days of a request by Parent following the public announcement of an acquisition proposal, to reaffirm the recommendation of the Company Board (each such action an “adverse recommendation change”).

However, at any time prior to obtaining shareholder approval, the Company Board may do the following:

•

upon the occurrence of any intervening event (as defined below), the Company may make an adverse recommendation change if (i) the Company has (A) provided to Parent three business days’ prior written notice setting forth in reasonable detail information describing the intervening event and expressly stating that the Company Board has determined to make an adverse recommendation change and (B) prior to making such an adverse recommendation change, negotiated, and caused its representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) during such three day period to make adjustments to the terms and conditions of the merger agreement such that the failure of the Company Board to make an adverse recommendation change in response to the intervening event would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and (ii) the Company Board has determined, after the three day period, in good faith (after consultation with financial advisor and outside legal counsel and after giving effect to any adjustments proposed by Parent in writing during such period) that in light of such intervening event, the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law; and/or

•

so long as the Company does not materially breach the non-solicitation covenants in the merger agreement, the Company may make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive written acquisition agreement with respect to a superior proposal (as defined below) if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided, that (i) the Company must notify Parent in writing at least three business days before taking such action (such period, the “notice period”) of its intention to take such action (which notice must specify that the Company has received a superior proposal and include the material terms and conditions of such superior proposal and the identity of the person making such superior proposal and include certain material documents and agreements related to the superior proposal, (ii) during the notice period, the Company must negotiate, and cause its representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to make adjustments to the terms and conditions of the merger agreement such that such superior proposal will no longer constitute a superior proposal and (iii) following the notice period, the Company Board must determine in good faith (after consultation with its financial advisor and outside legal counsel and after giving effect to any adjustments proposed by Parent in writing) that such acquisition proposal continues to constitute a superior proposal and that the failure to make an adverse recommendation change or terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law; provided, that in the event of any change to the financial terms or other material terms of such superior proposal, the Company must deliver to Parent an additional notice consistent with the notice period described in clause (i), and the notice period will recommence for two business days instead of three business days.

The merger agreement further provides that nothing contained in it will prohibit the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Any disclosure referred to in clauses (i) and (ii) will not be deemed to be an adverse recommendation change so long as any such disclosure (A) includes the recommendation of the Company Board without any modification or qualification or continues the prior recommendation of the Company Board and (B) does not contain an adverse recommendation change.

The term “acquisition proposal” means any proposal, offer, or inquiry from any person or group of persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on fair market value) of the Company and its subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 15% or more of any class of capital stock, other equity security or voting power of the Company, in each case other than the transactions contemplated in the merger agreement, including the merger.

The term “intervening event” means (except for an acquisition proposal) a material event, change, circumstance, occurrence, effect or state of facts with respect to the Company and its subsidiaries, taken as a whole, occurring prior to shareholder approval of the merger and the merger agreement, that was not known to or reasonably foreseeable by the Company Board as of the date of the merger agreement. For purposes of determining whether an intervening event has occurred, none of the following shall be taken into account: (1) changes in the trading price or trading volume of the common stock of the Company (though the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition), (2) changes, circumstances, effects or state of facts that results from the announcement or pendency of the merger agreement and the transactions contemplated thereby, including the merger, or that results from a breach of the merger agreement by the Company, (3) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (though the underlying cause of such overperformance by the Company may be taken into account to the extent not otherwise excluded by this definition) or (4) any event, change, circumstance, occurrence, effect or state of facts resulting from a breach of the merger agreement by the Company.

The term “superior proposal” means any bona fide unsolicited acquisition proposal that is reasonably capable of being consummated and did not result, directly or indirectly, from a material breach of the non-solicitation covenants of the merger agreement (with all percentages included in the definition of “acquisition proposal” above increased to 50%) that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty and the likelihood and anticipated timing of consummation) that, if consummated, would be more favorable to the shareholders of the Company, from a financial point of view, than the merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions of the merger agreement proposed in writing by Parent in response to any such acquisition proposal).

Preparation of Proxy Statement; Shareholders’ Meeting

Under the merger agreement, the Company agreed to prepare and file this proxy statement with the SEC as promptly as reasonably practicable after the date of the merger agreement and to include a statement regarding dissenters’ rights under the WBCA. The Company agreed to allow Parent the opportunity to review and comment on the proxy statement and its responses (and give reasonable consideration to such reasonably proposed comments by Parent) to any related comments from the SEC. The Company has also agreed to use its reasonable best efforts to take any other action required to be taken under applicable law or the listing rules of the NYSE in connection with the filing and distribution of this proxy statement and the solicitation of proxies from shareholders of the Company.

Parent has agreed under the merger agreement, upon reasonable request, to use its reasonable best efforts to furnish to the Company all information concerning itself, its subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) equity holders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or its subsidiaries to the NYSE or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

In consultation with Parent, the Company will set a record date for the special meeting and commence broker searches pursuant to Section 14a-13 of the Exchange Act. As promptly as reasonably practicable after the date the SEC advises that it has no further comments on this proxy statement or that the Company may commence mailing this proxy statement, the Company will mail the definitive proxy statement.

As promptly as reasonably practicable and in no event later than 45 days after (i) the 10th calendar day after this proxy statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review this proxy statement or (ii) if the SEC has, by the 10th calendar day after this proxy statement has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on this proxy statement, as amended or supplemented, the Company has agreed to duly hold the special meeting, duly called, noticed and convened. Unless the merger agreement has been terminated in accordance with its terms, the Company’s obligation to call, give notice of, convene and hold the special meeting will not be affected (subject to the paragraph immediately below) and will apply notwithstanding the commencement, disclosure, announcement or submission of any acquisition proposal to the Company, the Company Board, its representatives or the shareholders of the Company, or any adverse recommendation change, and the Company has agreed it will not submit to the vote of its shareholders any acquisition proposal other than the merger agreement, the merger and the transactions contemplated thereby prior to the termination of the merger agreement in accordance with its terms. However, if an adverse recommendation change has been made and the merger agreement has not been terminated, nothing in this sentence or this paragraph shall require the Company to take any actions to solicit any proxies or votes to obtain shareholder approval, other than mailing the definitive proxy statement to the Company’s shareholders and the collection of such votes. The Company has further agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to obtain shareholder approval, subject to the receipt of a superior proposal in accordance with the terms of the merger agreement.

The Company may adjourn the special meeting (i) with the consent of Parent, (ii) if, on a date for which the special meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of common stock sufficient to obtain the shareholder approval, solely for the purpose of soliciting additional proxies and votes in favor of shareholder approval (which adjournments shall be for the minimum time, in the reasonable judgment of the Company, as is reasonably necessary to obtain such additional proxies and votes required to obtain shareholder approval), or (iii) if the failure to adjourn the special meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable law, or be required for the distribution of any required supplement or amendment to this proxy statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law, and then only for the minimum time that the Company Board has determined in good faith after consultation with outside legal counsel is reasonably necessary to comply with applicable law or give the shareholders of the Company the required time to evaluate any applicable information or disclosure. If requested by Parent, the Company shall adjourn the special meeting (for a period of up to 10 business days (provided, that Parent shall only make up to one such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the special meeting) if, on a date for which the special meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of common stock sufficient to obtain the shareholder approval, for the purpose of soliciting additional proxies and votes in favor of shareholder approval). The Company has agreed to keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the special meeting.

Further Actions; Efforts

Each of the Company and Parent have agreed, subject to the terms of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under applicable law (including under any antitrust law) to consummate the transactions contemplated by the merger agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the merger agreement under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any judgment, order, injunction, ruling, writ, decree or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement. The Company has further agreed, if requested by Parent, to use commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals and give any required notices under any contracts to which the Company or any of its subsidiaries is a party, subject to certain conditions.

Each of the Company and Parent have further agreed that if either party receives a request for information or documentary material from any governmental entity with respect to the merger agreement or any of the transactions contemplated thereby, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

The parties have additionally agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including taking certain actions as specified in the merger agreement.

Employment and Employee Benefits Matters; Other Plans

The merger agreement provides that (except as otherwise agreed in writing between Parent and any employee of the Company or its subsidiaries (each, a “Company employee”)), for the 90-day period immediately following the effective time, Parent will cause the surviving corporation to maintain cash compensation levels (including salary, bonus opportunities, commissions and severance) for Company employees that are in the aggregate no less favorable to such employees than the overall cash compensation levels maintained and provided to such employees immediately prior to the effective time. The merger agreement further provides that for the one-year period immediately following the effective time, Parent will cause the surviving corporation to maintain benefits for Company employees that are comparable to the benefits provided to similarly situated employees of Parent; provided, however, that this will not restrict Parent’s ability to modify the benefits provided to its employees from time to time.

As of and after the effective time, Parent has agreed to, or will cause the surviving corporation to, give Company employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained by Parent, its subsidiaries or the surviving corporation in which Company employees are eligible to participate for the Company employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent plan”) to the same extent recognized by the corresponding Company plan immediately prior to the effective time. With respect to each Parent plan that is an employee “welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), Parent and its subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company employees under similar plans maintained by the Company and its subsidiaries immediately prior to the effective time.

From and after the effective time, except as otherwise agreed in writing between Parent and a Company employee or as otherwise provided in the merger agreement, Parent will honor, and will cause its subsidiaries to honor, in accordance with the terms of the applicable Company plan, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the effective time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its subsidiaries and (iii) all obligations in effect as of the effective time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its subsidiaries.

Subject to the last sentence of this paragraph, at the request of Parent and at least one day prior to the effective time, the Company and each subsidiary of the Company have agreed to take all actions necessary to terminate each Company plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) (each such plan a “qualified plan”). If a qualified plan is terminated in accordance with this paragraph, benefit accruals, including contributions of salary reduction contributions, if any, will cease. The Company and each subsidiary of the Company have further agreed to take no action to merge any of their qualified plans, transfer the assets of any of their qualified plans or terminate any of their qualified plans, except as otherwise provided in this paragraph without the consent of Parent. Parent agrees to see to the liquidation of any such terminated plan as soon as reasonably practicable. If the Company is requested to terminate participation in the tax-qualified defined contribution retirement plan designated by the Company

(the “Company 401(k) plan”) in accordance with this paragraph, (i) after such request Parent and the Company will take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) plan”) to permit each Company employee who was participating in the Company 401(k) plan immediately prior to the effective time to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the IRC, including of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Company employee from the Company 401(k) plan to the Parent 401(k) plan unless doing so could, in Parent’s reasonable determination, jeopardize the tax-qualified status of the Parent 401(k) plan; and (ii) each such Company employee otherwise eligible to become a participant in the Parent 401(k) plan (giving effect to the service crediting terms of the paragraph immediately preceding the paragraph immediately above this paragraph) shall be permitted to commence participation as soon as practicable on or after the closing date, it being agreed that any gap in the ability for such Company employees to participate in a tax-qualified defined contribution plan shall be minimized.

The parties have agreed that nothing contained in this “The Merger Agreement—Employment and Employee Benefits Matters; Other Plans” section, express or implied, shall (i) confer upon any employee, officer, director or consultant of the Company or any of its subsidiaries any right to continue in the employ or service of Parent, the Company or any of their respective subsidiaries, interfere with or restrict in any way the rights of the surviving corporation, Parent or any of their respective subsidiaries to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its subsidiaries at any time for any reason whatsoever, with or without cause, or be construed as requiring Parent, the surviving corporation or any of their respective subsidiaries to continue to employ any Company employee for any period of time after the effective time, (ii) be deemed to establish, amend or modify any Company plan or Parent plan or (iii) be deemed to alter or limit the ability of Parent, the surviving corporation or any of their respective subsidiaries to establish, amend, modify or terminate any Company plan, Parent plan or other benefit plan, program, agreement or arrangement after the effective time.

Indemnification, Exculpation and Insurance

Under the merger agreement, the Company and Parent agreed that, for a period of six years following the effective time, Parent will or will cause the surviving corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all claims arising out of (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the effective time, and to advance expenses in respect of the same to the same extent the Company would be required to do so under applicable law and the Company Charter and Company Bylaws as in effect as of the date of the merger agreement. Pursuant to the merger agreement, any person to whom expenses are advanced must provide an affirmation or undertaking (to the extent required by the Company Charter, Company Bylaws or the WBCA) to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time, Parent will either maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries, or provide substitute policies or purchase or cause the surviving corporation to purchase a “tail policy” providing such liability insurance, in either case with terms no less favorable than those of the Company’s existing policy. After the effective time, Parent will not be required to pay more than 300% of the last aggregate annual premium paid by the Company prior to the date of the merger agreement for its existing policies, and will purchase only as much coverage as reasonably practicable for such amount. If the surviving corporation purchases a “tail policy,” the surviving corporation will not be required to pay more than 300% of the last aggregate annual premium, and will purchase the maximum amount of coverage that can be obtained for such amount. At the Company’s option and in lieu of the foregoing obligations of Parent, the Company may purchase, prior to the effective time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the Company’s and its subsidiaries’ existing policies, with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement. If the Company purchases such “tail policy,” the Company will not be required to pay more than 300% of the last aggregate annual premium and may purchase the maximum amount of coverage for such amount. If such prepaid policy has been obtained by the Company prior to the effective time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

If any legal action is instituted against any of the present and former directors and officers of the Company and its subsidiaries on or prior to the sixth anniversary of the effective time, the indemnification, exculpation and insurance provisions under the merger agreement shall continue until the final disposition of such legal action. The parties to the merger agreement agreed that the indemnification, exculpation and insurance provisions under the merger agreement will not be deemed exclusive of other rights held by the present and former directors and officers of the Company and its subsidiaries under law, contract or otherwise and will survive the consummation of the merger.

Other Covenants

The merger agreement contains certain other covenants, including covenants relating to access to information and confidentiality, the Company’s and the Company Board’s obligations with respect to the application of takeover laws to the merger agreement and the transactions contemplated thereby, notification obligations upon the occurrence of certain events, including public announcements, participation, consultation and consent obligations with respect to any transaction-related litigation, including regarding the defense, settlement or compromise of any such litigation, Parent’s obligations to cause merger sub to perform its obligations under the merger agreement, certain matters under the Exchange Act and resignations of directors, managers or officers of the Company’s subsidiaries.

Conditions to Completion of the Merger

The obligations of the Company, Parent and merger sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions on or prior to the effective time, including the following:

•	the receipt of the affirmative approval of the holders of at least two-thirds of the outstanding shares of the common stock (the “shareholder approval”); and

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order, ruling, writ, decree or other action issued by a court of competent jurisdiction or other legal restraint or prohibition, and of any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that would prohibit or make illegal the consummation of the merger.

The Company’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy in all material respects of Parent’s and merger sub’s representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified earlier date, in which case as of such earlier date) with respect to (i) each of their corporate power and authority and (ii) brokers’ fees ((i) and (ii) together the “Parent fundamental representations”);

•

the accuracy of Parent’s and merger sub’s representations and warranties (other than the Parent fundamental representations) in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified earlier date, in which case as of such earlier date), except where such inaccuracy does not constitute or would not reasonably be expected to have a material adverse effect (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties);

•	Parent’s and merger sub’s performance in all material respects of their obligations under the merger agreement at or prior to the effective time; and

•	the receipt by the Company of a certificate signed by an executive officer of Parent certifying that the conditions described in the immediately preceding three bullets have been satisfied.

Parent’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy in all respects of the Company’s representations and warranties relating to its capitalization as of the date of the merger agreement and as of the closing date (except where such failures to be accurate are de minimis) (such representations and warranties the “capitalization representations”);

•

the accuracy in all material respects of the Company’s representations and warranties relating to its (i) organization, standing and power, (ii) capital stock (except as related the capitalization representations), (iii) corporate power and authority, (iv) broker’s fees and (v) receipt of a fairness opinion as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) ((i)—(v) together the “Company fundamental representations”);

•

the accuracy of the Company’s representations and warranties in the merger agreement (other than the capitalization representations and Company fundamental representations) as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified date, in which case as of such date), except where such inaccuracy does not constitute or would not reasonably be expected to have a material adverse effect (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties);

•	the Company’s performance in all material respects of its obligations under the merger agreement at or prior to the effective time;

•	the absence of the occurrence of any material adverse effect since the date of the merger agreement; and

•	the receipt by Parent of a certificate signed by an executive officer of the Company certifying that the conditions described in the immediately preceding five bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

the merger has not been consummated on or before September 30, 2021 (as previously defined in this proxy statement, the “outside date”) (so long as the party terminating the merger agreement in accordance with this bullet has not taken (i) any action or failed to perform or comply with the covenants and agreement of such party set forth in the merger agreement in a way that caused or resulted in the failure of the merger to be consummated by the outside date and (ii) such action or failure to perform constitutes a breach under the merger agreement);

•

any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, ruling, writ, decree or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, ruling, writ, decree or other action shall have become final and nonappealable, except that no party will have such right to terminate if such party failed to contest, appeal and remove such judgment, order, injunction, ruling, writ, decree or other action in accordance with its applicable obligations under the merger agreement; or

•	the shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken;

•	by the Company:

•

if Parent or merger sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform or to be true (i) would result in the failure of one of its closing conditions and (ii) cannot be cured by the outside date; provided that the Company has given Parent written notice at least 30 days prior to such termination, stating the Company’s intention to terminate the merger agreement and the basis for such termination, except the Company will not have the right to effect such termination if it is then in material breach of any of its covenants or agreements in the merger agreement; or

•

prior to obtaining shareholder approval, in order to enter into a transaction that is a superior proposal if (i) the Company Board has received a superior proposal, (ii) the Company has complied with its obligations under the non-solicitation covenants contained in the merger agreement and (iii) the Company pays Parent the expense reimbursement in accordance with the merger agreement (provided Parent has provided wiring instructions for such payment, or, if not, then promptly following the delivery of such instructions);

•	by Parent:

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform or to be true (i) would result in the failure of one of its closing conditions and (ii) cannot be cured by the outside date; provided that Parent has given the Company written notice at least 30 days prior to such termination, stating Parent’s intention to terminate the merger agreement and the basis for such termination, except Parent will not have the right to effect such termination if it or merger sub is then in material breach of any of its covenants or agreements in the merger agreement; or

•	prior to obtaining shareholder approval, if the Company Board has effected an adverse recommendation change.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, without any liability or obligation on the part of the parties, except that:

•

the confidentiality agreement and certain provisions of the merger agreement, including, among others, the provisions relating to the effect of termination of the merger agreement, fees and expenses, the notice information and obligations of the parties, governing law, submission to jurisdiction and waiver of jury trial will survive termination; and

•	no party will be released from any liabilities or damages resulting from a willful and material breach of any covenants or agreements set forth in the merger agreement.

Termination Fees and Expenses

Except as described below, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

The Company has agreed to pay Parent a one-time termination fee (the “termination fee”) of $2,500,000 (by wire transfer of same-day funds to the account designated by Parent on the consummation of any transaction contemplated by the immediately following bullet or as promptly as practicable after termination of the merger agreement and, in any event, within two business days thereof) in the event that:

•

(i) after the date of the merger agreement, an acquisition proposal is made directly to the Company’s shareholders or is otherwise publicly disclosed or otherwise communicated in writing to the Company Board, (ii) thereafter, the merger agreement is terminated by the Company or Parent (A)(I) due to the merger having not been consummated by the outside date or (II) due to shareholder approval having not been obtained at the special meeting (or at any adjournment or postponement thereof), or (B) by Parent due to the Company having breached or failed to perform (or timely cure) any of its representations, warranties, covenants or agreements that would result in the failure of one of its closing conditions of the merger agreement, and (iii) within 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction in respect of any acquisition proposal, which need not be the same acquisition proposal that was made, disclosed or communicated prior to termination of the merger agreement (provided, that for purposes of clause (iii), each reference to “15%” in the definition of “acquisition proposal” under “The Merger Agreement—No Solicitation; Recommendations of the Merger” shall be deemed to be a reference to “50%”); or

•	the merger agreement is terminated by Parent due to the Company Board having effected an adverse recommendation change prior to obtaining shareholder approval.

The Company has further agreed that, in the event that the merger agreement is terminated by the Company due to it having received a superior proposal and complied with its obligations under the non-solicitation covenants of the merger agreement prior to obtaining shareholder approval, then the Company will reimburse Parent, merger sub and their respective affiliates for any and all reasonable and documented costs, fees and expenses (including costs, fees and expenses of financial advisors, outside legal counsel, financing sources, accountants, experts, diligence agents and consultants) actually incurred by Parent, merger sub or their respective affiliates, or on their behalf, in connection with the authorization, preparation, investigation, negotiation, execution or performance of the merger agreement or any of the transactions contemplated by it, up to a maximum amount of $750,000 (the “expense reimbursement”).

Except in the case of a willful and material breach by the Company, the parties have agreed that in the event that Parent receives the termination fee or payment of the expense reimbursement, the receipt of such amount will be deemed to be liquidated damages for any and all losses suffered by Parent, merger sub and their respective affiliates, or any other person in connection with the merger agreement (and its termination), the transactions contemplated by it (and the abandonment of it) or any matter forming the basis for such termination, and none of Parent, merger sub, or any of their affiliates, or any other person will be entitled to bring or maintain any other legal action against the Company or any of their affiliates arising out of the merger agreement, any of the transactions contemplated by it or any matters forming the basis for such termination. Parent has further agreed that, except in the case of a willful and material breach by the Company, payment of the termination fee or payment of the expense reimbursement (as applicable) will be the sole and exclusive monetary remedy of Parent, merger sub and any other person against the Company or its affiliates in connection with the transactions contemplated by the merger agreement, and, subject to Parent’s and merger sub’s right to seek specific performance, injunctive relief or other equitable relief to enforce the merger agreement, none of the Company or any of its affiliates shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, merger sub, their respective affiliates or any other person relating to or arising out of the merger agreement and the transactions contemplated by it (including the failure to consummate the merger). Parent has also agreed that under no circumstance will the Company be required to pay all or any portion of both the termination fee and the expense reimbursement.

Amendment or Supplement

The merger agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the effective time, whether before or after shareholder approval has been obtained. However, after the shareholder approval has been obtained, the merger agreement provides that no amendment may be made that, pursuant to applicable law, requires further approval by the shareholders of the Company without such further approval. Further, the merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Financing

The merger agreement does not contain any financing-related closing condition. Parent has represented that it and merger sub will have, as of the effective time of the merger, cash sufficient to consummate the merger and other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated therein, including to pay the merger consideration for all of the shares of common stock, to make all payments in respect of the Company RSUs and the Company PSUs as contemplated in the merger agreement, and to pay all related fees and expenses required to be paid by Parent in connection with the transactions contemplated by the merger agreement.

Concurrently with the signing of the merger agreement, Parent executed and delivered an equity commitment letter with ABP Trust, a Maryland statutory trust, pursuant to which ABP Trust has committed, subject to satisfaction in full or due waiver of all of the closing conditions in the merger agreement, to contribute an aggregate of approximately $90 million in cash to Parent, in order to enable Parent to pay the merger consideration and other amounts due under the merger agreement.

Governing Law

The merger agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of the merger agreement or any transaction contemplated it, is governed by and will be construed and enforced in accordance with the laws of the State of New York (without regard to any choice or conflict of law provision or rule of any jurisdiction), except to the extent the laws of the State of Washington are mandatorily applicable to the merger (including under the WBCA) and any other transactions contemplated by merger agreement. Under the merger agreement all matters related to the WBCA in the first four articles of the merger agreement (including matters related to the filing of the articles of merger and effects of the merger) and the fiduciary duties of the Company Board will be governed by the laws of the State of Washington.

Specific Performance

The merger agreement provides that the parties are entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of it, in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction, in addition to any other remedy to which such party is entitled at law or in equity.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the meeting. The failure of any shareholder to vote will have the same effect as a vote against the merger agreement proposal. A vote to abstain will have the same effect as voting against the merger agreement proposal. If you fail to attend the virtual special meeting in person and vote via the virtual meeting website, or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have the same effect as a vote against the merger agreement proposal.

The Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 20, 2021 by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and named executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock. Unless indicated otherwise below, ownership information is as of the date of this proxy statement, and the applicable percentages are based on 25,501,255 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options or other equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Red Lion Hotels Corporation, 1550 Market St. #425, Denver, Colorado 80202.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
Coliseum Capital Management, LLC (2)	4,331,871	16.9%
Alta Fundamental Advisers LLC(3)	3,560,700	13.9%
Dimensional Fund Advisors LP (4)	2,054,883	8.1%
Moab Capital Partners, LLC (5)	1,285,802	5.0%
Frederic F. “Jake” Brace	86,590	*
Ted Darnall	84,821	*
Joe Megibow	57,011	*
R. Carter Pate	40,643	*
Linda Coughlin	18,672	*
Janet Hendrickson	18,672	*
Kenneth Trammell	18,672	*
Gary Kohn	0	*
John J. Russell, Jr.	0	*
All directors and named executive officers as a group (9 persons)	325,081	1.3%

*	Represents less than 1% of the outstanding common stock.
(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days of January 20, 2021. This includes shares of our common stock held, options held that were exercisable as of January 20, 2021 or within 60 days thereafter, and RSUs and PSUs held that will vest within 60 days after January 20, 2021. This table does not include RSUs or PSUs that vest more than 60 days after January 20, 2021. RSUs and PSUs are awards payable, subject to vesting requirements, in shares of our common stock. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after January 20, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The address for this beneficial owner is 105 Rowayton Avenue, Rowayton, Connecticut, 06853. The shares shown for this beneficial owner are based solely on the Form 4 filed by this beneficial owner on November 20, 2019.

(3)

The address for this beneficial owner is 777 Third Avenue, 19th Floor New York, New York 10017. The shares shown for this beneficial owner are based solely on the Schedule 13D filed by this beneficial owner on July 10, 2020.

(4)

The address for this beneficial owner is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 12, 2020.

(5)

The address for this beneficial owner is 152 West 57th Street, 9th Floor, New York, New York 10019. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on April 3, 2020.

NON-BINDING NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to approve a resolution, on a non-binding advisory basis, approving the payment of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes” (the “non-binding named executive officer merger-related compensation proposal”), gives the Company’s shareholders the opportunity to vote, on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Named Executive Officer Merger-Related Compensation” beginning on page 45 of this proxy statement.

The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Company Board unanimously recommends that the Company’s shareholders approve the following resolution:

“RESOLVED, that the shareholders of Red Lion Hotels Corporation hereby approve, on a non-binding advisory basis, the compensation to be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Named Executive Officer Merger-Related Compensation.”

The vote on the non-binding named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the non-binding named executive officer merger-related compensation proposal and vice versa. Because the vote on the non-binding named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company shareholders.

The above proposal approving, on an advisory and non-binding basis, the payment of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger will require the votes cast in favor thereof to exceed the votes cast opposing. A vote to abstain will have no effect on the non-binding named executive officer merger-related compensation proposal. If you fail to attend the virtual special meeting and vote via the virtual meeting website, or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the non-binding named executive officer merger-related compensation proposal.

The Company Board unanimously recommends that the shareholders vote “FOR” the non-binding named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Company shareholders are also being asked to consider and vote on the adjournment proposal. The Company is seeking shareholder approval of the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement. Approval of the adjournment proposal will require the affirmative vote of the holders of at least a majority of the shares of common stock represented virtually or by proxy at the special meeting, whether or not a quorum is present. A vote to abstain or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, will have the same effect as voting against the adjournment proposal. If you fail to attend the virtual special meeting and vote via the virtual meeting website, or fail to vote by proxy, it will have no effect on the adjournment proposal.

The Company Board unanimously recommends that the shareholders vote “FOR” the adjournment proposal.

OTHER MATTERS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DISSENTERS’ RIGHTS

If the merger is consummated, a holder of common stock who does not vote in favor of the merger agreement proposal and who provides notice, before the vote is taken, of the shareholder’s intent to demand payment for the shareholder’s shares, will be entitled to dissenters’ rights in connection with the merger under Chapter 23B.13 of the WBCA (“Chapter 23B.13”).

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of the common stock exercise dissenters’ rights under Chapter 23B.13. A holder of record of shares of common stock is entitled to demand dissenters’ rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a brokerage firm, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights, or, if the beneficial shareholder wishes to assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf, must obtain the executed written consent of the record holder to the dissent and deliver such consent to the Company not later than the time the beneficial shareholder asserts dissenters’ rights, and exercise dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. If you hold your shares of common stock through a brokerage firm, bank or other nominee and you wish to exercise dissenters’ rights, you should consult with your brokerage firm, bank or other nominee.

Chapter 23B.13 provides a shareholder the right to dissent from, and obtain payment of the “fair value” of the shareholder’s shares, in the event the merger becomes effective. The “fair value” of a shareholder’s shares will be the value of such shares immediately prior to the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. The “fair value” of a shareholder’s shares may be more or less than, or the same as, the $3.50 per share that a shareholder is otherwise entitled to receive under the terms of the merger agreement.

A shareholder electing to exercise dissenters’ rights must (a) deliver to the Company, before the shareholder vote on the merger agreement proposal at the special meeting, notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed merger is effected, and (b) not vote the shareholder’s shares in favor of the merger agreement proposal. Notice of the shareholder’s intent to exercise dissenters’ rights must be sent to the Company at:

RED LION HOTELS CORPORATION

Attn; Corporate Secretary

1550 Market St. #425

Denver, Colorado 80202

A shareholder’s vote against the merger agreement proposal, abstention from voting or failure to vote will not be sufficient to satisfy the notice requirements of Chapter 23B.13.

If the merger is consummated, the Company will, not less than 10 days after the effective time, deliver to any shareholder that timely delivered notice of the shareholder’s intent to exercise dissenters’ rights, and did not vote in favor of the merger, a notice of dissenters’ rights (the “notice”) that will (a) state where the shareholder’s payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, and that will require the shareholder asserting dissenters’ rights to certify whether or not the person acquired beneficial ownership of the shares before that date; (d) set a date by which the Company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered and (e) be accompanied by a copy of Chapter 23B.13.

A shareholder that receives such notice must timely demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the merger, and, if the shareholder holds certificated shares, deposit the shareholder’s certificates, all in accordance with the terms of the notice. A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set forth in the notice, is not entitled to payment for the shareholder’s shares under Chapter 23B.13.

Within 30 days of the receipt of a timely payment demand that complies with the notice, the Company will pay to the dissenting shareholder (other than a dissenting shareholder who acquired its shares after December 30, 2020, the date of the first announcement to news media or shareholders of the terms of the proposed merger, if the Company elects to withhold payment as described below) the amount the Company estimates to be the fair value of the shareholder’s shares, plus accrued interest from the effective time of the merger. The rate of interest is generally required to be the average rate currently paid by the Company on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances. The payment will be accompanied by (a) the Company’s balance sheet as of the end of its fiscal year ended December 31, 2020, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the Company estimated the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenting shareholder’s right to demand payment under §23B.13.280 of Chapter 23B.13, and a copy of Chapter 23B.13. If a dissenting shareholder was not the beneficial owner of the shares before December 30, 2020, the date of the first announcement to news media or to shareholders of the terms of the proposed merger, the Company may withhold payment and elect to make an offer to such shareholder of the fair value of the shares, plus accrued interest, and deliver with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder’s right to demand payment under §23B.13.280 of Chapter 23B.13.

If the dissenting shareholder is dissatisfied with the payment, and believes that the amount offered or paid by the Company is less than the fair value of the shareholder’s shares, or believes that interest was incorrectly calculated, the dissenting shareholder may deliver a notice to the Company, no later than 30 days after the Company made or offered payment for the dissenting shareholder’s shares, providing the shareholder’s own estimate of fair value and the amount of interest due, and demand payment of the dissenter’s estimate, less any payment, if any, already made by the Company.

If a demand for payment remains unsettled, the Company will commence a proceeding within 60 days after receiving the shareholder’s payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The Company will commence the proceeding in Spokane County Superior Court, the county where the Company’s registered agent is located. All dissenting shareholders, whether or not residents of the State of Washington, whose demands remain unsettled, will be made parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. The jurisdiction of the Superior Court in Spokane County, Washington is plenary and exclusive.

The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenting shareholders are entitled to the same discovery rights as parties in other civil proceedings. Each dissenting shareholder made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter shareholder’s shares, plus interest, exceeds the amount paid by the Company, or (b) for the fair value, plus accrued interest, of the dissenting shareholder’s after-acquired shares for which the corporation elected to withhold payment under § 23B.13.270 of Chapter 23B.13. The court shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the Company, except that the court may assess the costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 23B.13.280 of Chapter 23B.13. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Chapter 23B.13. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Spokane County Superior Court, and such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration.

In view of the complexity of Chapter 23B.13, and the requirement that shareholders must strictly comply with the provisions of the WBCA, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

The attached notice of special meeting, this proxy statement and the copy of Chapter 23B.13 attached hereto as Annex C constitute notice to you of the availability of dissenters’ rights under Chapter 23B.13.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Whether or not the Company will hold its 2021 annual meeting of shareholders will depend on the ultimate timeline for completing the merger.

To the extent the Company holds its 2021 annual meeting of shareholders, only shareholders who follow certain criteria outlined in the Company’s Bylaws will be eligible to submit nominations for election to the Company Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Company Board or bring other proper business before an annual meeting must give proper notice to the Company (i) not later than the 120th day prior to the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; or (ii) a reasonable time before the Company begins to print and mail its proxy materials if the date of this year’s annual meeting will have changed by more than 30 days from the date of the 2020 annual meeting. Therefore, unless the annual meeting will have changed by more than 30 days from the date of the 2020 annual meeting, notices regarding nominations of persons for election to the Company Board and other proper business for consideration at the 2021 annual meeting of shareholders must have been received by the Company by December 8, 2020. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principal executive offices at Red Lion Hotels Corporation, 1550 Market St., #425, Denver, Colorado, 80202. If timely notice of a matter is not received by the Company (or if notice is timely but the shareholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the annual meeting.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2021 annual meeting, shareholder proposals must have been received by the Secretary of the Company no later than December 8, 2020.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and any amendments or supplements thereto and other information with the SEC. The Company’s public filings are available to the public free of charge on the website maintained by the SEC at http://www.sec.gov and on the Company’s website at http://www.redlion.com, and may also be obtained through other document retrieval services. Information contained on our website or connected thereto does not constitute a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to the complete text of that contract or other document filed as an exhibit with the SEC.

The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 8, 2020, August 6, 2020 and November 5, 2020 respectively;

•

the Company’s Current Reports on Form 8-K filed on February 13, 2020, March 2, 2020, March 23, 2020, April 2, 2020, April 23, 2020, May 15, 2020, May 21, 2020, June 1, 2020, June 9, 2020, September 24, 2020 and December 31, 2020 (other than any disclosure or exhibit deemed to be furnished but not filed in such Current Reports on Form 8-K).

The Company will furnish without charge a copy of the Company’s annual, quarterly and current reports, including any financial statements and schedules thereto, to any person, including any beneficial owner of the common stock, to whom this proxy statement is delivered, upon written request directed to the Company. Requests should be addressed to: Red Lion Hotels Corporation, 1550 Market St., #425, Denver, Colorado, 80202, Attention: Investor Relations.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

SONESTA INTERNATIONAL HOTELS CORPORATION

ROAR MERGER SUB INC.

and

RED LION HOTELS CORPORATION

Dated as of December 30, 2020

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.11(b)(x)
Acceptable Confidentiality Agreement	5.4(c)
Acquisition Proposal	5.4(g)(i)
Action	3.9
Adverse Recommendation Change	5.4(b)
Affiliate	8.3(a)
Agreement	Preamble
AJCA	3.11(b)(xi)
Antitrust Law	5.7(e)
Articles of Merger	1.3
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Capitalization Representations	6.3(a)(i)
CARES Act	8.3(c)
CERCLA	3.13(c)(i)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company 401(k) Plan	5.8(d)
Company	Preamble
Company Board	3.3(a)
Company Board Recommendation	3.3(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article
Company Employee	5.8(a)
Company Equity Awards	8.3(d)
Company Plans	3.11(a)
Company PSU	2.2(b)
Company PSU Merger Consideration	2.2(b)
Company Registered IP	3.19(a)
Company RSU	2.2(a)
Company RSU Merger Consideration	2.2(a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	5.5(a)
Company Stock Plan	8.3(e)
Confidentiality Agreement	5.6(b)
Contract	3.4(a)
control	8.3(f)
Dissenting Shares	2.5
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(ii)
Environmental Permits	3.13(c)(iii)
Equity Commitment Letter	8.3(g)
Equity Financing	8.3(h)

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
ERISA	3.11(a)
ERISA Affiliate	8.3(i)
ESPP	8.3(j)
Exchange Act	3.4(b)
FDD	8.3(k)
Former Joint Ventures	3.17(f)
Franchise	8.3(l)
Franchise Agreement	8.3(m)
Franchise Laws	8.3(n)
Franchised Business	3.18(l)
Franchisee	8.3(o)
Franchisee Groups	3.18(g)
Franchisor	3.18(h)
FTC Rule	8.3(p)
Fundamental Representations	6.3(a)(ii)
GAAP	3.5(c)
Governmental Entity	3.4(b)
Indebtedness	8.3(q)
Indemnified Parties	5.11(a)
Information Security Incident	8.3(r)
Intellectual Property	3.19(e)
Intervening Event	5.4(g)(ii)
IRS	3.11(a)
IT Assets	8.3(s)
Joint Venture Property	3.17(e)
Joint Ventures	8.3(dd)
knowledge	8.3(t)
Law	3.4(a)
Leased Real Property	3.17(a)
Leases	3.17(c)
Liens	3.2(c)
Material Adverse Effect	8.3(u)
Material Contracts	3.15(b)
Materials of Environmental Concern	3.13(c)(iv)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	3.11(b)(x)
Notice Period	5.4(d)
Owned Real Property	3.17(a)
Parent 401(k) Plan	5.8(d)
Parent	Preamble
Parent Expenses	7.3(c)
Parent Fundamental Representations	6.2(a)(i)
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.8(b)
Paying Agent	2.3(a)
Payment Fund	2.3(a)

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Permits	3.10
Permitted Liens	8.3(v)
Person	8.3(w)
Personal Information	8.3(x)
Preferred Stock	3.2(a)
Privacy Commitments	8.3(y)
Privacy Laws	8.3(z)
Privacy Requirements	3.19(g)
Proxy Statement	3.7
Qualified Plan	3.11(b)(ii)
Real Property	3.17(a)
Relationship Laws	8.3(aa)
Release	3.13(c)(v)
Representative	8.3(bb)
RL Venture	8.3(cc)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Shares	2.1(a)
Subsidiary	8.3(dd)
Superior Proposal	5.4(g)(iii)
Support Agreements	Recitals
Surviving Corporation	1.1
Takeover Laws	3.20
Tax Returns	3.14(o)(ii)
Taxes	3.14(o)(i)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Washington Act	1.1
Willful and Material Breach	8.3(ee)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2020, between Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), Roar Merger Sub Inc., a Washington corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Red Lion Hotels Corporation, a Washington corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have each determined that an acquisition of the Company by Parent is in the best interests of their respective companies and shareholders and, accordingly, have each agreed to consummate the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into support agreements with Parent (the “Support Agreements”), pursuant to which such shareholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Shares in favor of the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the party identified therein the Equity Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Equity Financing in the amounts and on the terms set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act of the State of Washington (the “Washington Act”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger and a short form plan of merger, in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the Washington Act (collectively, the “Articles of Merger”) with the Secretary of State of the State of Washington and as soon as practicable after the Closing, on or after the Closing Date, shall make any and all other filings or recordings required under the Washington Act in connection with effecting the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington, or at such other time as Parent and the Company may agree as set forth in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Washington Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they are identical to the bylaws of Merger Sub, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $3.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b) Each Share owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time and in accordance with this Agreement, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Treatment of Company Equity Awards.

(a) At the Effective Time, each award of restricted stock units with respect to Shares granted under any Company Stock Plan which vest solely based on the satisfaction of time-based criteria (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of the Company or any holder thereof in consideration for the right to receive the Merger Consideration in respect of each Share subject to such Company RSU immediately prior to the Effective Time (the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(b) At the Effective Time, each award of restricted stock units with respect to Shares granted under a Company Stock Plan which vest in whole or in part based on the satisfaction of performance-based criteria (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of the Company or any holder thereof in consideration for the right to receive the Merger Consideration in respect of each Share subject to such Company PSU immediately prior to the Effective Time (the “Company PSU Merger Consideration”); provided, in the case of a Company PSU subject to unsatisfied performance conditions for a performance period that includes the date on which the Effective Time occurs, for purposes of calculating the payments provided for by this Section 2.2(b), the number of Shares subject to such Company PSU shall be determined as though such performance conditions were satisfied at the applicable target level of performance. Parent shall cause the Surviving Corporation to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time (but in no event later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(c) Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board shall adopt such resolutions and take such actions as may be required to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company that is approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed) to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which shareholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a letter of transmittal in customary form of the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or compliance with the replacement requirements established by the Paying Agent as contemplated by Section 2.3(i)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent (but subject to receipt of an “agent’s message” or such other evidence that the Paying Agent may reasonably request), and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that any such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to request that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Closing Date shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation, as Parent so directs.

(h) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to Parent or the Surviving Corporation, as Parent so directs, any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands dissenters’ rights with respect to such Shares in the manner required under Chapter 23B.13 of the Washington Act (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissenters’ rights under the Washington Act (or such dissenters’ rights shall have expired). Dissenting Shares shall be treated in accordance with Chapter 23B.13 of the Washington Act. If any such holder fails to perfect or withdraws or loses any such dissenters’ rights (or any such dissenters’ rights shall have expired), each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such dissenters’ rights have been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a), without interest. The Company shall serve prompt notice to Parent of any demands, withdrawals, notices or other instruments (including copies thereof) received by the Company relating to dissenters’ rights with respect to any Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle, any such demands, waive any holder’s failure to comply with the Washington Act or offer or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed after January 1, 2019, and publicly available prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein); provided, however, that nothing disclosed in the Company SEC Documents shall be deemed to qualify or modify the Capitalization Representations or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (A) 50,000,000 Shares, and (B) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of December 23, 2020, (i) 25,464,899 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 15,603 Company PSUs (including those subject to the achievement of performance goals) were issued and outstanding under the Company Stock Plan, (iii) 234,313 Company RSUs were issued and outstanding under the Company Stock Plan and (iv) no shares of Preferred Stock were issued and outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of the holders of Company Equity Awards as of the date hereof, including, for each such holder of a Company Equity Award, the date of grant of such Company Equity Award, the maximum and target number of Shares subject to such Company Equity Award, the expiration date (if any) of such Company Equity Award and the vesting schedule of such Company Equity Award. All Shares issuable upon the vesting, conversion or settlement of the Company Equity Awards, as applicable, have been duly reserved for issuance by the Company, and upon any issuance of such Shares in accordance with the terms of the Company Stock Plan, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in Section 3.2(a) and except for changes since December 23, 2020 resulting from the exercise of Company Equity Awards outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other securities of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other securities of the Company or its Subsidiaries or (C) options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any capital stock or other securities, or securities convertible into or exchangeable for capital stock or other securities of the Company or its Subsidiaries, (ii) there are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other securities, or securities convertible into or exchangeable for capital stock or other securities, of the Company or its Subsidiaries, (iii) there are no performance units, interests or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity based awards or rights and (iv) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights and, except as set forth on Section 3.2(c) of the Company Disclosure Letter, all such shares or other equity interests are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever (other than Permitted Liens), except for any Liens that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including for each Subsidiary of the Company (i) its name, (ii) its jurisdiction of incorporation or organization, (iii) its form of organization and (iv) the authorized capital stock of each such Subsidiary that is a corporation.

(e) Except for the capital stock or voting interests in its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligations of, any Person.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the affirmative vote by the holders of at least two-thirds of the outstanding Shares (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate actions or proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on December 30, 2020, unanimously adopted, approved and declared advisable this Agreement and the transactions contemplated hereby and thereby and, subject to Section 5.4, resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby and thereby (the “Company Board Recommendation”). The Company Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger or the other transactions contemplated hereby and thereby.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, statute, rule, regulation, order, injunction, judgment, ruling, writ, award or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with or without notice or the lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any U.S. or foreign federal, state or local governmental or regulatory (including stock exchange) authority, agency, court, commission or other arbitral or governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the Washington Act and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2018 (all such forms, reports, statements, certificates and other documents filed since January 1, 2018, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any of the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registration statements or other documents with the SEC.

(b) As of the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2018, and December 31, 2019, filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2018, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments, none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole).

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) There has been no change in the Company’s internal control over financial reporting that has occurred since January 1, 2019, that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(f) The Company has disclosed, based on the most recent evaluation of its Principal Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent either materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) of the preceding sentence made by management of the Company to its auditors or audit committee on or after January 1, 2018. Since January 1, 2018, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries, regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of the Company, been received by the Company.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2020, and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC, (b) incurred in the ordinary course of business since September 30, 2020, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) except in connection with any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith), in respect of or relating to the COVID-19 pandemic, risks associated therewith and/or compliance with any changes in Law or guidance from Governmental Entities with respect thereto the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, (b) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s prior written consent, would constitute a violation of Sections 5.1(b)(i), 5.1(b)(iii), 5.1(b)(vi), 5.1(b)(viii), 5.1(b)(x), 5.1(b)(xiii), 5.1(b)(xv), 5.1(b)(xvi) or 5.1(b)(xxi) and (c) there has not been any event, change, occurrence or effect that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.9 Litigation.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no suit, claim, action, proceeding, arbitration, mediation, investigation, hearing, inquiry, audit, examination or litigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all settlement agreements relating to any Action or threatened Action pursuant to which the Company or any of its Subsidiaries has any outstanding obligations and (ii) any judgments, orders, injunctions, rulings, writs, awards or decrees of any Governmental Entity in an Action in which the Company or any of its Subsidiaries was a party, which has a material effect on the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters, Taxes and Franchise Matters (which are the subject of Sections 3.11, 3.13, 3.14 and 3.18, respectively), the Company and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Permits (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, registrations, consents and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect and are not subject to any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs and policies shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, advisory or opinion of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, summary of material modifications or other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (v) the plan document together with all amendments thereto and restatements thereof (including complete copies of any plans that may have been merged into any Company Plan) and (vi) any service contracts relating to Company Plans.

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or non-exempt accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made, and all required returns (including information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws with respect to each Company Plan;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any liability for any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) previously maintained by the Company or any of its Subsidiaries or that is maintained or previously was maintained by an ERISA Affiliate of the Company or any of its Subsidiaries and that is or was subject to Title IV of ERISA or Section 412 of the Code;

(v) no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has any liability with respect to any such “multiemployer plan” to which the Company or any such Subsidiary previously had an obligation to contribute or to which any ERISA Affiliate of the Company or any of its Subsidiaries has or previously had an obligation to contribute;

(vi) except as set forth in Section 3.11(b)(vi) of the Company Disclosure Letter, the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that provides post-employment health care coverage or benefits other than coverage required by Section 601 of ERISA and Section 4980B of the Code, and each such plan has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii) except as set forth in Section 3.11(b)(vii) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment, vesting or funding of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, either alone or in conjunction with another event;

(viii) except as set forth in Section 3.11(b)(viii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to make any payment or provide any benefit that would reasonably be expected not to be deductible under Section 280G of the Code (or any corresponding provision of state or local Tax Law);

(ix) neither the Company nor any of its Subsidiaries has any obligation to indemnify any Person for liability for the Tax provided under Section 4999 of the Code;

(x) each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and regulations thereunder and (B) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (A) and (B), together, the “409A Authorities”);

(xi) no Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities; and

(xii) neither the Company nor any of its Subsidiaries has any obligation to indemnify any Person for any liability for Tax, penalties or interest arising on account of a failure of a Nonqualified Deferred Compensation Plan to comply with Section 409A of the Code.

Section 3.12 Labor Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or negotiating with respect to any collective bargaining agreement or other Contract with any labor union, works council or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no labor organizational or decertification activities underway or threatened by, on behalf of, or against any labor organization, works council or labor organization with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in any environmental assessments made available to Parent and Merger Sub prior to the date of this Agreement: (i) the Company and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries have obtained and are, and since January 1, 2018, have been, in compliance with all applicable Environmental Permits required under such Environmental Laws and necessary to own, lease or use the Real Property and assets of the Company and its Subsidiaries and to operate as they presently operate; (iii) there has been no Release of any Materials of Environmental Concern at any property owned, leased or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in a liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iv) no real property currently owned, leased or operated by the Company or any of its Subsidiaries is listed on the National Priorities List under CERCLA; (v) neither the Company nor any of its Subsidiaries has received since January 1, 2018, any written request for information pursuant to Section 104(e) of CERCLA or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been finally resolved with the appropriate Governmental Entity or otherwise; and (vi) neither the Company nor any of its Subsidiaries has received since January 1, 2018, any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing. The Company has furnished to Parent all material environmental audits, assessments or reports prepared since January 1, 2018, primarily related to environmental, health or safety liabilities in each case relating to their current properties, facilities or operations which are in its or its Subsidiaries’ possession or control.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

(ii) “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes, decrees, common law or contractual obligations relating to pollution or protection of the environment (including ambient air, indoor air, soil, surface water, groundwater or worker health and safety), now or hereafter in effect, including any Law regulating, relating to or imposing liability or standards of conduct concerning any Materials of Environmental Concern.

(iii) “Environmental Permits” means all permits, licenses, exemptions, authorizations, franchises, certifications, registrations, consents, concessions, variances, orders and approvals required under applicable Environmental Laws.

(iv) “Materials of Environmental Concern” means any petroleum, per- and polyfluorinated alkyl substances, and any material, substance or waste classified, defined, regulated or otherwise characterized as hazardous, acutely hazardous, toxic, radioactive, or as a pollutant or contaminant or words of similar meaning under applicable Environmental Laws, including CERCLA or the federal Resource Conservation and Recovery Act.

(v) “Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of any Materials of Environmental Concern into, under, above, onto or from the environment.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all respects;

(b) all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns described in Section 3.14(a)) have been duly and timely paid in full and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements;

(c) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount received in a taxable period ending on or prior to the Closing Date or (v) election under Section 965(h) of the Code;

(e) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;

(f) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(g) as of the date of this Agreement, there are no proceedings now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to Taxes;

(h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries, no audits, investigations, proceedings, actions or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and no deficiency for Taxes has been assessed or asserted in writing by any Governmental Entity against the Company or any of its Subsidiaries, except for deficiencies which have been settled, withdrawn or satisfied by payment;

(i) no Governmental Entity has made a claim (that remains outstanding) that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where it does not currently file Tax Returns;

(j) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnification agreement or has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) (other than liabilities of members of the affiliated group of which the Company is or was the common parent), (B) as a transferee or successor, (C) by Contract or (D) otherwise, in each case, other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes;

(k) neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law);

(l) within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);

(m) neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, or other Tax benefits or relief related to COVID-19, including a loan under the Paycheck Protection Program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law; and

(n) there are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Governmental Entity.

(o) as used in this Agreement:

(i) “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with all interest, penalties and additions imposed with respect to such amounts (including penalties for failure to file or late filing of any Tax Return, report or other filing imposed by the applicable Governmental Entity).

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, claims for refunds, schedules, forms and information returns relating to Taxes, including any amended tax return and any attachment thereto.

(p) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.11 and this Section 3.14 are the only representations and warranties in this Agreement with respect to Taxes.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Company Plans, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract for the employment of any employee of the Company or any of its Subsidiaries which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;

(iii) any Contract for the provision of services to the Company or any of its Subsidiaries with a consultant or independent contractor that provides for annual payments in excess of $125,000 or which is not terminable on ninety (90) days’ notice or less without liability for any penalty or other payment;

(iv) any collective bargaining agreement or other Contract with a labor union, works council or labor organization;

(v) any Contract that limits the ability of the Company or its Subsidiaries to compete or provide services or offer Franchises in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, area franchise, master franchise, area development, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing, excluding any Franchise Agreements that provide Franchisees territorial protections in connection with the right to develop or operate a single-unit Franchise;

(vi) any Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(vii) any Contract or series of related Contracts relating to Indebtedness for borrowed money with a principal amount in excess of $70,000;

(viii) any Contract relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection;

(ix) any Contract that is material to the Company and its Subsidiaries, taken as a whole, (A) granting a third party any license, covenant not-to-assert or other right with respect to Intellectual Property, other than Franchise Agreements or other non-exclusive licenses granted to customers, or (B) pursuant to which the Company or any of its Subsidiaries has been granted any license, covenant-not-to-assert or other right with respect to Intellectual Property (except for off-the-shelf licenses of commercially available software), and in each case of (A) and (B), other than licenses in which the grants of rights to use Intellectual Property are incidental, and not material, to performance under the Contract;

(x) any Contract reasonably expected to result in payments in excess of $10,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent material preferential pricing terms or similar obligations;

(xi) any Franchise Agreement (A) pursuant to which monthly franchise, royalty, membership or similar fees billed are, or since January 1, 2019, have been, $10,000 or more or (B) with any Franchisee having five (5) or more franchised locations;

(xii) any Contract with a Franchisee pursuant to which such Franchisee has a commitment to develop three (3) or more Franchises and has not satisfied the entirety of such commitment;

(xiii) any Contract regarding the acquisition, development, operation, management, marketing or sale of hotel or similar properties owned or operated by the Company or any of its Subsidiaries that involves payments to or by the Company or any of its Subsidiaries in excess of $70,000 in any twelve (12) month period after the Closing Date which is not terminable on ninety (90) days’ notice or less without liability for any penalty or payment;

(xiv) any Contract primarily related to the Company’s or any of its Subsidiaries’ central reservation system (or similar) software;

(xv) any Contract under which the Company or any of its Subsidiaries provides property or hotel management services for any property or hotel in which the Company does not, directly or indirectly, own 100% of the equity interests in such property or hotel;

(xvi) any Contract under which the Company or any of its Subsidiaries has continuing obligations involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests (other than acquisitions or dispositions of assets in the ordinary course of business);

(xvii) any Contract that contains any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement;

(xviii) any Contract that grants any right of first refusal or right of first offer or similar right with respect to, or that limits or purports to limit, the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty;

(xx) any Contract with any Governmental Entity (other than (x) any Contract providing for hotel room sales entered into in the ordinary course of business and (y) Permits); and

(xxi) any Contract for any joint venture, partnership, strategic alliance, collaboration, co-promotion, co-marketing or similar arrangement, or any Contract involving a sharing of the Company’s, its Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities, in each case, other than Franchise Agreements.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.15(a) of the Company Disclosure Letter (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) the Company, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or the lapse of time or both) in breach or default thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice or the lapse of time or both) in breach or default thereunder, (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual or alleged violation of any term or requirement of any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to cancel or terminate any Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, and no event has occurred that, with or without notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter contains a true and complete list of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). Each of the Company or a Subsidiary of the Company has good, valid and marketable title to the Owned Real Property, and valid leasehold title to all of its leased property (the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”), in each case, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.

(b) With respect to each Real Property, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) neither the Company nor any Subsidiary of the Company has leased or licensed or otherwise granted or permitted use or occupancy of any portion of the Owned Real Property to any Person (and, to the Company’s knowledge, no Person (other than the Company or its applicable Subsidiary) is entitled to possess any portion of the Owned Real Property other than pursuant to any instruments recorded against the Owned Real Property in the applicable land records) or has subleased or licensed or otherwise granted or permitted use or occupancy of any portion of the Leased Real Property to any Person (and, to the Company’s knowledge, no Person (other than the Company or its applicable Subsidiary) is entitled to possess any portion of the Leased Real Property other than pursuant to any instruments recorded against the Leased Real Property in the applicable land records);

(ii) neither the Company nor any Subsidiary of the Company is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of any Real Property;

(iii) neither the Company nor any Subsidiary of the Company has received any written notice of any, and there are no Actions pending or, to the knowledge of the Company, threatened, which would reasonably be expected to adversely affect any portion of the Real Property or its present or intended use; and

(iv) neither the Company nor any Subsidiary of the Company has received any written notice of, and there are no pending or, to the knowledge of the Company, threatened condemnation Actions (or other similar Actions in the nature of eminent domain).

(c) Section 3.17(c) of the Company Disclosure Letter contains a true and complete list of each parcel of Leased Real Property, together with a list of all written lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of the Company and any of its Subsidiaries (collectively, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters, and guaranties thereto or thereof, the “Leases”). The Company has made available to Parent copies of all Leases, which copies are true and correct in all material respects, and the Leases set forth in Section 3.17(c) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and the applicable counterparty, on the other hand, with respect to all Real Property. With respect to each Leased Real Property:

(i) the Company and each Subsidiary of the Company has complied with the terms of all Leases to which it is a party, and all Leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(ii) the Company and each Subsidiary of the Company enjoys peaceful and undisturbed possession under all Leases, except for any such failure to do so that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Each of the Company or a Subsidiary of the Company, as applicable, owns good and marketable title to, or a valid leasehold interest in, all of its tangible personal property necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) With respect to the all real property owned by a joint venture to which the Company or any of its Subsidiaries is a party (collectively, the “Joint Venture Property”), (i) the Company and each Subsidiary of the Company has complied with the terms of the organizational documents of the applicable joint venture and all such organizational documents are in full force and effect (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)), (ii) there are no outstanding, pending or anticipated capital calls, capital contributions or other monetary obligations thereunder or with respect thereto and (iii) there are no defaults thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has made available to Parent true and complete copies of all organizational documents of each joint venture that holds any Joint Venture Property.

(f) (i) Neither RLS Atla Venture LLC, a Delaware limited liability company, nor RLS DC Venture LLC, a Delaware limited liability company (together, the “Former Joint Ventures”), has any material assets, liabilities or obligations, (ii) neither the Company nor any of its Subsidiaries has any liabilities or material obligations with respect to the Former Joint Ventures and (iii) none of the Company, any of its Subsidiaries or the Former Joint Ventures has any material liabilities or obligations with respect to the sales of hotels previously owned by the Former Joint Ventures.

Section 3.18 Franchise Matters.

(a) Since January 1, 2018, neither the Company nor any of its Subsidiaries has (directly or indirectly) offered or sold any Franchise anywhere in the world, other than in connection with Franchise Agreements for Franchises offered and sold in the United States and Canada.

(b) To the knowledge of the Company, all marketing or promotion fund contributions (including Monthly Program Fees, as defined by the FDDs) paid by any Franchisee since January 1, 2018, have been administered and spent in accordance in all material respects with applicable Franchise Laws, the applicable Franchise Agreements, the descriptions set forth in the relevant FDDs and any other Contract to which the Company or any of its Subsidiaries is a party. The Company or its Subsidiaries have disclosed in the relevant FDDs all material payments they have received from suppliers, manufacturers and vendors resulting from Franchisee purchases.

(c) With respect to all terminations, non-renewals and transfers of Franchises and the Company’s and any of its Subsidiaries’ enforcement of its rights under and performance of its obligations under Franchise Agreements, since January 1, 2018, the Company and its Subsidiaries have complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Entity alleging that the Company or any of its Subsidiaries is a joint or co-employer of, or has any liability whatsoever as a joint or co-employer with respect to any employees of, any Franchisee and no Governmental Entity has notified in the Company in writing or, to the knowledge of the Company, determined that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of any Franchisee.

(e) Except as set forth on Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has used any independent sales agent, sales broker or referral source to assist with the sale of Franchises since January 1, 2018.

(f) All advertising and marketing materials used by the Company or any of its Subsidiaries or otherwise used in connection with the offering or sale of Franchises since January 1, 2018, have not contained any material misrepresentations or untrue statements and have complied in all material respects with all Franchise Laws.

(g) Section 3.18(g) of the Company Disclosure Letter sets forth a true and complete list of all franchisee associations, councils, cooperatives and advisory organizations (regardless of whether formally or informally established or sponsored by the Company or any of its Subsidiaries or, to the knowledge of the Company, any group of Franchisees) which serves as a representative of any group of three (3) or more Franchisees (“Franchisee Groups”). The Company has provided Parent with all bylaws and other organizational documents that it or its Subsidiaries have in their possession with respect to such Franchisee Groups. All Franchisee Groups are purely advisory in nature and have no authority to exercise any control with respect to the Company or its Subsidiaries.

(h) Each Franchise Agreement (i) is valid and binding on the Company’s applicable Subsidiaries, Red Lion Hotels Canada Franchising, Inc. and Red Lion Hotels Franchising, Inc. (each, a “Franchisor”), and, to the knowledge of the Company, each other party thereto (other than with respect to Franchise Agreements that have expired in accordance with their terms) and (ii) is in full force and effect, except in each case (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (z) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, each Franchisor, since January 1, 2018, has performed and is performing in all material respects all obligations required to be performed by it under the Franchise Agreements and is not currently in material breach or default thereunder, and, to the knowledge of the Company, since January 1, 2018, except as set forth on Section 3.18(h)(i) of the Company Disclosure Letter, no other party, including any Franchisee is in material breach or default thereunder. To the knowledge of Company, since January 1, 2018, except as set forth on Section 3.18(h)(ii) of the Company Disclosure Letter, no event has occurred that with or without notice or the lapse of time or both would constitute a breach or default under any Franchise Agreement by a Franchisor or any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.18(h)(iii) of the Company Disclosure Letter sets forth a true and complete list of all Franchise Agreements under which the Franchisee has notified the Company or its Subsidiaries in writing of its intention to terminate or not renew. To the knowledge of the Company, no event has occurred (with or without notice or the lapse of time or both) that would give any rights of termination, rescission, material amendment or cancellation of any Franchise Agreement to any Franchisee. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any fees or payments pursuant to any Franchise Agreement that are, or will be after the consummation of the transactions contemplated hereby, subject to any obligation thereunder for a refund, repayment, or offset other than refundable initial fees (deposits) related to franchised locations that have not opened under any of the Company’s brands pursuant to the terms of the Franchise Agreements.

(i) Section 3.18(i) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises since January 1, 2018. The Company has provided to Parent true and correct copies of each such FDD. All FDDs that the Company or any of its Subsidiaries has used to offer and sell Franchises have contained the information required by applicable Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Section 3.18(j) of the Company Disclosure Letter identifies by jurisdiction and effective date all registrations that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and its Subsidiaries. Since January 1, 2018, no Franchisor has offered a Franchise or sold a Franchise in any jurisdiction in which such offer and sale was not duly registered or exempt from registration and otherwise in compliance with Franchise Laws at the time the offer was made and the sale occurred, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, each Franchisor has otherwise materially complied with all Franchise Laws and Relationship Laws except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to the execution of any Franchise Agreement, the Company or its Subsidiaries have received a signed FDD receipt from each Franchisee to the extent required under any applicable Franchise Law.

(k) No Franchisor is subject to any currently effective order, injunction, or similar mandate with respect to the offer or sale of the Franchise Agreements in any jurisdiction. There are no proceedings pending or, to the knowledge of the Company, threatened against any Franchisor alleging failure to comply with any Franchise Laws or Relationship Laws.

(l) Certain of the Franchise Agreements grant protected radiuses to Franchisees; except for those grants and except for rights to renew granted to Franchisees in the ordinary course of business, no Franchisor has granted any Franchisee any protected territory, exclusive territory or option, right of first refusal or similar right to acquire additional Franchises or rights with respect to any business operated pursuant to a Franchise Agreement under any trademark, trade name, service mark, service name, brand, trade dress and logo that are part of the Intellectual Property (a “Franchised Business”), and no Person currently holds any right or option to operate, develop, or locate a Franchised Business, or to exclude any others from operating or licensing a third party to operate a Franchised Business, in any geographic area or at any location.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have received no written notice from any current Franchisee alleging that any Franchisor has breached, violated or defaulted under a Franchise Agreement. Except in the ordinary course of business, no provision regarding the calculation and payment of royalty, brand, membership, marketing, program, application, business generation, termination, initial or other fees in any Franchise Agreement has been waived, altered or modified in any respect that is materially adverse to the Company and its Subsidiaries, except as otherwise stated in the relevant Franchise Agreement or its amendments.

(n) No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, trademark applications, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company

Registered IP is owned by the Company or one its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) To the knowledge of the Company, the Company or its applicable Subsidiary has executed a valid and enforceable written agreement with each Person who has materially contributed or is materially contributing to the creation or development of any Intellectual Property for the Company or its applicable Subsidiary that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which such Person has assigned to the Company or its applicable Subsidiary all of such Person’s right, title and interest in and to all Intellectual Property created, conceived or developed for the Company or its Subsidiaries in the course of their employment or retention thereby.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no portion of any software included in the Company’s or its Subsidiaries’ Intellectual Property uses, calls, incorporates, interacts with, is a derivative of or has embedded in it any source, object or other software code that is subject to any “open source,” “copyleft” or other similar type of license, including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Reciprocal Public License, Academic Free License, Common Public Attribution License or Public Domain licenses, and neither the Company nor any of its Subsidiaries has undertaken any commitment, nor do any of them have any obligation, to contribute any of the Company’s or its Subsidiaries’ Intellectual Property to the public domain.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including maintaining commercially reasonable administrative, technical and physical safeguards designed to protect the security, confidentiality, integrity and availability of such information that is contained in or accessible via the IT Assets, and to detect and remediate Information Security Incidents. Since January 1, 2018, there has been no Information Security Incident and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has fully remediated any and all material, critical and/or high-risk security vulnerabilities for which the Company or any of its Subsidiaries have become aware.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium) (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, injunction, ruling, writ, award, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) The Company and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance with all Privacy Laws and Privacy Commitments (collectively, “Privacy Requirements”), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its applicable Subsidiaries has all rights and permissions necessary to lawfully access, collect, obtain, use, retain, disclose and transfer Personal Information in accordance with Privacy Requirements in the manner in which the Company and its applicable Subsidiaries access, collect, obtain, use, retain, disclose and transfer Personal Information in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has sold, licensed or rented any Personal Information to a third party for monetary or other valuable consideration, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Person has made any written claim or commenced any Action or, to the Company’s knowledge, investigation against the Company or any of its Subsidiaries with respect to any Information Security Incident or actual or alleged violation of a Privacy Requirement.

Section 3.20 State Takeover Statutes. The Company Board has previously taken (and not revoked) all action, if any, necessary to render inapplicable any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “affiliate transaction,” “business combination” or similar antitakeover Law, including Section 23B.19 of the Washington Act (collectively, “Takeover Laws”), to the Merger, this Agreement, the Support Agreements or any of the other transactions contemplated hereby or thereby. The Company does not have any shareholder rights plan in effect.

Section 3.21 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2018.

Section 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than CS Capital Advisors, LLC, and Jefferies LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Opinion of Financial Advisor. The Company Board has received from Jefferies LLC a written opinion (or oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the various factors, assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation, bylaws or equivalent governing documents of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or equivalent governing documents in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to (a) the approval of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub, which shall have occurred prior to the Effective Time, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the Washington Act. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent governing documents of Parent or Merger

Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with or without notice or the lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the Washington Act and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, ruling, writ, award or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Equity Commitment Letter; Available Funds.

(a) Parent has provided to the Company a true and complete copy of the Equity Commitment Letter. The obligation of the party thereto to fund the commitments under the Equity Commitment Letter is not subject to any condition that is not set forth expressly in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter (i) has not been amended or modified and the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, and no such amendment, modification, withdrawal, termination or rescindment is contemplated, (ii) is in full force and effect and constitutes the legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and (iii) there are no other Contracts, agreements or side letters to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b) Parent and Merger Sub will have at the Effective Time cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub acknowledge that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Solvency of the Surviving Corporation Following the Merger. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company in this Agreement and compliance by the Company with the covenants contained in this Agreement and (iii) the satisfaction of the conditions set forth in Sections 6.1 and 6.3, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration, repayment or refinancing of any indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not (a) be insolvent, either because its financial condition is such that the Surviving Corporation would not be able to pay its liabilities as they become due in the usual course of business, or because the sum of its total assets would be less than the sum of its total liabilities; or (b) have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.10 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.11 Brokers. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.13 Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement to the earlier of the Effective Time and the date of any termination of this Agreement pursuant to Section 7.1, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement or applicable Law, the Company shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course, comply with applicable Law and preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with Governmental Entities, Franchisees, landlords, lenders, customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Notwithstanding anything to the contrary set forth in this Section 5.1, the Company and its Subsidiaries may take any commercially reasonable actions that the Company reasonably determines are necessary or prudent for it to take or not take, including any actions substantially consistent with actions taken by Parent or any of its Affiliates or others in the industries or geographic regions in which the affected businesses of the Company or any of its Subsidiaries operate, in each case, in connection with or in response to the COVID-19 pandemic or any other related global or regional health event or circumstance; provided, that the Company shall provide prior notice to and reasonably consult with Parent before taking such actions and, to the extent such actions would otherwise require the prior written consent of the Parent under Section 5.1(b), such actions shall require Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date of any termination of this Agreement pursuant to the corresponding subsection of this Section 5.1(b), except as specifically required by this Agreement or applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, equity interests or voting securities of the Company or any of its Subsidiaries, Company Equity Awards, options, restricted stock or restricted stock units, performance stock units, warrants, convertible securities or other rights exercisable therefor or convertible thereinto or any equity equivalent or equity-based awards or rights, or grant to any Person any other right to acquire any shares of capital stock, equity interests or voting securities of the Company or its Subsidiaries, other than (A) issuances of vested Shares to non-employee members of the Company Board, with a value not to exceed $17,500 per quarter per member of the Company Board pursuant to the Company Stock Plan in the ordinary course of business and (B) issuances of Shares in connection with the vesting of the Company RSUs outstanding as of the date hereof;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest (except for (A) any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to its other wholly-owned Subsidiaries and (B) any dividend or distribution by RL Venture to the Company or any of the Company’s wholly-owned Subsidiaries);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, except for forfeitures of Company Equity Awards in accordance with the terms of the Company Stock Plan;

(v) allow for the commencement of any new offering periods under the ESPP;

(vi) (A) acquire any hotel or any real property, whether through purchase, lease, sublease or otherwise, (B) sell or otherwise dispose of any hotel or any Real Property, whether through purchase, transfer, abandonment, foreclosure, lease, sublease or otherwise, (C) amend, modify, terminate, extend the term for performance under or waive any right under any Contract relating to any pending acquisition or disposition of any hotel or any real property or (E) enter into any agreement providing for the acquisition or disposition of any hotel or any real property;

(vii) (A) enter into any material strategic alliance, material collaboration, material co-promotion, material co-marketing or similar arrangement or (B) enter into or amend or modify the terms of any joint venture;

(viii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other immaterial or obsolete assets in the ordinary course of business;

(ix) (A) sell, lease, permit to lapse or become abandoned (other than the expiration of any Intellectual Property in accordance with its maximum statutory term), license, transfer or otherwise dispose of or encumber any material Intellectual Property (except for licenses granted under Franchise Agreements and licenses granted to vendors in the ordinary course of business) or (B) disclose any material trade secrets (other than in the ordinary course of business and subject to confidentiality restrictions);

(x) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi) materially amend, terminate, renew or waive any material right under any Material Contract, or enter into any Contract that would be a Material Contract if it existed as of the date hereof, other than (A) an automatic renewal of any such Material Contract, but only after providing prior written notice to, and reasonably consulting with, Parent if the Company or its applicable Subsidiary has the right to terminate such Material Contract on the date such Material Contract otherwise would be renewed, (B) the renewal of any Material Contracts (other than any Contract regarding the operation or management of any hotel) on substantially similar terms, but only after providing prior written notice to, and reasonably consulting with, Parent, or (C) immaterial amendments of Material Contracts, in each case in the ordinary course of business consistent with past practice; provided, that if the Company proposes to materially amend, terminate, renew or waive any material right under, any Material Contract or proposes to enter into any Contract that would be a Material Contract if it existed as of the date hereof and shall have provided to Parent a substantially final version of such agreement and information regarding such agreement as is reasonably requested in writing by Parent and Parent does not respond to a written request by the Company to consent to any such amendment, termination, waiver, renewal or Contract within five (5) Business Days, Parent shall be deemed to have consented to such amendment, termination, waiver, renewal or Contract (it being understood that this proviso shall not apply to Contracts that are the subject of restrictions set forth in any other clause of this Section 5.1(b));

(xii) enter into, amend, terminate, renew or waive any material right under any Contract primarily related to the Company’s or any of its Subsidiaries’ central reservation system software;

(xiii) incur any capital expenditures or any obligations or liabilities in respect thereof, except capital expenditures (A) contemplated by the capital expenditure budget set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter, (B) any unbudgeted capital expenditures not to exceed $100,000 individually or $250,000 in the aggregate and (C) emergency capital expenditures that are necessary to maintain the operations of the Company’s businesses and properties as currently conducted, but only after providing prior written notice to, and reasonably consulting with, Parent;

(xiv) (A) incur, assume or suffer to exist any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except for loans or advances by the Company to or from its Subsidiaries and; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of the Company or direct or indirect wholly-owned Subsidiaries of the Company; or (C) amend or modify the terms of, repay in full or allow a material default to occur with respect to any Indebtedness relating to any Real Property, including entering into a deed in lieu of foreclosure or other similar action;

(xv) except to the extent required by applicable Law (including Section 409A of the Code) or the terms of any Company Plan in effect as of the date hereof and listed on Section 3.11(a) of the Company Disclosure Letter, (A) grant or increase the rate, terms, or level of cash compensation, compensation opportunities or benefits (including severance, retention, incentive, termination or change of control pay) of any director, officer, employee or independent contractor of the Company or any Subsidiary of the Company (other than annual salary increases in the ordinary course of business consistent with past practice for employees earning less than $150,000 in total cash compensation per year); (B) terminate, materially amend or adopt any Company Plan, or any new compensation or benefit plan, policy or program, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit of any employees, officers, directors or independent contractors of the Company or any of its Subsidiaries, including any such plan, policy or program that would constitute a Company Plan if it had been in effect as of the date hereof; (C) accelerate or agree to accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefit under any Company Plan or other Contract; (D) grant any severance, change in control or termination pay to any current, former or prospective director, officer, employee or independent contractor of the Company or any Subsidiary of the Company; (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards) other than as permitted by Section 5.1(b)(ii); (F) enter into, adopt or engage in negotiations regarding any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, other than in connection with the amendment, modification or extension of any of the existing collective bargaining agreements as required by the terms thereof, but only after providing prior written notice to, and reasonably consulting with, Parent; (G) hire any individual (other than any replacement hire of a Person earning total annual cash compensation of less than or equal to $150,000 per year at substantially the same level of compensation); (H) enter into any employment agreement; (I) terminate other than for cause the employment of any employee or other individual service provider earning total annual cash compensation greater than or equal to $150,000 per year; (J) terminate employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law; (K) fund any payments or benefits that are payable or to be provided under any Company Plan prior to such time as such amounts are payable pursuant to the terms of the applicable Company Plan; or (L) make any loan to any present or former director, officer, employee or independent contractor of the Company or its Subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practice);

(xvi) implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xvii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business (other than with respect to any Action relating to this Agreement or the transactions contemplated hereby) that involve only the payment of money damages by the Company or any of its Subsidiaries (A) covered fully by an insurance policy of the Company or its Subsidiaries or (B) consistent with the reserves reflected in the Company’s balance sheet at September 30, 2020;

(xviii) make, change or revoke any material Tax election, settle or compromise any Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, make any material change to any method of Tax accounting, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(xix) enter into a new line of business;

(xx) except as required by any Contract entered into, and made available to Parent prior to the date of this Agreement, offer or sell any Franchise in a country other than the United States or Canada;

(xxi) make any material change to the terms of the Company’s or any of its Subsidiaries’ policies or programs applicable generally to their current or prospective Franchisees, including (A) any material change to the terms of policies relating to Franchisee rent, royalty or advertising funds, (B) any material change to any Franchise operations manual or (C) any material modification to any existing program providing any Franchisee incentives or economic assistance, other than in the ordinary course of business;

(xxii) implement any brand or franchise discounts, waiver of receivables or similar actions, other than in the ordinary course of business not to exceed one year; or

(xxiii) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxii).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agrees that it shall not, directly or indirectly take any action which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 No Solicitation; Recommendation of the Merger.

(a) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.4(a), solely to clarify the terms of this Section 5.4(a)), (iii) enter into any agreement in principal, memorandum of understanding, letter of intent, term sheet, definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4(c)), (iv) grant any waiver, amendment or release under or fail to enforce any standstill or confidentiality agreement (other than to permit a Person to submit a confidential Acquisition Proposal to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action under clause (iv) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law) or grant any waiver or approval under any Takeover Law with respect to any Acquisition Proposal or (v) propose publicly to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, (A) terminate all existing negotiations with any Person and its Representatives (other than Parent or any of its Representatives) with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 5.4(a)) to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary with regard to any Acquisition Proposal, (C) cease providing any Person or its Representatives (other than Parent or its Representatives) with any further information, data or access with respect to the Company, its Subsidiaries or any Acquisition Proposal, (D) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data furnished prior to the date of this Agreement to any such Person and its Representatives with respect to any Acquisition Proposal and (E) immediately terminate all physical and electronic data room access granted prior to the date of this Agreement to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal.

(b) Except as provided in Section 5.4(c), Section 5.4(d) and Section 5.4(e), the Company Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to the Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation or the approval, adoption or declaration of the advisability of this Agreement and the transactions contemplated hereby (including the Merger), as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable, or propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within the earlier of three (3) Business Days of the Company Shareholders Meeting and ten (10) Business Days after it is announced or (v) fail, within the earlier of three (3) Business Days of the Company Shareholders Meeting and ten (10) Business Days of a request by Parent following the public announcement of an Acquisition Proposal, to reaffirm the Company Board Recommendation (each such action set forth in this Section 5.4(b) being referred to herein as an “Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary in this Section 5.4, at any time prior to obtaining the Company Shareholder Approval, the Company may, in response to a bona fide written Acquisition Proposal which was made after the date of this Agreement that did not result from a material breach of Section 5.4(a) and that the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel constitutes or is reasonably likely to lead to a Superior Proposal and that failing to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law (i) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement; provided, that no such confidentiality agreement shall be required to include “standstill” provisions (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”); provided, that (A) any non-public information or data provided to any such Person shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrently with the time it is provided to such Person and (B) no non-public information or data with respect to Parent or any of its Subsidiaries shall be provided to any such Person, and (ii) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. After the execution and delivery by the parties of this Agreement and prior to the earlier of the Closing or the termination of this Agreement in accordance with Article VII, the Company shall notify Parent in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any indication that a Person intends to make an Acquisition Proposal or any inquiry or request for information or data relating to the Company or any of its Subsidiaries or for access to the business, books or records of the Company or any of its Subsidiaries, in each case by any Person (or its Representatives) that would reasonably be expected to result in an Acquisition Proposal. The Company shall identify to Parent such Person making any such Acquisition Proposal, inquiry or request, and shall provide Parent with copies of any proposed documents and agreements related thereto and written summaries of any material terms not proposed in writing (including, in each case, any material changes thereto). The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such Acquisition Proposal, indication or request (including any changes thereto).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval and following compliance with this Section 5.4(d), so long as the Company shall have not materially breached this Section 5.4, the Company Board may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(ii) to enter into a definitive written acquisition agreement, in each case, with respect to a Superior Proposal if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that (i) the Company shall have notified Parent in writing, at least three (3) Business Days (with such three (3)-Business Day period commencing on the first Business Day after the day on which Parent receives such notice) prior to taking such action (the “Notice Period”), of its intention to do so (which notice shall specify that the Company has received a Superior Proposal and shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements (including the proposed acquisition agreement) between the Company and the party making such Superior Proposal and any other material documents or agreements (including financing commitments, if any) that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by the Company of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, the Company shall have negotiated, and caused its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that such Superior Proposal no longer constitutes a Superior Proposal, and (iii) the Company Board shall have determined, after the close of business on the last day of the Notice Period, in good faith (after consultation with its financial advisor and outside legal counsel, and after giving effect to any adjustments proposed by Parent in writing during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and that failure to so terminate this Agreement in accordance with Section 7.1(c)(ii) or make an Adverse Recommendation Change, as applicable, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, that in the event of any change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for two (2) Business Days instead of three (3) Business Days).

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Any disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Company Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Company Board and (B) does not contain an Adverse Recommendation Change.

(f) Notwithstanding anything to the contrary set forth in this Agreement, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the time the Company Shareholder Approval is obtained, make an Adverse Recommendation Change if (i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice (with such three (3)-Business Day period commencing on the first Business Day after the day on which Parent receives such notice), which shall (I) set forth in reasonable detail information describing the Intervening Event and (II) state expressly that the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, the Company shall have negotiated, and caused its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) during such three (3)-Business Day period to make adjustments to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company Board shall have determined, after the close of business on the last day of such three (3)-Business Day period, in good faith (after consultation with its financial advisor and outside legal counsel and after giving effect to any adjustments proposed by Parent in writing during such period) that in light of such Intervening Event, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) As used in this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 15% or more of any class of capital stock, other equity security or voting power of the Company, in each case other than the transactions contemplated hereby, including the Merger.

(ii) “Intervening Event” means a material event, change, circumstance, occurrence, effect or state of facts with respect to the Company and its Subsidiaries, taken as a whole, occurring prior to the Company Shareholder Approval that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event; and provided, further, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (1) changes in the trading price or trading volume of the Shares (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition), (2) changes, circumstances, effects or state of facts that results from the announcement or pendency of this Agreement and the transactions contemplated hereby, including the Merger, or that results from a breach of this Agreement by the Company, (3) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such overperformance by the Company may be taken into account to the extent not otherwise excluded by this definition) or (4) any event, change, circumstance, occurrence, effect or state of facts resulting from a breach of this Agreement by the Company.

(iii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal that is reasonably capable of being consummated and did not result, directly or indirectly, from a material breach of Section 5.4(a) (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that the Company

Board has determined in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty and the likelihood and anticipated timing of consummation) that, if consummated, would be more favorable to the shareholders of the Company, from a financial point of view, than the Merger and the other transactions contemplated hereby (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal).

Section 5.5 Preparation of Proxy Statement; Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC to be sent to the Company’s shareholders relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to obtain the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and a vote to approve the adjournment of the Company Shareholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the Company Shareholders Meeting to obtain the Company Shareholder Approval (it being agreed that such special meeting may be a virtual special meeting held in accordance with applicable Law), which shall contain a statement in accordance with the Washington Act regarding dissenters’ rights under the Washington Act. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company such information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or that is otherwise reasonably requested by the Company in the Proxy Statement.

(b) The Company shall, as promptly as practicable after the receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the Company from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by Parent. The Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the Washington Act, the listing rules of the New York Stock Exchange and any other applicable Law in connection with the filing and distribution of the Proxy Statement and the solicitation of proxies from shareholders of the Company.

(c) Parent, upon reasonable request, shall use reasonable best efforts to furnish to the Company all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) equity holders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or its Subsidiaries to the New York Stock Exchange or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) In consultation with Parent, the Company will set a record date for the Company Shareholders Meeting and commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. As promptly as reasonably practicable and in no event later than forty-five (45) days after (i) the tenth (10th) calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement, the Company shall duly hold the Company Shareholders Meeting, duly called, noticed and convened, solely for the purpose of obtaining the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and a vote to approve the adjournment of the Company Shareholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the Company Shareholders Meeting to obtain the Company Shareholder Approval. Unless this Agreement has been terminated pursuant to Section 7.1, the Company’s obligation to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.5(d) shall not be affected (subject to Section 5.5(e) below) and shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, its Representatives or the shareholders of the Company, or any Adverse Recommendation Change, and shall not submit to the vote of its shareholders any Acquisition Proposal other than this Agreement, the Merger and the transactions contemplated hereby prior to the termination of this Agreement under Section 7.1; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this sentence or this Section 5.5(d) shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Shareholder Approval, other than mailing the Proxy Statement to the Company’s shareholders and the collection of such votes. Subject to Section 5.4(c) and Section 5.4(d), the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to obtain the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and, if requested by Parent, the approval of any adjournment or postponement thereof.

(e) The Company may adjourn the Company Shareholders Meeting (i) with the consent of Parent, (ii) if, on a date for which the Company Shareholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Shareholder Approval, solely for the purpose of soliciting additional proxies and votes in favor of the Company Shareholder Approval (which adjournments shall be for the minimum time, in the reasonable judgment of the Company, as is reasonably necessary to obtain such additional proxies and votes required to obtain the Company Shareholder Approval), or (iii) if the failure to adjourn the Company Shareholders Meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable Law, or be required for the distribution of any required supplement or amendment to the Proxy Statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and then only for the minimum time that the Company Board has determined in good faith after consultation with outside legal counsel is reasonably necessary to comply with applicable Law or give the shareholders of the Company the required time to evaluate any applicable information or disclosure. If requested by Parent, the Company shall adjourn the Company Shareholders Meeting (for a period of up to ten (10) Business Days (provided, that Parent shall only make up to one (1) such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the Company Shareholders Meeting) if, on a date for which the Company Shareholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Shareholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Company Shareholder Approval). The Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Shareholders Meeting.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent reasonable access during normal business hours, to such information, properties and personnel regarding the Company and its Subsidiaries as shall be reasonably requested by Parent; provided, that the foregoing shall not require the Company to disclose any information to the extent that in the reasonable good faith judgment of the Company’s outside legal counsel, (A) any applicable

Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) the information is subject to confidentiality obligations to a third party, (C) disclosure of any such information or document would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, (D) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Merger or the transactions contemplated hereby, or (E) such documents or information are reasonably pertinent to any adverse Action between the Company or its Affiliates, on the one hand, and Parent or its Affiliates, on the other hand. Nothing in this Section 5.6 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 18, 2020, between the Company and the other parties thereto relating to the transactions contemplated hereby (as amended, the “Confidentiality Agreement”).

Section 5.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any judgment, order, injunction, ruling, writ, decree or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. In furtherance thereof, the Company shall, if requested by Parent, use commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals and give any required notices under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, that the Company shall not be required to pay any consent or other similar fee, or other similar payment or other consideration to obtain the consent, waiver or approval of any Person under any Contract, and, for the avoidance of doubt, no such consent, waiver, approval or notice shall be a condition to any party’s obligation to consummate the Merger hereunder.

(b) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.8 Employment and Employee Benefits Matters; Other Plans.

(a) Except as otherwise agreed in writing between Parent and any employee of the Company or any of its Subsidiaries (each, a “Company Employee”), Parent shall cause the Surviving Corporation and each of its Subsidiaries: (i) for the period commencing at the Effective Time and ending ninety (90) days thereafter, to maintain for the Company Employees cash compensation levels (to include salary, bonus opportunities, commissions and severance) that in the aggregate are not less favorable to the Company Employees than the overall cash compensation levels (to include salary, bonus opportunities, commissions and severance) maintained for and provided to such Company Employees immediately prior to the Effective Time; and (ii) for the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, to maintain for any Company Employee benefits that are comparable to the benefits provided to similarly situated employees of Parent; provided, however, that this clause (ii) shall not restrict Parent’s ability to modify the benefits provided to its employees from time to time.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained by Parent, its Subsidiaries or the Surviving Corporation in which Company Employees are eligible to participate for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the corresponding Company Plan immediately prior to the Effective Time. With respect to each Parent Plan that is an employee “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with the terms of the applicable Company Plan, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(d) Subject to the last sentence of this Section 5.8(d), at the request of Parent and at least one (1) day prior to the Effective Time, the Company and each Subsidiary of the Company shall take all actions necessary to terminate each Qualified Plan. If a Qualified Plan is terminated in accordance with this provision, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Company and each Subsidiary of the Company agree to take no action to merge any of their Qualified Plans, transfer the assets of any of their Qualified Plans or terminate any of their Qualified Plans, except as otherwise provided in this Section 5.8(d) following the execution of this Agreement without the consent of Parent. Parent agrees to see to the liquidation of any such terminated plan as soon as reasonably practicable. If the Company is requested to terminate participation in the tax-qualified defined contribution retirement plan designated by the Company (the “Company 401(k) Plan”) in accordance with this Section 5.8(d), (i) after such request Parent and the Company shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Company Employee who was participating in the Company 401(k) Plan immediately prior to the Effective Time to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan unless doing so could, in Parent’s reasonable determination, jeopardize the tax-qualified status of the Parent 401(k) Plan; and (ii) each such Company Employee otherwise eligible to become a participant in the Parent 401(k) Plan (giving effect to the service crediting provisions of Section 5.8(b)) shall be permitted to commence participation as soon as practicable on or after the Closing Date, it being agreed that any gap in the ability for such Company Employees to participate in a tax-qualified defined contribution plan shall be minimized.

(e) Nothing contained in this Section 5.8 express or implied, shall (i) confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries any right to continue in the employ or service of Parent, the Company or any of their respective Subsidiaries, interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any of their respective Subsidiaries to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries at any time for any reason whatsoever, with or without cause, or be construed as requiring Parent, the Surviving Corporation or any of their respective Subsidiaries to continue to employ any Company Employee for any period of time after the Effective Time, (ii) be deemed to establish, amend or modify any Company Plan or Parent Plan or (iii) be deemed to alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to establish, amend, modify or terminate any Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement after the Effective Time. The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and nothing contained herein, express or implied, shall create any third party beneficiary or other rights in any other Person, including any Company Employee.

Section 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, including following an Adverse Recommendation Change, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Notification of Certain Matters.

(a) The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, or (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (ii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (ii) of the first sentence of this Section 5.10, Parent’s or the Company’s compliance or failure of compliance with this Section 5.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.2(b) or Section 6.3(b), as applicable, shall have been satisfied.

(b) Parent and its Representatives shall give prompt (but no later than one (1) Business Day) notice to the Company, and the Company and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Parent, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any Subsidiary of Parent or any Subsidiary of the Company, respectively, or any of their respective directors or officers that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and its Representatives shall give Parent the opportunity to participate in (but not control) the defense and settlement of any Action against the Company and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall give the Company the opportunity to participate in (but not control) the defense and settlement of any Action against Parent and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and the Company agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present

(as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the same extent that the Company is required to indemnify the applicable Indemnified Party under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent that the Company is required to advance such expenses under applicable Law and the Company Charter and Company Bylaws as at the date hereof; provided, that any Person to whom expenses are advanced provides an affirmation or undertaking, if and only to the extent required by the Washington Act or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time than are presently set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Indemnified Parties.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, and in lieu of the foregoing obligations of Parent, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not purchase a “tail policy” at a cost of more than 300% of the last annual premium of the Company’s directors’ and officers’ liability insurance policy; and provided, further, that in such case, the Company may purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with an opportunity to review and comment on such disclosure).

Section 5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.15 Subsidiary Resignations. The Company shall, if requested by Parent at least ten (10) Business Days before the Closing Date, remove any directors, managers or officers of any of its Subsidiaries (other than any such persons who have been appointed and may be removed only by a Person other than the Company or one of its Subsidiaries), or cause such individuals to resign from such positions, in each case, effective as of the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, ruling, writ, decree or other action issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 and Section 4.11 (the “Parent Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(ii) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(c) (the “Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3, Section 3.22 and Section 3.23 (the “Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2021 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, ruling, writ, decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, ruling, writ, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, ruling, writ, decree or other action in accordance with Section 5.7; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform or to be true (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) prior to obtaining the Company Shareholder Approval, in order to enter into a transaction that is a Superior Proposal, if (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations under Section 5.4 with respect thereto and (C) the Company pays the Parent Expenses due under Section 7.3(c) (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform or to be true (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) prior to obtaining the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.22 and 4.11 (Brokers), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a Willful and Material Breach of any covenant or agreement set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) after the date of this Agreement, an Acquisition Proposal is made directly to the Company’s shareholders or is otherwise publicly disclosed or otherwise communicated in writing to the Company Board, (B) thereafter, this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction in respect of any Acquisition Proposal, which need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same-day funds to the account designated by Parent (1) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i) or (2) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof) in the case of termination by Parent pursuant to Section 7.1(d)(ii). “Termination Fee” means an amount equal to $2,500,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall reimburse Parent, Merger Sub and their respective Affiliates for any and all reasonable and documented costs, fees and expenses (including costs, fees and expenses of financial advisors, outside legal counsel, financing sources, accountants, experts, diligence agents and consultants) actually incurred by Parent, Merger Sub or their respective Affiliates, or on their behalf, in connection with the authorization, preparation, investigation, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, up to a maximum amount of $750,000 (the “Parent Expenses”).

(d) Except in the case of a Willful and Material Breach by the Company, in the event that Parent shall receive the Termination Fee or payment of the Parent Expenses, the receipt of such amount shall be deemed to be liquidated damages for any and all losses suffered by Parent, Merger Sub and their respective Affiliates, or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, or any of their Affiliates, or any other Person shall be entitled to bring or maintain any other Action against the Company or any of their Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Parent acknowledges and agrees that, except in the case of a Willful and Material Breach by the Company, payment of the Termination Fee or payment of the Parent Expenses (as applicable) shall be the sole and exclusive monetary remedy of Parent, Merger Sub and any other Person against the Company or its Affiliates in connection with the transactions contemplated hereby, and, subject to Parent’s and Merger Sub’s right to seek specific performance, injunctive relief or other equitable relief to enforce this Agreement, none of the Company or any of its Affiliates shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub, their respective Affiliates or any other Person relating to or arising out of this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated). For the avoidance of doubt, under no circumstance will the Company be required to pay all or any portion of both the Termination Fee and Parent Expenses.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, obligations or agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Notwithstanding the foregoing, all notices and other communications hereunder shall also be transmitted by e-mail pursuant to the following sentence. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Sonesta International Hotels Corporation

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Jennifer B. Clark

                  Executive Vice President and General Counsel

E-mail: jclark@rmrgroup.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Attention: Laurie A. Grasso

                 Steven M. Haas

E-mail: lgrasso@huntonak.com

             shaas@huntonak.com

(ii) if to Company, to:

Red Lion Hotels Corporation

1550 Market St, suite 425

Denver, CO 80202

Attention: Gary Kohn

E-mail: Gary.Kohn@rlhco.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Sean Griffiths

E-mail: sgriffiths@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act;

(d) “Company Equity Awards” means Company RSUs and Company PSUs.

(e) “Company Stock Plan” means the Company’s 2015 Stock Incentive Plan and 2006 Stock Incentive Plan, each as amended;

(f) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g) “Equity Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement, a copy of which has been delivered to the Company on the date hereof, pursuant to which the party thereto has committed to provide the Equity Financing in the amounts and subject to the terms set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees, expenses and liabilities;

(h) “Equity Financing” means the equity financing pursuant to the Equity Commitment Letter;

(i) “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is, or during the preceding six (6) years was, treated as a single employer under Section 414 of the Code;

(j) “ESPP” means the Company’s 2008 Employee Stock Purchase Plan, as amended;

(k) “FDD” means any franchise disclosure document or statement of material change prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Subsidiary of the Company to any prospective Franchisee in connection with the offer or sale of Franchises;

(l) “Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any, and further includes rights granted by the Company or any of its Subsidiaries to develop or operate a hotel using the Company’s Intellectual Property other than pursuant to Franchise Laws;

(m) “Franchise Agreement” means any written franchise agreement, area development agreement, license agreement or similar arrangement licensing or granting contractual licensing rights with respect to a Franchisee to develop or operate a hotel using the Company’s Intellectual Property;

(n) “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law;

(o) “Franchisee” means any Person, other than the Company or its Affiliates, that is a party to (i) a Franchise Agreement; or (ii) a license agreement or similar arrangement licensing or granting rights to develop or operate a hotel using the Company’s Intellectual Property;

(p) “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436;

(q) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person (as determined in accordance with GAAP), (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person under securitization instruments or factoring arrangements, (vi) all liabilities for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any “earn-out” or similar payments (contingent or otherwise) for past acquisitions, (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(r) “Information Security Incident” means any (i) material accidental or unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of the Company’s or its Subsidiaries’ information, or (ii) material compromise to the security, confidentiality, integrity or availability of IT Assets;

(s) “IT Assets” means all computers, computing hardware, platforms, software, software services, firmware, systems, middleware, network, computer or operating systems, information technology devices, servers, facilities, workstations, routers, hubs, switches, data websites, communications lines, file servers, printers and all other information technology infrastructure, equipment or systems owned, leased or controlled by the Company or its Subsidiaries;

(t) “knowledge” of the Company means the actual knowledge of, and such knowledge that would be obtained after reasonable inquiry by, the individuals listed on Section 8.3(t) of the Company Disclosure Letter;

(u) “Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic conditions or financial markets, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (4) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (7) the announcement of this Agreement and the transactions contemplated hereby, (8) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (9) any actions taken (or omitted to be taken) at the written request of Parent; provided, that in the cases of each of clauses (1), (2), (3) and (6) above, such event, change, occurrence or effect may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that it has had a material, adverse and disproportionate effect on the Company and its Subsidiaries relative to other companies operating in any industry in which the Company and its Subsidiaries operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger;

(v) “Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges (A) not yet delinquent (or which may be paid without interest or penalties) or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmens’, warehousemans’, landlords’, carriers’, workers’, repairers’ and similar Liens granted, arising or incurred in the ordinary course of business for which adequate reserves have been established in accordance with GAAP or the amount or validity of which is being contested in good faith by appropriate proceedings in the ordinary course of business; (iii) zoning, building code, entitlement and other land use and Environmental Laws by any Governmental Entity and that would not, individually or in the aggregate, reasonably be likely to materially impair the value, current occupancy or current use of a Person’s leased or owned real property; (iv) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; (v) recorded easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any real property that do not materially impair the value or current use and operation of the affected real property; (vi) title of a lessor under a capital or operating lease; (vii) matters which would be disclosed by an inspection, a current title commitment, or accurate survey of a parcel of real property that would not, individually or in the aggregate, reasonably be likely to materially impair the value, current occupancy or current use of a Person’s leased or owned real property; and (viii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation;

(w) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(x) “Personal Information” means information relating to an identified or identifiable natural person, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household;

(y) “Privacy Commitments” means all material representations, statements, obligations or commitments that Company or any of its Subsidiaries has made or entered into with respect to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including all (i) policies, notices, statements or similar disclosures published or otherwise made publicly available by the Company or any of its Subsidiaries; (ii) internal policies, procedures or standards of the Company or any of its Subsidiaries; and (iii) agreements, contracts, licenses or other similar instruments or obligations to which the Company or any of its Subsidiaries is a party;

(z) “Privacy Laws” means all applicable Laws relating in any way to the privacy, confidentiality, protection or security of Personal Information or IT Assets, including (i) the California Consumer Privacy Act of 2018, Cal. Civil Code § 1798.100 et seq., and its implementing regulations; (ii) the EU General Data Protection Regulation 2016/679 and any implementing or supplementing Laws; (2) the EU Directive 2002/58/EC; and (iii) any and all other applicable Laws regulating data protection, financial privacy, website or online service operators, biometric identifiers or biometric data, consumer reports, data breach notification, information security safeguards, secure disposal of records, use of online cookies or other tracking mechanisms, or the transmission of marketing or commercial messages through any means, including via email, text message or any other means. Privacy Laws also include the Payment Card Industry Data Security Standard and any other applicable security standards, requirements or assessment procedures published by PCI Security Standards Council in connection with a PCI Security Standards Council program;

(aa) “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator;

(bb) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives, in each case, acting in such capacity;

(cc) “RL Venture” means RL Venture, LLC, a Delaware limited liability company;

(dd) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that (i) RL Venture and the Former Joint Ventures (collectively, the “Joint Ventures”), and their respective Subsidiaries, shall each be deemed to be a Subsidiary of the Company under this Agreement unless the Company and its Subsidiaries cease to own any equity interests in a Joint Venture and (ii) notwithstanding anything to the contrary herein, the Company makes no (A) representation or warranty in this Agreement with respect to any third party equity holder of the Joint Ventures or the Joint Venture securities held by such Person or (B) covenant or agreement regarding the actions any such third party equity holder may take after the date hereof (except to the extent that any such actions require the consent or otherwise are within the control of the Company or one of its Subsidiaries).

(ee) “Willful and Material Breach” means a material breach that is a consequence of a deliberate and intentional act or failure to act (including a failure to cure) by a party under this Agreement, in each case with the conscious awareness and knowledge by such party that the taking of such act or failure to take such act will cause a material breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest.

(a) This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (i) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (ii) prior to the Effective Time, for the right of the Company to pursue claims for damages on behalf of holders of Shares (including damages based on loss of the economic benefits of the transaction, including the loss of premium, to Company shareholders) and other relief (including equitable relief)

for any breach of this Agreement by Parent or Merger Sub, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II and (iv) from and after the Effective Time, the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. The rights granted pursuant to this Section 8.6(a) (other than pursuant to clauses (iii) and (iv)) shall only be enforceable on behalf of Company shareholders by the Company in its sole and absolute discretion, as agent for the Company shareholders, it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (y) distributed, in whole or in part, by the Company to the holders of record Shares as of any date determined by the Company or (z) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. Except to the extent the Laws of the State of Washington are mandatorily applicable to the Merger (including under the Washington Act) and any other transactions contemplated by this Agreement, this Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, provided, that matters related to (A) the Washington Act contained in Article I, Article II, Article III and Article IV, including matters relating to the filing of the Articles of Merger and the effects of the Merger and (B) the fiduciary duties of the Company Board shall be governed by the Laws of the State of Washington.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction over any such legal action or proceeding. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void ab initio; provided, however, that Parent may assign any or all of its rights and obligations hereunder to one or more of its Affiliates without the prior written consent of the other parties, in which case Parent shall promptly notify the Company of such assignment and the identity of such assignee and nonetheless shall remain responsible for the performance of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6(a)), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.17.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONESTA INTERNATIONAL HOTELS CORPORATION

By:	/s/ Carlos R. Flores
Name: Carlos R. Flores
Title: President and Chief Executive Officer

ROAR MERGER SUB INC.

By:	/s/ Carlos R. Flores
Name: Carlos R. Flores
Title: President

[Signature Page to Agreement and Plan of Merger]

RED LION HOTELS CORPORATION

By:	/s/ Gary Kohn
Name: Gary Kohn
Title: Executive Vice President
Chief Financial Officer & Treasurer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

December 30, 2020

The Board of Directors

Red Lion Hotels Corporation

1550 Market Street, Suite 425

Denver, CO 80202

Members of the Board:

We understand that Red Lion Hotels Corporation (the “Company”), Sonesta International Hotels Corporation (“Parent”), and Roar Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by Parent, Merger Sub or any wholly-owned subsidiary of the Company, all of which shares will be canceled, or as to which dissenters’ rights have been properly demanded, will be converted into the right to receive $3.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated December 30, 2020 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)

reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant; and

(vi)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of shares of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of Company Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by the holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

ANNEX C

CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS

Sections

23B.13.010        Definitions

23B.13.020        Right to dissent

23B.13.030        Dissent by nominees and beneficial owners

23B.13.200        Notice of dissenters’ rights

23B.13.210        Notice of intent to demand payment

23B.13.220        Dissenters’ rights—Notice

23B.13.230        Duty to demand payment

23B.13.240        Share restrictions

23B.13.250        Payment

23B.13.260        Failure to take corporate action

23B.13.270        After-acquired shares

23B.13.280        Procedure if shareholder dissatisfied with payment or offer

23B.13.300        Court action

23B.13.310        Court costs and counsel fees

RCW 23B.13.010

Definitions.

As used in this chapter:

“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 236.13.020 and who exercises that right when and in the manner required by RCW 236.13.200 through 236.13.280.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

RCW 23B.13.020

Right to dissent.

(1)    A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

A sale, lease, exchange, or other disposition, which has become effective, of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale, lease, exchange, or other disposition, including a disposition in dissolution, but not including a disposition pursuant to court order or a disposition for cash pursuant to a plan by which all or substantially all of the net proceeds of the disposition will be distributed to the shareholders within one year after the date of the disposition;

An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation;

Any action described in RCW 23B.25.120;

Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

The proposed corporate action is abandoned or rescinded;

A court having jurisdiction permanently enjoins or sets aside the corporate action; or

The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2017 c 28 § 14; 2014 c 83 § 15; 2013 c 97 § 1. Prior: 2009 c 189 § 41; 2009 c 188 § 1404; 2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

NOTES:

Effective date—2009 c 188: See note following RCW 23B.11.080

RCW 23B.13.030

Dissent by nominees and beneficial owners.

(1)    A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

The beneficial shareholder delivers to the corporation the record shareholder’s executed written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2020 c 57 § 68; 2002 c 297 § 35; 1989 c 165 § 142.]

RCW 23B.13.200

Notice of dissenters’ rights.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040 (1)(b) and the notice described in RCW 23B.07.040 (3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

[2009 c 189 § 42; 2002 c 297 § 36; 1989 c 165 § 143.]

RCW 23B.13.210

Notice of intent to demand payment.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2020 c 57 § 69; 2009 c 189 § 43; 2002 c 297 § 37; 1989 c 165 § 144.]

RCW 23B.13.220

Dissenters’ rights—Notice.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210 (1) a notice in compliance with subsection (5) of this section.

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040 (3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210 (2) shall comply with subsection (5) of this section.

In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020 (1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (5) of this section.

In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020 (1)(d) that, pursuant to RCW 23B.10.020 (4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020 (1)(d) a notice in compliance with subsection (5) of this section.

Any notice under subsection (1), (2), (3), or (4) of this section must:

State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), or (4) of this section is delivered; and

Be accompanied by a copy of this chapter.

[2013 c 97 § 2; 2009 c 189 § 44; 2002 c 297 § 38; 1989 c 165 § 145.]

RCW 23B.13.230

Duty to demand payment.

(1)    A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220 (5)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2013 c 97 § 3; 2002 c 297 § 39; 1989 c 165 § 146.]

RCW 23B.13.240

Share restrictions.

(1)    The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[2009 c 189 § 45; 1989 c 165 § 147.]

RCW 23B.13.250

Payment.

(1)    Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

The payment must be accompanied by:

The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

An explanation of how the corporation estimated the fair value of the shares;

An explanation of how the interest was calculated;

A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

A copy of this chapter.

[1989 c 165 § 148.]

RCW 23B.13.260

Failure to take corporate action.

(1)    If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must deliver a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[2020 c 57 § 70; 2009 c 189 § 46; 1989 c 165 § 149.]

RCW 23B.13.270

After-acquired shares.

(1)    A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall deliver with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[2020 c 57 § 71; 2009 c 189 § 47; 1989 c 165 § 150.]

RCW 23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1)    A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2009 c 189 § 48; 2002 c 297 § 40; 1989 c 165 § 151.]

RCW 23B.13.300

Court action.

(1)    If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

RCW 23B.13.310

Court costs and counsel fees.

(1)    The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

PRELIMINARY COPY – SUBJECT TO COMPLETION

[FORM OF PROXY CARD]

Red Lion Hotels Corporation (the “Company”)

Proxy Card for Special Meeting of Shareholders (“the special meeting”)

Scheduled for [●], 2021

THIS PROXY SOLICITATION IS BEING MADE BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING

The shareholder(s) hereby appoint(s) Gary Kohn and John J. Russell, Jr., as proxies, each of them individually and with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on this ballot all of the share of common stock of RED LION HOTELS CORPORATION that the shareholder(s) is/are entitled to vote at the special meeting of shareholders to be held virtually at [●], Mountain Time, 2021, via live webcast on [●], and any adjournment, continuation or postponement thereof.

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on [●], 2021. Have your proxy card in hand when you access the instructions to obtain your records and to create an electronic voting instructions form.

VOTE BY PHONE – [●]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on [●], 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [●],

We recommend that you vote “FOR” each of the three proposals below:

PROPOSAL NO. 1 – proposal to approve the Agreement and Plan of Merger, dated as of December 30, 2020, among the Company, Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), and Roar Merger Sub Inc., a newly formed Washington corporation and a wholly owned subsidiary of Parent (“merger sub”) (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”)

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO. 2 – proposal to approve, on a non-binding advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (such proposal, the “non-binding named executive officer merger-related compensation proposal”)

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO. 3 – proposal to approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”)

FOR	AGAINST	ABSTAIN
☐	☐	☐

IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU ARE A SHAREHOLDER OF RECORD AND YOU SIGN, DATE AND MAIL YOUR PROXY CARD OR OTHERWISE SUBMIT YOUR PROXY WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT PROPOSAL, “FOR” THE APPROVAL OF THE NON-BINDING NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL. THE FAILURE TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT PROPOSAL.

PLEASE SIGN AND DATE ON THE REVERSE SIDE

AT THIS TIME, WE KNOW OF NO OTHER MATTERS THAT WILL BE BROUGHT BEFORE THE SPECIAL MEETING. SHOULD OTHER MATTERS PROPERLY BE BROUGHT BEFORE THE SPECIAL MEETING, INCLUDING ANY PROCEDURAL MATTERS, THIS PROXY CARD WILL GIVE THE PROXY NAMED HEREIN DISCRETIONARY AUTHORITY TO VOTE ON ALL SUCH OTHER MATTERS AND ON ALL MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING TO THE MAXIMUM EXTENT THAT THEY ARE PERMITTED TO DO SO BY APPLICABLE LAW.

FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:

Signature:

Signature (if held jointly):

Title(s):

Please sign exactly as name appears on share certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign and date. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.